    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996

                                                      REGISTRATION NO. 333-08453
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               INGRAM MICRO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          5045                         62-1644402
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            1600 E. ST. ANDREW PLACE
                              SANTA ANA, CA 92705
                                 (714) 566-1000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                          JAMES E. ANDERSON, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               INGRAM MICRO INC.
                            1600 E. ST. ANDREW PLACE
                              SANTA ANA, CA 92705
                                 (714) 566-1000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           WINTHROP B. CONRAD, JR., ESQ.                         LARRY W. SONSINI, ESQ.
               DAVIS POLK & WARDWELL                        WILSON SONSINI GOODRICH & ROSATI
               450 LEXINGTON AVENUE                                650 PAGE MILL ROAD
             NEW YORK, NEW YORK 10017                          PALO ALTO, CALIFORNIA 94304
                  (212) 450-4000                                     (415) 493-9300

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains three forms of prospectus. Two forms of prospectus will be used by the Underwriters in connection with offerings of Common Stock: (i) one to be used in connection with an offering by the U.S. Underwriters in the United States and Canada (the "U.S. Prospectus") and (ii) the other to be used in connection with a concurrent offering by the International Underwriters outside of the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except for the front cover page of the International Prospectus, which is included herein after the final page of the U.S. Prospectus and is labeled "Alternate Page for International Prospectus." The third form of prospectus (the "Company Prospectus") will be used in connection with an offering of 200,000 shares of Common Stock directly by the Company to Mr. Jerre L. Stead, the Company's Chief Executive Officer and Chairman of the Board of Directors. The Company Prospectus is identical in all respects to the U.S. Prospectus except for (i) the front cover page of the Company Prospectus, which is included herein after the front cover page of the International Prospectus and is labeled "Alternate Page for Company Prospectus," and (ii) the fact that the information in "Underwriters" is not applicable to purchases pursuant to the Company Prospectus. Final forms of each of the Prospectuses will be filed with the Securities and Exchange Commission under Rule 424(b).

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued October 30, 1996


                               20,000,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK

                          ---------------------------


OF THE 20,000,000 SHARES OF CLASS A COMMON STOCK (THE "COMMON STOCK") OFFERED HEREBY, 16,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND
 CANADA BY THE U.S. UNDERWRITERS, AND 4,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL
  UNDERWRITERS. SEE "UNDERWRITERS." UP TO 2,300,000 OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING RESERVED FOR SALE TO CERTAIN INDIVIDUALS
    AND INGRAM INDUSTRIES INC. SEE "EMPLOYEE AND PRIORITY OFFERS." ALL SUCH SHARES ARE BEING OFFERED ON THE SAME TERMS AND CONDITIONS AS THE SHARES
     BEING OFFERED TO THE PUBLIC GENERALLY, AND ANY PURCHASERS OF SUCH
     SHARES WHO ARE AFFILIATES OF THE COMPANY WILL REPRESENT THAT ANY
      PURCHASES ARE BEING MADE FOR INVESTMENT PURPOSES ONLY. ALL OF THE
      SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING ISSUED AND SOLD BY
       THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
        MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
        ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
       $17 AND $19 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC
         OFFERING PRICE. THE COMPANY HAS TWO CLASSES OF AUTHORIZED
         COMMON STOCK, THE COMMON STOCK OFFERED HEREBY AND THE CLASS B
         COMMON STOCK (THE "CLASS B COMMON STOCK," AND COLLECTIVELY
         WITH THE COMMON STOCK, THE "COMMON EQUITY"). THE RIGHTS OF
           HOLDERS OF COMMON STOCK AND CLASS B COMMON STOCK ARE
           IDENTICAL EXCEPT FOR VOTING AND CONVERSION RIGHTS AND
           RESTRICTIONS ON TRANSFERABILITY. HOLDERS OF THE COMMON
           STOCK ARE ENTITLED TO ONE VOTE PER SHARE, AND HOLDERS OF
             THE CLASS B COMMON STOCK ARE ENTITLED TO TEN VOTES
              PER SHARE ON MOST MATTERS SUBJECT TO STOCKHOLDER
              VOTE. UPON THE CLOSING OF THIS OFFERING, THE INGRAM
               FAMILY STOCKHOLDERS (AS DEFINED HEREIN) WILL HAVE
               APPROXIMATELY 80.8% OF THE COMBINED VOTING POWER
                OF THE COMMON EQUITY (80.5% IF THE U.S.
                UNDERWRITERS EXERCISE THEIR OVER-ALLOTMENT
                 OPTION IN FULL). THE COMMON STOCK HAS BEEN
                 APPROVED FOR LISTING, SUBJECT TO OFFICIAL
                  NOTICE OF ISSUANCE, ON THE NEW YORK STOCK
                  EXCHANGE UNDER THE SYMBOL "IM."


                          ---------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN
                      RISKS ASSOCIATED WITH THIS OFFERING.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

                           PRICE $            A SHARE

                          ---------------------------

                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC           COMMISSIONS(1)         COMPANY(2)
                                                  ---------         --------------         -----------
Per Share..............................             $                    $                    $
Total(3)...............................          $                    $                    $

------------
   (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   (2) Before deducting expenses payable by the Company estimated at $1,400,000.

   (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,000,000 additional Shares at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, and proceeds to
       Company will be $        , $        and $        , respectively. See
       "Underwriters."

                          ---------------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about            , 1996
at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                          ---------------------------

MORGAN STANLEY & CO.
         Incorporated

               THE ROBINSON-HUMPHREY COMPANY, INC.

                               ALEX. BROWN & SONS
                                   INCORPORATED

                                           HAMBRECHT & QUIST

                                                     J.C. BRADFORD & CO.
              , 1996

INGRAM

MICRO                              LEADING THE WAY IN WORLDWIDE DISTRIBUTION(TM)
LOGO

   SUPPLYING OVER 36,000 PRODUCTS
    FROM 1,100 VENDORS WORLDWIDE

     [LOGOS OF VARIOUS VENDORS]

   PCS, PERIPHERALS, WORKSTATIONS

     [LOGOS OF VARIOUS VENDORS]

              SOFTWARE

     [LOGOS OF VARIOUS VENDORS]

             NETWORKING

                                                   WORLDWIDE PRESENCE

                                               CUSTOMERS IN 120 COUNTRIES

                                                    [FACILITIES MAP]

                                                 SUPERIOR EXECUTION AND
                                                  VALUE-ADDED SERVICES

                                                    LOGISTICS                     BANKING
                                                    - Warehousing                 - Credit
                                                    - Order Fulfillment           - Financing Programs
                                                    - Product Tracking            COST-EFFICIENT
                                                    - Bullet-Proof Shipping       SALES & SERVICES
                                                    - Configuration               - Telesales
                                                    - Labeling                    - Field Sales
                                                    - Returns                     - Customer Service
                                                    - Forecasting                 - Marketing

                                                    PRODUCT KNOWLEDGE

                                                    - Cross-Platform              - Customer Information
                                                      Technical Support             Systems
                                                    - Technical Training

                             OVER 100,000 RESELLER
                         CUSTOMERS IN 3 MARKET SECTORS

                               - Commercial
                                - Corporate Resellers
                                - Dealer Affiliates
                                - Direct Marketers

                               - VAR
                                - Systems Integrators
                                - Application VARs
                                - OEMs
                                - Government/Education Resellers

                               - Consumer
                                - Computer Superstores
                                - Office Product Superstores
                                - Mass Merchants
                                - Consumer Electronics Stores
                                - Warehouse Clubs

            IMPULSE

          WORLD CLASS
      INFORMATION SYSTEMS

     COMPETITIVE ADVANTAGE
       THROUGH REAL-TIME
     WORLDWIDE INFORMATION
     ACCESS AND PROCESSING

- 12 million on-line transactions per day
- 26,000 orders per day
- 37,000 shipments per day

                                    [GLOBE]

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL            , 1996 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

     For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   5
The Company............................  15
Use of Proceeds........................  17
Dividend Policy........................  17
Capitalization.........................  18
Dilution...............................  19
Selected Consolidated Financial Data...  20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  21
Business...............................  31
Management.............................  49

                                        PAGE
                                        ----
Employee and Priority Offers...........  60
Certain Transactions...................  61
The Split-Off and the Reorganization...  62
Principal Stockholders.................  67
Description of Capital Stock...........  68
Shares Eligible for Future Sale........  72
Certain U.S. Federal Income Tax
  Considerations.......................  74
Underwriters...........................  76
Legal Matters..........................  79
Experts................................  79
Additional Information.................  80
Index to Consolidated Financial
  Statements........................... F-1

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     Ingram Micro and the Ingram Micro logo are registered trademarks of the Company. Ingram Alliance, IMpulse, "Leading the Way in Worldwide Distribution," and "Partnership America" are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.
                            ------------------------

     Unless the context otherwise requires, the "Company" or "Ingram Micro" refers to Ingram Micro Inc., a Delaware corporation, and its consolidated subsidiaries. In addition, unless otherwise indicated, all information in this Prospectus assumes (i) the occurrence of the Split-Off (as defined herein) immediately prior to the closing of this offering, (ii) the purchase of 200,000 shares in the Company Offering (as defined herein), and (iii) no exercise of the U.S. Underwriters' over-allotment option. See "Underwriters." The fiscal year of the Company is a 52- or 53-week period ending on the Saturday nearest to December 31. Unless the context otherwise requires, references in this Prospectus to "1991," "1992," "1993," "1994," and "1995" represent the fiscal years ended December 28, 1991 (52 weeks), January 2, 1993 (53 weeks), January 1, 1994 (52 weeks), December 31, 1994 (52 weeks), and December 30, 1995 (52 weeks), respectively. The Company's next 53-week fiscal year will be fiscal year 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Ingram Micro is the leading wholesale distributor of microcomputer products worldwide. The Company markets microcomputer hardware, networking equipment, and software products to more than 100,000 reseller customers in approximately 120 countries worldwide. Ingram Micro distributes microcomputer products through warehouses in eight strategic locations in the continental United States and 22 international warehouses located in Canada, Mexico, most countries of the European Union, Norway, Malaysia, and Singapore. The Company believes that it is the market share leader in the United States, Canada, and Mexico, and the second largest full-line distributor in Europe. In 1995, approximately 31% of the Company's net sales were derived from operations outside the United States. Ingram Micro offers one-stop shopping to its reseller customers by providing a comprehensive inventory of more than 36,000 products from over 1,100 suppliers, including most of the microcomputer industry's leading hardware manufacturers, networking equipment suppliers, and software publishers. The Company's suppliers include Apple Computer, Cisco Systems, Compaq Computer, Creative Labs, Hewlett-Packard, IBM, Intel, Microsoft, NEC, Novell, Quantum, Seagate, 3Com, Toshiba, and U.S. Robotics.

     The Company conducts business with most of the leading resellers of microcomputer products around the world, including, in the United States, AmeriData, CDW Computer Centers, CompuCom, CompUSA, Computer City, Electronic Data Systems, En Pointe Technologies, Entex Information Services, Micro Warehouse, Sam's Club, Staples, and Vanstar. The Company's international reseller customers include Complet Data A/S, Consultores en Diagnostico Organizacional y de Sistemas, DSG Retail Ltd., 06 Software Centre Europe, B.V., GE Capital Technologies, Jump Ordenadores, Maxima S.A., Norsk Datasenter, Owell Svenska AB, SNI Siemens Nixdorf Infosys AG, and TC Sistema SPA.

     The Company has grown rapidly over the past five years, with net sales and net income increasing to $8.6 billion and $84.3 million, respectively, in 1995 from $2.0 billion and $30.2 million, respectively, in 1991, representing compound annual growth rates of 43.8% and 29.3%, respectively. The Company's growth during this period reflects substantial expansion of its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, and the establishment of Ingram Alliance Reseller Company ("Ingram Alliance"), the Company's master reseller business launched in late 1994, as well as the successful integration of ten acquisitions worldwide. Because of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. In addition, the Company is highly leveraged and has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business.

     The Company is currently a subsidiary of Ingram Industries Inc. ("Ingram Industries"). Immediately prior to the closing of this offering, Ingram Industries will consummate the Split-Off (as defined herein), and all information in this Prospectus assumes the occurrence of the Split-Off at such time. See "The Company" and "The Split-Off and the Reorganization." The consummation of the Split-Off is a non-waiveable condition to the closing of this offering.

                                  THE OFFERING

Common Stock offered(1):
  U.S. Offering...................................  16,000,000 Shares
  International Offering..........................  4,000,000 Shares
  Company Offering(2).............................  200,000 Shares
    Total.........................................  20,200,000 Shares
Common Equity to be outstanding after this
  offering(1)(3):
  Common Stock....................................  20,200,000 Shares
  Class B Common Stock(4).........................  109,813,762 Shares
    Total.........................................  130,013,762 Shares
Voting rights:
  Common Stock....................................  One vote per share
  Class B Common Stock............................  Ten votes per share
Use of proceeds...................................  To repay certain outstanding indebtedness. See
                                                    "Use of Proceeds."
NYSE Symbol.......................................  IM

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                            THIRTY-NINE WEEKS ENDED
                                                      FISCAL YEAR                        -----------------------------
                                  ----------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 28,
                                    1991       1992       1993       1994       1995         1995            1996
                                  --------   --------   --------   --------   --------   -------------   -------------
INCOME STATEMENT DATA:
Net sales.......................  $2,016.6   $2,731.3   $4,044.2   $5,830.2   $8,616.9     $ 6,070.7       $ 8,474.7
Gross profit....................     185.4      227.6      329.6      439.0      605.7         422.5           574.5
Income from operations..........      67.6       68.9      103.0      140.3      186.9         123.9           175.9(5)
Net income(6)...................      30.2       31.0       50.4       63.3       84.3          56.3            77.6(5)
Earnings per share..............      0.25       0.26       0.41       0.52       0.69          0.46            0.64(5)
Weighted average common shares
  outstanding(7)................     121.4      121.4      121.4      121.4      121.4         121.4           121.7



                                                                        SEPTEMBER 28, 1996
                                                            -------------------------------------------
                                                                             AS            AS FURTHER
                                                             ACTUAL      ADJUSTED(8)     ADJUSTED(8)(9)
                                                            --------     -----------     --------------
BALANCE SHEET DATA:
Working capital...........................................  $  828.1      $   668.1         $  654.6
Total assets..............................................   2,843.7        2,706.3          2,706.3
Total debt(10)............................................     625.0          487.6            145.2
Stockholders' equity......................................     366.0          366.0            695.0


---------------
 (1) Assumes no exercise of the U.S. Underwriters' over-allotment option.


 (2) The Company is offering 200,000 shares of Common Stock to its Chief Executive Officer, Jerre L. Stead, at the initial public offering price set forth on the cover page of this Prospectus (the "Company Offering"). Such shares will be sold directly by the Company, with no underwriting discounts or commission payable thereon. As used herein, the term "Combined Offering" includes both the Company Offering and the underwritten initial public offering. See "Management -- Employment Agreements" and "Employee and Priority Offers -- Employee Directed Offer."


 (3) See "Principal Stockholders." Excludes approximately 21,000,000 shares of Common Equity issuable in connection with outstanding stock options. See "Management -- 1996 Plan -- Options" and "-- Rollover Plan; Incentive Stock Units."

 (4) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Common Stock. In addition, the Class B Common Stock will be automatically converted into Common Stock upon the occurrence of certain events. See "Description of Capital Stock."

 (5) Reflects a non-cash compensation charge of $8.9 million ($5.4 million, or $0.04 per share, net of tax) in connection with the granting of the Rollover Stock Options (as defined herein). See "The Split-Off and the Reorganization -- The Split-Off" and Note 11 of Notes to Consolidated Financial Statements.
 (6) The 1992 results reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109").

 (7) See Note 2 of Notes to Consolidated Financial Statements.

 (8) As adjusted to reflect (i) the assumption by the Company of the accounts receivable securitization program of Ingram Industries in partial satisfaction of amounts due to Ingram Industries (resulting in a $160.0 million decrease in each of working capital and total debt) and (ii) approximately $22.6 million of indebtedness to be incurred by the Company in connection with the acquisition of certain facilities currently utilized by the Company, as if such transactions had occurred on September 28, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."


 (9) As further adjusted to give effect to the issuance of the Common Stock offered by the Company in the Combined Offering, the repayment of certain indebtedness with the estimated net proceeds therefrom, and the estimated additional $13.4 million non-cash compensation charge related to certain Rollover Stock Options (as defined herein). See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


(10) Includes long-term debt, current maturities of long-term debt, and amounts due to Ingram Industries.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

     Intense Competition. The Company operates in a highly competitive environment, both in the United States and internationally. The microcomputer products distribution industry is characterized by intense competition, based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. The Company's competitors include regional, national, and international wholesale distributors, as well as hardware manufacturers, networking equipment manufacturers, and software publishers that sell directly to resellers and large resellers who resell to other resellers. There can be no assurance that the Company will not lose market share in the United States or in international markets, or that it will not be forced in the future to reduce its prices in response to the actions of its competitors and thereby experience a further reduction in its gross margins. See "-- Narrow Margins" and "Business -- Competition."

     The Company entered the "aggregator" or "master reseller" business by launching Ingram Alliance in late 1994. See "Business -- Ingram Alliance." The Company competes with other master resellers, which sell to groups of affiliated franchisees and third-party dealers. Many of the Company's competitors in the master reseller business are more experienced and have more established contacts with affiliated resellers, third-party dealers, or suppliers, which may provide them with a competitive advantage over the Company.

     The Company is constantly seeking to expand its business into areas closely related to its core microcomputer products distribution business. As the Company enters new business areas, it may encounter increased competition from current competitors and/or from new competitors, some of which may be current customers of the Company. For example, the Company intends to distribute media in the new digital video disc format and may compete with traditional music and printed media distributors. In addition, certain services the Company provides may directly compete with those provided by the Company's reseller customers. There can be no assurance that increased competition and adverse reaction from customers resulting from the Company's expansion into new business areas will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Business -- The Industry" and "-- Competition."

     Narrow Margins. As a result of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. See "-- Intense Competition." These narrow margins magnify the impact on operating results of variations in operating costs. The Company's gross margins have declined from 8.1% for 1993 to 6.8% for the thirty-nine weeks ended September 28, 1996. The Company receives purchase discounts from suppliers based on a number of factors, including sales or purchase volume and breadth of customers. These purchase discounts directly affect gross margins. Because many purchase discounts from suppliers are based on percentage increases in sales of products, it may become more difficult for the Company to achieve the percentage growth in sales required for larger discounts due to the current size of the Company's revenue base. The Company's gross margins have been further reduced by the Company's entry into the master reseller business through Ingram Alliance, which has lower gross margins than the Company's traditional wholesale distribution business. See "-- Risks Associated with Ingram Alliance" and "Business -- Ingram Alliance." The Company has taken a number of steps intended to address the challenges of declining gross margins, particularly by continually improving and enhancing its information systems and implementing procedures and systems designed to provide greater warehousing efficiencies and greater accuracy in shipping. However, there can be no assurance that these steps will prevent gross margins from continuing to decline. If the Company's gross margins continue to decline, the Company will be required to reduce operating expenses as a percentage of net sales further in order to maintain or increase its operating margins. While the Company will continue to explore ways to improve gross margins and reduce operating expenses as a percentage of net sales, there can be no assurance that the Company will be successful in such efforts or that the Company's margins will not decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Fluctuations in Quarterly Results. The Company's quarterly net sales and operating results have varied significantly in the past and will likely continue to do so in the future as a result of seasonal variations in the demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations, and general economic conditions. The Company's narrow margins may magnify the impact of these factors on the Company's operating results.

     Specific historical seasonal variations in the Company's operating results have included a reduction of demand in Europe during the summer months, increased Canadian government purchasing in the first quarter, and pre-holiday stocking in the retail channel during the September to November period. In addition, as was the case with the introduction of Microsoft Windows 95 in August 1995, the product cycle of major products may materially impact the Company's business, financial condition, or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Data; Seasonality." Changes in supplier supported programs may also have a material impact on the Company's quarterly net sales and operating results. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, the Company's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Common Stock would be materially adversely affected.


     Capital Intensive Nature of Business; High Degree of Leverage. The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company is highly leveraged and has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business. At December 30, 1995 and September 28, 1996, the Company's total debt was $850.5 million and $625.0 million, respectively, and represented 73.6% and 63.0%, respectively, of the Company's total capitalization. Pro forma for the Combined Offering, the application of the estimated net proceeds therefrom, and the incurrence of approximately $22.6 million of indebtedness in connection with the acquisition of certain facilities currently utilized by the Company, as of September 28, 1996, the Company's total debt would have been $145.2 million and would have represented 17.3% of the Company's total capitalization ($94.2 million and 11.2% assuming the U.S. Underwriters' over-allotment option is exercised in full). See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In order to continue its expansion, the Company will need additional financing, including debt financing, which may or may not be available on terms acceptable to the Company, or at all. The Company expects that the ratio of total debt to total capitalization will likely increase over time. While a portion of the Company's historical financing needs has been satisfied through internally generated funds and trade creditors, a substantial amount has come from intercompany borrowings under debt facilities and an accounts receivable securitization facility maintained by Ingram Industries. No assurance can be given that the Company will continue to be able to borrow in adequate amounts for these or other purposes on terms acceptable to the Company, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.


     The Company has a commitment from NationsBank of Texas N.A. and The Bank of Nova Scotia providing for a $1 billion credit facility (the "Credit Facility") with a syndicate of lenders, for whom such banks will act as Agents, and the Company expects to enter into a formal agreement prior to the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Concurrently with the Split-Off, the Company intends to use borrowings under the Credit Facility to repay (i) intercompany indebtedness in partial satisfaction of amounts due to Ingram Industries (the Company is assuming Ingram Industries' accounts receivable securitization program in satisfaction of the remaining amounts due to Ingram Industries) and (ii) outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries, as participants in Ingram Industries' existing unsecured credit facility, which will terminate concurrently with the closing of this offering. The net proceeds from the Combined Offering will be used to repay a portion of the borrowings under the Credit Facility. See "Use of Proceeds." The Company's ability in the future to satisfy its debt obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business, and other factors, including factors beyond the Company's control. See "-- Fluctuations in Quarterly Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions," and "The Split-Off and the Reorganization -- The Reorganization."

     Management of Growth. The rapid growth of the Company's business has required the Company to make significant recent additions in personnel and has significantly increased the Company's working capital requirements. Although the Company has experienced significant sales growth in recent years, such growth should not be considered indicative of future sales growth. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems, and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems, and other resources will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve additional economies of scale. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

     To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, among others, its data processing, financial, and internal control systems. When entering new geographic markets, the Company will be required to implement the Company's centralized IMpulse information processing system on a timely and cost-effective basis, hire personnel, establish suitable distribution centers, and adapt the Company's distribution systems and procedures to these new markets. There can be no assurance that management will adequately anticipate all of the changing demands that growth could impose on the Company's systems, procedures, and structure. In addition, the Company will be required to react to changes in the microcomputer distribution industry, and there can be no assurance that it will be able to do so successfully. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition, or results of operations. See "-- Dependence on Information Systems" and "Business -- Information Systems."

     Dependence on Information Systems. The Company depends on a variety of information systems for its operations, particularly its centralized IMpulse information processing system which supports more than 40 operational functions including inventory management, order processing, shipping, receiving, and accounting. At the core of IMpulse is on-line, real-time distribution software which supports basic order entry and processing and customers' shipments and returns. The Company's information systems require the services of over 350 of the Company's associates with extensive knowledge of the Company's information systems and the business environment in which the Company operates. Although the Company has not in the past experienced significant failures or downtime of IMpulse or any of its other information systems, any such failure or significant downtime could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions, such as a currency devaluation. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly skilled personnel required to implement, maintain, and operate IMpulse and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve IMpulse and its other information systems. From time to time the Company may acquire other businesses having information systems and records which must be converted and integrated into IMpulse or other Company information systems. This can be a lengthy and expensive process that results in a significant diversion of resources from other operations. The inability of the Company to convert the information systems of any acquired businesses to the Company's information systems and to train its information systems personnel in a timely manner and on a cost-effective basis could materially adversely affect the Company's business, financial condition, or results of operations. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, or that the information systems of acquired companies will be successfully converted and integrated into the Company's information systems on a timely and cost-effective basis. See "Business -- Information Systems."

     Exposure to Foreign Markets; Currency Risk. The Company, through its subsidiaries, operates in a number of countries outside the United States, including Canada, Mexico, most of the countries of the European Union, Norway, Malaysia, and Singapore. In 1994, 1995, and the first three quarters of 1996, 29.3%, 30.7%, and 30.0%, respectively, of the Company's net sales were derived from operations outside of the United States, and the Company expects its international net sales to increase as a percentage of total net sales in the future. See "Business -- Geographic Tactics." The Company's international net sales are primarily denominated in currencies other than the U.S. dollar. Accordingly, the Company's international operations impose risks upon its business as a result of exchange rate fluctuations. Although the Company attempts to mitigate the effect of exchange rate fluctuations on its business, primarily by attempting to match the currencies of sales and costs, as well as through the use of foreign currency borrowings and derivative financial instruments such as forward exchange contracts, the Company does not seek to remove all risk associated with such fluctuations. Accordingly, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's business, financial condition, or results of operations in the future. In certain countries outside the United States, operations are accounted for primarily on a U.S. dollar denominated basis. In the event of an unexpected devaluation of the local currency in those countries, the Company may experience significant foreign exchange losses. For example, the devaluation of the Mexican peso, which began in December 1994, significantly affected the Company's Mexican operations. The primary impact on the Company's operating results was a foreign exchange pre-tax charge of approximately $6.9 million and $7.8 million in 1994 and 1995, respectively. In addition, the Company's net sales in Mexico were adversely affected in 1995 as a result of the general economic impact of the devaluation of the Mexican peso. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's international operations are subject to other risks such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods, and the impact of local economic conditions and practices. As the Company continues to expand its international business, its success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company's international operations or its business, financial condition, and results of operations as a whole.

     Dependence on Key Individuals. The Company is dependent in large part on its ability to retain the services of its executive officers, especially Messrs. Jerre L. Stead (Chief Executive Officer and Chairman of the Board of Directors), Jeffrey R. Rodek (Worldwide President and Chief Operating Officer), and David R. Dukes (Vice Chairman of Ingram Micro and Chief Executive Officer of Ingram Alliance). The loss of any of the Company's executive officers could have a material adverse effect on the Company. The Company does not have employment agreements with most of its executive officers, although it does have agreements, primarily relating to severance arrangements, with certain of the Named Executive Officers (as defined herein). See "Management -- Employment Agreements." Several of the Company's executive officers currently perform functions for both the Company and Ingram Industries, including Michael J. Grainger, the Company's Executive Vice President and Worldwide Chief Financial Officer, and James E. Anderson, Jr., the

Company's Senior Vice President, Secretary, and General Counsel. Concurrently with the Split-Off, each of Messrs. Grainger and Anderson will resign from Ingram Industries. See "Management -- Executive Officers and Directors." The Company's continued success is also dependent upon its ability to retain and attract other qualified employees to meet the Company's needs. See
"Business -- Employees."

     Effective August 27, 1996, the Company appointed Jerre L. Stead as its Chief Executive Officer and Chairman of the Board. Linwood A. (Chip) Lacy, Jr., the Company's Chief Executive Officer since 1985, resigned effective May 31, 1996. Although the Company believes that one of its distinguishing characteristics is the strength of its senior and middle management personnel, there can be no assurance that the Company will not experience a material adverse effect on its business, financial condition, or results of operations as a result of the resignation of Mr. Lacy. See "Management -- Employment Agreements."

     Product Supply; Dependence on Key Suppliers. The ability of the Company to obtain particular products or product lines in the required quantities and to fulfill customer orders on a timely basis is critical to the Company's success. In most cases, the Company has no guaranteed price or delivery agreements with its suppliers. As a result, the Company has experienced, and may in the future continue to experience, short-term inventory shortages. In addition, manufacturers who currently distribute their products through the Company may decide to distribute, or to substantially increase their existing distribution, through other distributors, their own dealer networks, or directly to resellers. Further, the personal computer industry experiences significant product supply shortages and customer order backlogs from time to time due to the inability of certain manufacturers to supply certain products on a timely basis. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis or that the Company will be able to obtain particular products or that a product line currently offered by suppliers will continue to be available. The failure of the Company to obtain particular products or product lines in the required quantities or fulfill customer orders on a timely basis could have a material adverse effect on its business, financial condition, or results of operations.

     Although Ingram Micro regularly stocks products and accessories supplied by over 1,100 suppliers, approximately 36.5%, 41.4%, 53.2%, and 55.2% of the Company's net sales in 1993, 1994, 1995, and the first three quarters of 1996, respectively, were derived from products provided by its ten largest suppliers. In 1995, 32.9% of the Company's net sales were derived from sales of products from Microsoft (12.7%), Compaq Computer (10.7%), and Hewlett-Packard (9.5%). In the first three quarters of 1996, 33.2% of the Company's net sales were derived from sales of products from Compaq Computer (13.7%), Microsoft (10.4%), and Hewlett-Packard (9.1%). Certain of the Company's non-U.S. operations are even more dependent on a limited number of suppliers. In addition, many services that the Company provides to its reseller customers, such as financing and technical training, are dependent on supplier support. The loss of a major supplier, the deterioration of the Company's relationship with a major supplier, the loss or deterioration of supplier support for certain Company-provided services, the decline in demand for a particular supplier's product, or the failure of the Company to establish good relationships with major new suppliers could have a material adverse effect on the Company's business, financial condition, or results of operations. Such a loss, deterioration, decline, or failure could also have a material adverse effect on the sales by the Company of products provided by other suppliers.

     The Company's ability to achieve increases in net sales or to sustain current net sales levels depends in part on the ability and willingness of the Company's suppliers to provide products in the quantities the Company requires. Although the Company has written distribution agreements with many of its suppliers, these agreements usually provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries in which Ingram Micro is permitted to distribute the products. The agreements are also generally short term, subject to periodic renewal, and often contain provisions permitting termination by either party without cause upon relatively short notice. The termination of an agreement may have a material adverse impact on the Company's business, financial condition, or results of operations. See "Business -- Products and Suppliers."

     Risks Associated with Ingram Alliance. Ingram Micro entered the master reseller (also known as "aggregation") business in late 1994 through the launch of Ingram Alliance. Ingram Alliance is designed to offer resellers access to products supplied by certain of the industry's leading hardware manufacturers at competitive prices by utilizing a low-cost business model that depends upon a higher average order size, lower product returns percentage, and supplier-paid financing. The master reseller business is characterized by gross margins and operating margins that are even narrower than those of the U.S. microcomputer products wholesale distribution business and by competition based almost exclusively on price, programs, and execution. In the master reseller business, the Company has different supply arrangements and financing terms than in its traditional wholesale distribution business. There can be no assurance that the Company will be able to compete successfully in the master reseller business. A failure by Ingram Alliance to compete successfully could have a material adverse effect on the Company's business, financial condition, or results of operations.

     A substantial portion of Ingram Alliance's net sales (approximately 89.9% during 1995 and 92.5% during the thirty-nine weeks ended September 28, 1996) is derived from the sale of products supplied by Compaq Computer, IBM, Toshiba, NEC, and Apple Computer. As a result, Ingram Alliance's business is dependent upon price and related terms and availability of products provided by these key suppliers. Although the Company considers Ingram Alliance's relationships with these suppliers to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of such key suppliers in their volume discount schedules or other marketing programs would not adversely affect the Company's business, financial condition or results of operations. Termination or nonrenewal of Ingram Alliance's agreements with key suppliers would have a material adverse effect on the Company's business, financial condition, or results of operations.


     Although the Company's wholesale distribution division sells Hewlett-Packard products, Ingram Alliance has not historically had authorization to sell Hewlett-Packard products in the master reseller market. Because of Hewlett-Packard's position as a major supplier of microcomputer hardware products, the Company believes that sales of Hewlett-Packard products likely account for a substantial portion of sales at Ingram Alliance's competitors in the master reseller business. The inability to offer Hewlett-Packard's products has placed Ingram Alliance at a competitive disadvantage to its competitors because it has been unable to provide a full range of products to its customers. In late October 1996, Ingram Alliance, along with Tech Data Elect, was authorized to sell Hewlett-Packard products in the master reseller market. The arrangement with Hewlett-Packard provides that Ingram Alliance and Tech Data Elect may commence sales of Hewlett-Packard products in January 1997. There can be no assurance that Ingram Alliance will be able to compete effectively in the sale of Hewlett-Packard products within the master reseller market. See "Business -- Ingram Alliance."


     Acquisitions. As part of its growth strategy, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company is continually evaluating potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and difficulties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the integration of the acquired companies' management information systems with those of the Company, potential adverse short-term effects on the Company's operating results, the amortization of acquired intangible assets, and the need to present a unified corporate image.

     The Company does not currently have any commitments or agreements with respect to any material acquisitions. The Company is currently in negotiations regarding potential acquisitions or joint ventures, none of which, if consummated, would be material to the Company's business. The Company anticipates that one or more potential acquisition opportunities, including some that could be material to the Company, may become available in the future. The Company may issue equity securities to consummate acquisitions, which may cause dilution to investors purchasing Common Stock in the Combined Offering. In addition, the Company may be required to utilize cash or increase its borrowings to consummate acquisitions. No assurance can be given that the Company will have adequate resources to consummate any acquisition, that any acquisition by the Company will or will not occur, that if any acquisition does occur it will not have a material adverse effect on the Company, its business, financial condition, or results of operations or that any such acquisition will be successful in enhancing the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risk of Declines in Inventory Value. The Company's business, like that of other wholesale distributors, is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of microcomputer products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many distribution agreements, suppliers will credit the distributor for inventory losses resulting from the supplier's price reductions if the distributor complies with certain conditions. In addition, under many such agreements, the distributor has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. A supplier who elects to terminate a distribution agreement generally will repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company's risk of declines in inventory value could be greater outside the United States where agreements with suppliers are more restrictive with regard to price protection and the Company's ability to return unsold inventory. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could materially adversely affect the Company's business, financial condition, or results of operations.

     The Company sometimes purchases from suppliers, usually at significant discounts, quantities of products that are nearing the end of their product life cycle. In addition, the Company's purchasing staff also seeks opportunities to purchase quantities of products from suppliers at discounts larger than those usually available. When the Company negotiates these purchases, it seeks to secure favorable terms for the return to suppliers of products unwanted by resellers and end-users. Because some of these purchase agreements contain terms providing for a 60-day time limit on returns to suppliers, end-user or reseller delays in returning the product to the Company may make it difficult for the Company to meet the deadline for returns to suppliers, and the Company could be left with unwanted product. Additionally, some suppliers may be unwilling or unable to pay the Company for products returned to them under purchase agreements, and this trend may accelerate as consolidation in the industry increases. For products offered by major suppliers, each of these events, were they to occur, could materially adversely impact the Company's business, financial condition, or results of operations. See "Business -- Products and Suppliers."

     Dependence on Independent Shipping Companies. The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through Skyway Freight Systems, Yellow Freight Systems, APL Land Transport Services, and ABF Freight Systems. Currently, Federal Express Corporation ("FedEx"), United Parcel Service ("UPS"), Western Package Service, General Parcel Services, Roadway Parcel Services, and Purolator Courier deliver the substantial majority of the Company's products to its reseller customers in the United States and Canada. In other countries, the Company typically relies on one or two shipping companies prominent in local markets. The termination of the Company's arrangements with one or more of these independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company. See "Business -- Operations -- Shipping."

     Rapid Technological Change; Alternate Means of Software Distribution. The microcomputer products industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory in stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be made that future technological or other changes will not have a material adverse effect on the business, financial condition, or results of operations of the Company. Outside North America, the supplier contracts can be more restrictive and place more risks on the Company.

     Net sales of software products have decreased as a percentage of total net sales in recent years due to a number of factors, including bundling of software with microcomputers; sales growth in Ingram Alliance, which is a hardware-only business; declines in software prices; and the emergence of alternative means of software distribution, such as site licenses and electronic distribution. The Company expects this trend to continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Products and Suppliers."

     Relationship with Ingram Industries, Ingram Entertainment, and the Ingram Family Stockholders. The Company has historically depended on Ingram Industries and other subsidiaries of Ingram Industries for financing, cash management, tax and payroll administration, property/casualty insurance, employee benefits administration, and certain other administrative services. In conjunction with the Split-Off, the Company, Ingram Industries, and Ingram Entertainment Inc. ("Ingram Entertainment"), a wholly-owned subsidiary of Ingram Industries, will enter into agreements for the continued provision after the Split-Off of certain services formerly shared among such entities (collectively, the "Transitional Service Agreements"), as well as a tax sharing and tax services agreement. See "The Split-Off and the Reorganization -- The Reorganization." The Company believes that the terms of the Transitional Service Agreements will be on a basis as favorable to the Company as those that would have been obtained from third parties on an arm's length basis and that they will be adequate to allow the Company to continue its business as previously conducted on an independent basis. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements. Although the Company expects the costs and fees to be paid by it in connection with the Transitional Service Agreements to be higher than its historical allocated costs, it does not believe the increase in costs will be material to its results of operations. In addition, the Transitional Service Agreements generally terminate on December 31, 1996, although payroll services under the Transitional Service Agreements will be provided through December 31, 1997. After such termination, the Company will be required to provide such services internally or find a third-party provider of such services. There can be no assurance that the Company will be able to secure the provision of such services on acceptable terms. Either the additional costs and fees associated with the Transitional Service Agreements or the failure to obtain acceptable provision of services upon termination of the Transitional Service Agreements could have a material adverse effect on the Company's business, financial condition, or results of operations. After the Split-Off, each of the Company and Ingram Industries will be controlled by the Ingram Family Stockholders (as defined herein). See "-- Control by Ingram Family Stockholders; Certain Anti-takeover Provisions." After the Split-Off, Ingram Entertainment will continue to be a wholly-owned subsidiary of Ingram Industries. Although there can be no assurance, it is contemplated that, on or after June 20, 1997, certain remaining stockholders of Ingram Industries will exchange their remaining shares of Ingram Industries common stock for shares of Ingram Entertainment common stock. See "The Split-Off and the Reorganization -- The Reorganization."

     Furthermore, the Company has incurred, and anticipates incurring in the future, higher payroll costs associated with the hiring of certain additional personnel and the addition of certain officers, previously paid by Ingram Industries, to the Company's payroll. There can be no assurance that the Company's results of operations will not be materially adversely affected by such additional costs. See "-- Capital Intensive Nature of Business; High Degree of Leverage," "Management's Discussion and Analysis of Financial Condition and

Results of Operations -- Liquidity and Capital Resources," "Certain Transactions," and "The Split-Off and the Reorganization -- The Reorganization."


     In connection with the Split-Off, the Company made a $20.0 million distribution to Ingram Industries in the second quarter of 1996. The Company may be obligated to Ingram Industries for certain liabilities, fees or costs incurred in connection with the Split-Off. However, the Company believes such obligations will be materially offset by amounts expected to be due from Ingram Industries. See "The Split-Off and the Reorganization."



     Control by Ingram Family Stockholders; Certain Anti-takeover
Provisions. Immediately after the Split-Off and the closing of this offering, 69.5% of the outstanding Common Equity (and 80.8% of the outstanding voting power) will be held by the Ingram Family Stockholders (68.0% and 80.5%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full). Martha R. Ingram, her children, certain trusts created for their benefit, and two charitable trusts and a foundation created by the Ingram family (collectively, the "Ingram Family Stockholders") are expected to enter into a Board Representation Agreement (as defined herein) with the Company, which provides that certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; certain acquisitions; or the incurrence of significant indebtedness, may not be entered into without the written approval of at least a majority of the voting power held by certain of the Ingram Family Stockholders acting in their sole discretion. See "The Split-Off and the Reorganization -- The Split-Off," "Principal Stockholders," and "Description of Capital Stock." Voting control by the Ingram Family Stockholders may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Common Stock might receive a premium for their shares over the prevailing market price of the Common Stock.


     Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. See "Description of Capital Stock -- Section 203 of the DGCL." In addition, the authorized but unissued capital stock of the Company includes 1,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Equity with respect to the payment of dividends and upon liquidation, dissolution or winding-up or which could otherwise adversely affect holders of the Common Equity or discourage or make difficult any attempt to obtain control of the Company. See "Description of Capital Stock -- Preferred Stock."


     Shares Eligible for Future Sale. Upon completion of the Combined Offering, the Company will have outstanding 20,200,000 shares of Common Stock (23,200,000 shares if the U.S. Underwriters' over-allotment option is exercised in full) and 109,813,762 shares of Class B Common Stock, and an additional approximately 16,200,000 shares of Common Stock and approximately 4,800,000 shares of Class B Common Stock will be reserved for issuance upon exercise of outstanding stock options held by employees and directors of the Company, Ingram Industries, and Ingram Entertainment. See "Management." The 20,000,000 shares of Common Stock to be sold by the Company in this offering will be freely tradable without restriction. The Company and its directors and executive officers, and certain stockholders of the Company, have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Equity for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated has informed the Company that it has no present intention to consent to any such transactions. Despite these limitations, the sale of a significant number of these shares could have an adverse impact on the price of the Common Stock or on any trading market that may develop. See "Shares Eligible for Future Sale."


     Absence of Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock or the Class B Common Stock. There can be no assurance that an active trading market for the Common Stock will develop, or, if one does develop, that it will be sustained following this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters. See "Underwriters -- Pricing of Offering." The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the personal computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.

     Dilution. The initial public offering price of the shares of Common Stock offered hereby will be substantially higher than the net tangible book value per share of the Common Equity. Therefore, purchasers of Common Stock in the Combined Offering will experience an immediate and substantial dilution in net tangible book value per share. See "Dilution."

                                  THE COMPANY

     Ingram Micro is the leading wholesale distributor of microcomputer products worldwide. The Company markets microcomputer hardware, networking equipment, and software products to more than 100,000 reseller customers in approximately 120 countries worldwide in three principal market sectors: the VAR sector, consisting of value-added resellers, systems integrators, network integrators, application VARs, and original equipment manufacturers; the Commercial sector, consisting of corporate resellers, direct marketers, independent dealers, and owner-operated chains; and the Consumer sector, consisting of consumer electronics stores, computer superstores, mass merchants, office product superstores, software-only stores, and warehouse clubs. As a wholesale distributor, the Company markets its products to each of these types of resellers as opposed to marketing directly to end-user customers.

     The Company conducts business with most of the leading resellers of microcomputer products around the world, including, in the United States, AmeriData, CDW Computer Centers, CompuCom, CompUSA, Computer City, Electronic Data Systems, En Pointe Technologies, Entex Information Services, Micro Warehouse, Sam's Club, Staples, and Vanstar. The Company's international reseller customers include Complet Data A/S, Consultores en Diagnostico Organizacional y de Sistemas, DSG Retail Ltd., 06 Software Centre Europe, B.V., GE Capital Technologies, Jump Ordenadores, Maxima S.A., Norsk Datasenter, Owell Svenska AB, SNI Siemens Nixdorf Infosys AG, and TC Sistema SPA.

     Ingram Micro offers one-stop shopping to its reseller customers by providing a comprehensive inventory of more than 36,000 products from over 1,100 suppliers, including most of the microcomputer industry's leading hardware manufacturers, networking equipment suppliers, and software publishers. The Company's broad product offerings include: desktop and notebook personal computers ("PCs"), servers, and workstations; mass storage devices; CD-ROM drives; monitors; printers; scanners; modems; networking hubs, routers, and switches; network interface cards; business application software; entertainment software; and computer supplies. The Company's suppliers include Apple Computer, Cisco Systems, Compaq Computer, Creative Labs, Hewlett-Packard, IBM, Intel, Microsoft, NEC, Novell, Quantum, Seagate, 3Com, Toshiba, and U.S. Robotics.

     Ingram Micro distributes microcomputer products worldwide through warehouses in eight strategic locations in the continental United States and 22 international warehouses located in Canada, Mexico, most countries of the European Union, Norway, Malaysia, and Singapore. The Company believes that it is the market share leader in the United States, Canada, and Mexico, and the second largest full-line distributor in Europe. In 1995, approximately 31% of the Company's net sales were derived from operations outside the United States. The Export Division fulfills orders from U.S. exporters and from foreign customers in countries where the Company does not operate a distribution subsidiary, including much of Latin America, the Middle East, Africa, Australia, and parts of Europe and Asia. The Company participates in the master reseller business in the United States through Ingram Alliance.

     The Company's principal objective is to enhance its position as the preeminent wholesale distributor of microcomputer products worldwide. The Company is focused on providing a broad range of products and services, quick and efficient order fulfillment, and consistent on-time and accurate delivery to its reseller customers around the world. The Company believes that IMpulse, the Company's on-line information system, provides a competitive advantage through real-time worldwide information access and processing capabilities. This information system, coupled with the Company's exacting operating procedures in telesales, credit support, customer service, purchasing, technical support, and warehouse operations, enables the Company to provide its reseller customers with superior service in an efficient and low cost manner. In addition, to enhance sales and support its suppliers and reseller customers, the Company provides a wide range of value-added services, such as technical training, order fulfillment, tailored financing programs, systems configuration, and marketing programs.

     The Company has grown rapidly over the past five years, with net sales and net income increasing to $8.6 billion and $84.3 million, respectively, in 1995 from $2.0 billion and $30.2 million, respectively, in 1991, representing compound annual growth rates of 43.8% and 29.3%, respectively. The Company's growth during this period reflects substantial expansion of its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, and the establishment of Ingram Alliance, as well as the successful integration of ten acquisitions worldwide. Because of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. In addition, the Company is highly leveraged and has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business. See "Risk Factors -- Narrow Margins" and "-- Capital Intensive Nature of Business; High Degree of Leverage."

     The Company is currently a subsidiary of Ingram Industries, a company controlled by the Ingram Family Stockholders. The Company, Ingram Industries, and Ingram Entertainment will enter into certain agreements, pursuant to which the operations of the three companies will be reorganized (the "Reorganization"). In the Reorganization, the Company, Ingram Industries, and Ingram Entertainment will allocate certain liabilities and obligations among themselves. Immediately prior to the closing of this offering, Ingram Industries will consummate an exchange, pursuant to which certain existing stockholders of Ingram Industries will exchange all or a portion of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company in specified ratios. Immediately after the Split-Off and the closing of this offering, none of the Common Equity will be held by Ingram Industries, other than the approximately 250,000 shares to be purchased by Ingram Industries in the Priority Offer. See "Employee and Priority Offers -- Priority Offer." At such time, 69.6% of the outstanding Common Equity (and 80.7% of the outstanding voting power) will be held by the Ingram Family Stockholders (68.0% and 80.5%, respectively, if the U.S. Underwriters' over-allotment option is exercised in full). See "Risk Factors -- Control by Ingram Family Stockholders; Certain Anti-takeover Provisions." Such exchange of shares of Ingram Industries common stock for shares of Class B Common Stock of the Company, together with those elements of the Reorganization contemplated to occur prior to the closing of this offering, are referred to herein as the "Split-Off." The consummation of the Split-Off is a non-waiveable condition to the closing of this offering. See "Principal Stockholders" and "The Split-Off and the Reorganization." After the Split-Off, Ingram Entertainment will continue to be a wholly-owned subsidiary of Ingram Industries. Although there can be no assurance, it is contemplated that, on or after June 20, 1997, certain remaining stockholders of Ingram Industries will exchange their remaining shares of Ingram Industries common stock for shares of Ingram Entertainment common stock. See "The Split-Off and the Reorganization."

     The Company's earliest predecessor began business in 1979 as a California corporation named Micro D, Inc. This company and its parent, Ingram Micro Holdings Inc. ("Holdings"), grew through a series of acquisitions, mergers and internal growth to encompass the Company's current operations. Ingram Micro Inc. was incorporated in Delaware on April 29, 1996, in order to effect the reincorporation of the Company in Delaware. The successor to Micro D, Inc. and Holdings were merged into Ingram Micro Inc. in October 1996. The Company's principal executive office is located at 1600 East St. Andrew Place, Santa Ana, California 92705, and its telephone number is (714) 566-1000.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Combined Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are assumed to be approximately $342.4 million ($393.4 million if the U.S. Underwriters' over-allotment option is exercised in full). At September 28, 1996, the Company had total outstanding debt of $625.0 million, of which $479.7 million was due to Ingram Industries. Concurrently with the Split-Off, the Company will assume Ingram Industries' accounts receivable securitization program (expected to aggregate $173.0 million at the closing of this offering) in partial satisfaction of amounts due to Ingram Industries. The Company intends to use borrowings under the Credit Facility to repay (i) the remaining intercompany indebtedness to Ingram Industries, which was incurred for general corporate purposes, primarily working capital needs in connection with the expansion of the Company's business and (ii) outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries ($82.4 million at September 28, 1996), as participants in Ingram Industries' existing $380 million unsecured credit facility, which will terminate concurrently with the closing of this offering.



     The net proceeds from the Combined Offering will be used to repay a portion of the borrowings under the Credit Facility. After giving effect to the foregoing transactions, including the application of the net proceeds from the Combined Offering, borrowings under the Credit Facility would have been approximately $69.3 million on a pro forma basis at September 28, 1996. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and Note 6 of Notes to Consolidated Financial Statements.


                                DIVIDEND POLICY


     The Company has never declared or paid any dividends on the Common Equity other than the distribution made to Ingram Industries in connection with the Split-Off. See "Risk Factors -- Relationship with Ingram Industries, Ingram Entertainment, and the Ingram Family Stockholders." The Company currently intends to retain its future earnings to finance the growth and development of its business and therefore does not anticipate declaring or paying cash dividends on the Common Equity for the foreseeable future. Any future determination to declare or pay dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant. In addition, the Credit Facility and the Company's other debt facilities will contain restrictions on the declaration and payment of dividends.

                                 CAPITALIZATION


     The following table sets forth, as of September 28, 1996, (i) the actual short-term debt and capitalization of the Company, (ii) such short-term debt and capitalization as adjusted to give effect to the Split-Off, and (iii) such as adjusted short-term debt and capitalization as further adjusted to reflect the sale of the shares of Common Stock offered by the Company in the Combined Offering at an assumed initial public offering price of $18.00 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



                                                                              SEPTEMBER 28, 1996
                                                                   ----------------------------------------
                                                                                   AS          AS FURTHER
                                                                    ACTUAL     ADJUSTED(1)   ADJUSTED(1)(2)
                                                                   --------    -----------   --------------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt:
  Current maturities of long-term debt...........................  $ 16,458     $  16,458       $ 16,458
                                                                   ==========    ========       ========
Long-term debt:
  Long-term debt.................................................  $128,855     $ 471,142       $128,742
  Due to Ingram Industries.......................................   479,703             0              0
                                                                   ----------    --------       --------
     Total long-term debt........................................   608,558       471,142        128,742
Redeemable Class B Common Stock..................................    17,223        17,223         17,223
                                                                   ----------    --------       --------
Stockholders' equity(3)(4):
  Preferred Stock, $0.01 par value; 1,000,000 shares authorized;
     0, 0, and 0 shares issued and outstanding, respectively.....         0             0              0
  Class A Common Stock, $0.01 par value; 265,000,000 shares
     authorized;
     0, 0, and 20,200,000 shares issued and outstanding,
     respectively................................................         0             0            202
  Class B Common Stock, $0.01 par value; 135,000,000 shares
     authorized; 109,813,762 shares issued and outstanding
     (including 2,460,400 redeemable shares).....................     1,074         1,074          1,074
  Additional paid in capital.....................................    23,140        23,140        365,338
  Retained earnings..............................................   339,689       339,689        326,254
  Cumulative translation adjustment..............................     2,680         2,680          2,680
  Unearned compensation..........................................      (594)         (594)          (594)
                                                                   ----------    --------       --------
     Total stockholders' equity..................................   365,989       365,989        694,954
                                                                   ----------    --------       --------
     Total capitalization........................................  $991,770     $ 854,354       $840,919
                                                                   ==========    ========       ========


---------------
(1) As adjusted to reflect (i) the assumption by the Company of the accounts receivable program of Ingram Industries in satisfaction of amounts due to Ingram Industries (resulting in an increase of $319.7 million in long-term debt, a decrease of $479.7 million in amounts due to Ingram Industries, and a decrease of $160.0 million in trade accounts receivable not reflected in this table) and (ii) approximately $22.6 million of indebtedness to be incurred by the Company in connection with the acquisition of certain facilities currently utilized by the Company (resulting in an increase of $22.6 million in long-term debt, which is reflected in this table, and a similar increase in property and equipment, which is not reflected in this table), as if such transactions had occurred on September 28, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."


(2) As further adjusted to give effect to the issuance of the Common Stock offered by the Company in the Combined Offering at an assumed initial public offering price of $18.00 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses), the repayment of certain revolving indebtedness including certain amounts outstanding under the Credit Facility with the entire net proceeds therefrom, and the additional estimated $13.4 million non-cash charge related to certain Rollover Stock Options. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


(3) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Common Stock. In addition, the Class B Common Stock will be automatically converted into Common Stock upon the occurrence of certain events. See "Description of Capital Stock."

(4) Excludes approximately 21,000,000 shares of Common Equity issuable in connection with outstanding stock options. See "Management -- 1996 Plan -- Options" and "-- Rollover Plans; Incentive Stock Units."

                                    DILUTION

     The net tangible book value of the Common Equity of the Company as of September 28, 1996 was $354.4 million or $3.23 per share of Common Equity. Net tangible book value represents the amount of total tangible assets less total liabilities.


     Dilution per share to new investors represents the difference between the amount per share paid by purchasers of Common Stock in the Combined Offering and the pro forma net tangible book value per share of Common Equity immediately after the closing of this offering. After giving effect to the sale of 20,200,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $18.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 28, 1996 would have been $683.4 million or $5.26 per share of Common Equity. This represents an immediate increase in net tangible book value of $2.03 per share of Common Equity to existing stockholders and an immediate dilution of $12.74 per share of Common Equity to purchasers of Common Stock in the Combined Offering. The following table illustrates the per share dilution to new investors:



Assumed initial public offering price per share.............................            $18.00
  Net tangible book value per share of Common
     Equity as of September 28, 1996........................................  $3.23
  Increase attributable to new investors....................................   2.03
                                                                              -----
Net tangible book value per share of Common Equity after this offering......              5.26
                                                                                        ------
Dilution per share of Common Equity to new investors........................            $12.74
                                                                                        ======



     The following table summarizes, as of September 28, 1996, the difference (before deducting estimated underwriting discounts and commissions and estimated offering expenses) between existing stockholders and the purchasers of shares of Common Stock in the Combined Offering (at an assumed initial public offering price of $18.00 per share) with respect to: (i) the number of shares of Common Equity purchased from the Company; (ii) the effective cash consideration paid; and (iii) the average price paid per share of Common Equity.



                                        SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                     -----------------------     ------------------------       PRICE
                                       NUMBER        PERCENT        AMOUNT        PERCENT     PER SHARE
                                     -----------     -------     ------------     -------     ---------
Existing stockholders(1)...........  109,813,762       84.5%     $ 83,783,800       18.7%      $  0.76
New investors......................   20,200,000       15.5       363,600,000       81.3         18.00
                                     -----------      -----      ------------      -----
          Total....................  130,013,762      100.0%     $447,383,800      100.0%
                                     ===========      =====      ============      =====


---------------
(1) Excludes options issued under the Company's 1996 Plan and Rollover Plan, to purchase an aggregate of 21,000,000 shares of Common Equity. To the extent any of these options are exercised, there will be further dilution to new investors. See "Management -- 1996 Plan -- Options" and "-- Rollover Plan; Incentive Stock Units."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated financial data of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of income data set forth below for each of the three years in the period ended December 30, 1995 and the consolidated balance sheet data at December 31, 1994 and December 30, 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus, and should be read in conjunction with those financial statements and the notes thereto. The consolidated balance sheet data as of January 1, 1994 are derived from the audited consolidated balance sheet of the Company as of January 1, 1994, which is not included in this Prospectus. The consolidated statement of income data for each of the two years in the period ended January 2, 1993 and the consolidated balance sheet data as of December 28, 1991 and January 2, 1993 are derived from unaudited consolidated financial statements not included in this Prospectus. The consolidated financial data as of and for the thirty-nine weeks ended September 30, 1995, and as of and for the thirty-nine weeks ended September 28, 1996, have been derived from unaudited consolidated financial statements of the Company which are included in this Prospectus and which, in the opinion of the Company, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the thirty-nine weeks ended September 28, 1996 are not necessarily indicative of results for the full year. The historical consolidated financial data may not be indicative of the Company's future performance and do not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Consolidated Financial Statements."


                                                                                                       THIRTY-NINE WEEKS ENDED
                                                            FISCAL YEAR                             -----------------------------
                                   --------------------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 28,
                                      1991         1992         1993         1994         1995          1995            1996
INCOME STATEMENT DATA:             ----------   ----------   ----------   ----------   ----------   -------------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................  $2,016,586   $2,731,272   $4,044,169   $5,830,199   $8,616,867    $ 6,070,722     $ 8,474,710
Cost of sales....................   1,831,140   2,503,702     3,714,527    5,391,224    8,011,181      5,648,210       7,900,223
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
Gross profit.....................     185,446     227,570       329,642      438,975      605,686        422,512         574,487
Expenses:
  Selling, general and
    administrative...............     116,793     157,306       225,047      296,330      415,344        296,079         386,492
  Charges allocated from Ingram
    Industries...................       1,030       1,330         1,567        2,355        3,461          2,561           3,259
  Non-cash compensation charge...           0           0             0            0            0              0           8,859(2)
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
                                      117,823     158,636       226,614      298,685      418,805        298,640         398,610(2)
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
Income from operations...........      67,623      68,934       103,028      140,290      186,881        123,872         175,877(2)
Other (income) expense:
  Interest income................        (256)       (103 )        (407)        (937)      (3,479)        (3,049)         (1,188)
  Interest expense...............       3,233       5,556         5,003        8,744       13,451          8,918          10,608
  Interest expense charged by
    Ingram Industries............      11,859      12,405        16,089       24,189       32,606         22,977          30,912
  Net foreign currency exchange
    loss.........................           0           0           111        6,873        7,751          6,572             447
  Other..........................         324       2,574          (623)         716        1,936            405           1,689
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
                                       15,160      20,432        20,173       39,585       52,265         35,823          42,468
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
Income before income taxes and
  minority interest..............      52,463      48,502        82,855      100,705      134,616         88,049         133,409(2)
Provision for income taxes.......      22,286      17,529        31,660       39,604       53,143         34,755          55,459
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
Income before minority
  interest.......................      30,177      30,973        51,195       61,101       81,473         53,294          77,950(2)
Minority interest................           0           0           840       (2,243)      (2,834)        (2,986)            383
                                   ----------   ----------   ----------   ----------   ----------     ----------      ----------
Net income(1)....................  $   30,177   $  30,973    $   50,355   $   63,344   $   84,307    $    56,280     $    77,567(2)
                                   ==========   ==========   ==========   ==========   ==========     ==========      ==========
Earnings per share...............  $     0.25   $    0.26    $     0.41   $     0.52   $     0.69    $      0.46     $      0.64(2)
                                   ==========   ==========   ==========   ==========   ==========     ==========      ==========
Weighted average common shares
  outstanding....................     121,407     121,407       121,407      121,407      121,407        121,407         121,687


                                             DECEMBER 28,   JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 30,   SEPTEMBER 28,
                                                 1991          1993         1994          1994           1995           1996
BALANCE SHEET DATA:                          ------------   ----------   ----------   ------------   ------------   -------------
                                                                                (IN THOUSANDS)
Cash.......................................    $ 15,510      $ 25,276    $   44,391    $   58,369     $   56,916     $    43,196
Working capital............................     288,462       334,913       471,616       663,049      1,019,639         828,084
Total assets...............................     670,649       915,590     1,296,363     1,974,289      2,940,898       2,843,712
Total debt(3)..............................     244,785       295,389       398,929       552,283        850,548         625,016
Stockholder's equity.......................      78,972       109,418       155,459       221,344        310,795         365,989

---------------

(1) The 1992 results reflect the adoption of FAS 109.

(2) Reflects a non-cash compensation charge of $8.9 million ($5.4 million, or $0.04 per share, net of tax) in connection with the granting of Rollover Stock Options. See Note 11 of Notes to Consolidated Financial Statements.

(3) Includes long-term debt, current maturities of long-term debt, and amounts due to Ingram Industries.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Ingram Micro is the leading wholesale distributor of microcomputer products worldwide. The Company's net sales have grown to $8.6 billion in 1995 from $2.0 billion in 1991. This sales growth reflects substantial expansion of its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, and the establishment of Ingram Alliance, as well as the successful integration of ten acquisitions worldwide. Net income has grown to $84.3 million in 1995 from $30.2 million in 1991.

     The microcomputer wholesale distribution industry in which the Company operates is characterized by narrow gross and operating margins, which have declined industry-wide in recent years, primarily due to intense price competition. The Company's gross margins declined to 7.0% in 1995 from 9.2% in 1991. To partially offset the decline in gross margins, the Company has continually instituted operational and expense controls which have reduced selling, general, and administrative ("SG&A") expenses (including charges allocated from Ingram Industries) as a percentage of net sales to 4.8% in 1995 from 5.8% in 1991. As a result, the Company's operating margins and net margins have declined less than gross margins. Operating margins declined to 2.2% in 1995 from 3.4% in 1991, and net margins declined to 1.0% in 1995 from 1.5% in 1991. There can be no assurance that the Company will be able to continue to reduce operating expenses as a percentage of net sales to mitigate further reductions in gross margins. Although the Company's international operations have historically had similar gross margins to the Company's U.S. traditional wholesale operations, the Company's international operations have historically had lower operating margins due in part to greater economies of scale in the U.S. operations. See "Risk Factors -- Narrow Margins."

     Ingram Micro entered the master reseller (also known as "aggregation") business in late 1994 through the launch of Ingram Alliance. Ingram Alliance is designed to offer resellers access to certain of the industry's leading hardware manufacturers at competitive prices by utilizing a lower cost business model that depends upon a higher average order size, lower product returns percentage, and supplier-paid financing. In 1995, Ingram Alliance contributed over $700 million of net sales to the Company. Since its inception in late 1994, Ingram Alliance has operated with lower gross margins, lower SG&A expenses as a percentage of net sales, and lower financing costs than the Company's traditional wholesale distribution business. Accordingly, if Ingram Alliance's sales continue to grow as a percentage of the Company's total net sales, the Company expects such increase to cause its overall gross margins to decline.

     The Company sells microcomputer hardware, networking equipment, and software products. Sales of hardware products (including networking equipment) represent a majority of total net sales and have historically generated a higher operating margin than sales of software products, although operating margins on both hardware products and software products have historically declined. Hardware products and networking equipment have comprised an increasing percentage, and software products a decreasing percentage, of the Company's net sales in recent years, and the Company expects this trend to continue. Net sales of software products have decreased as a percentage of total net sales in recent years due to a number of factors, including bundling of software with microcomputers; sales growth in Ingram Alliance, which is a hardware-only business; declines in software prices; and the emergence of alternative means of software distribution, such as site licenses and electronic distribution. See "Risk Factors -- Rapid Technological Change; Alternate Means of Software Distribution" and "Business -- Products and Suppliers."

     Historically, the Company's sources of capital have primarily been borrowings from Ingram Industries through debt facilities maintained by Ingram Industries and guaranteed by the Company. The Company has a commitment providing for the $1 billion Credit Facility, and the Company expects to enter into a formal agreement prior to the closing of this offering. See "-- Liquidity and Capital Resources." Concurrently with the Split-Off, the Company intends to use borrowings under the Credit Facility to repay (i) intercompany indebtedness in partial satisfaction of amounts due to Ingram Industries (the Company is assuming Ingram Industries' accounts receivable securitization program in satisfaction of the remaining amounts due to Ingram Industries) and (ii) outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries, as participants in Ingram Industries' existing unsecured credit facility, which will terminate concurrently with the closing of this offering. The net proceeds from the Combined Offering will be used to repay a portion of the borrowings under the Credit Facility. See "Use of Proceeds." The Company has historically depended on Ingram Industries and other subsidiaries of Ingram Industries for financing, management, tax and payroll administration, property/casualty insurance, employee benefits administration, and certain other administrative services. In conjunction with the Reorganization, the Company, Ingram Industries, and Ingram Entertainment will enter into the Transitional Service Agreements, as well as a tax sharing and tax services agreement. See "The Split-Off and the Reorganization -- The Reorganization." The Company believes that the terms of the Transitional Service Agreements will be on a basis as favorable to the Company as those that would have been obtained from third parties on an arm's length basis. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements. Although the Company expects the costs and fees to be paid by it in connection with the Transitional Service Agreements to be higher than its historical allocated costs, it does not believe the increase in costs will be material to its results of operations. On a long-term basis, the Company will be required to hire personnel to perform such services or contract with one or more independent third parties to provide such services. See "Risk Factors -- Relationship with Ingram Industries, Ingram Entertainment, and the Ingram Family Stockholders."

     The microcomputer wholesale distribution business is capital intensive. The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company is highly leveraged and has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business. The Company will need additional capital to finance its product inventory and accounts receivable as it expands its business. The Company's interest expense for any current or future indebtedness will be subject to fluctuations in interest rates and may cause fluctuations in the Company's net income. In connection with the Split-Off, the Company will assume Ingram Industries' accounts receivable securitization program, and financing costs associated with this program will be classified as other expense. Prior to the Split-Off, such expenses were reflected as interest expense charged by Ingram Industries. While this structure will not increase the Company's cost of financing, this change in the classification of financing costs will result in an increase in the Company's other expenses of approximately $10.5 million per year and a corresponding decrease in its interest expense.


     In connection with the Split-Off, certain outstanding Ingram Industries options, incentive stock units ("ISUs"), and stock appreciation rights ("SARs") held by certain employees of Ingram Industries, Ingram Entertainment, and Ingram Micro will be exchanged or converted to options to purchase up to an aggregate of approximately 11,000,000 shares of Common Stock ("Rollover Stock Options"). See "Management -- Rollover Plan; Incentive Stock Units." The Company has recorded a pre-tax non-cash compensation charge of approximately $8.9 million ($5.4 million net of tax) in the first three quarters of 1996 related to the vested portion of certain of the Rollover Stock Options as the terms and grants of the Rollover Stock Options were established in the first quarter of 1996. This charge was based on the difference between the estimated fair value of such options in the first quarter of 1996 and the exercise price of such options or SARs. In addition, at the time of this offering, the Company will be required by applicable accounting rules to record a non-cash compensation charge with respect to the vested portion of approximately 1,300,000 formula plan Rollover Stock Options included in the 11,000,000 shares. This non-cash charge is expected to be approximately $13.4 million based on the difference between the average exercise price of $2.63 per share and $18.00 per share, the assumed initial public offering price of the Common Stock. The Company will be required by applicable accounting rules to record additional non-cash compensation charges over the remaining vesting periods of the Rollover Stock Options. The Company expects these additional charges to be $1.0 million ($0.6 million net of tax) for the fourth quarter of 1996, $7.1 million ($5.7 million net of tax) for 1997 and $4.6 million ($3.6 million net of tax) for 1998.

RESULTS OF OPERATIONS

     The following table sets forth the Company's net sales by geographic region (excluding intercompany sales), and the percentage of total net sales represented thereby, for each of the periods indicated.

                                                                                          THIRTY-NINE WEEKS ENDED
                                                   FISCAL YEAR                        --------------------------------
                                --------------------------------------------------    SEPTEMBER 30,     SEPTEMBER 28,
                                     1993              1994              1995              1995              1996
                                --------------    --------------    --------------    --------------    --------------
                                (DOLLARS IN MILLIONS)
NET SALES BY GEOGRAPHIC REGION(1):
United States.................  $ 3,118   77.1%   $ 4,122   70.7%   $ 5,970   69.3%   $ 4,287   70.6%   $ 5,930   70.0%
Europe........................      485   12.0      1,078   18.5      1,849   21.4      1,239   20.4      1,745   20.6
Other international...........      441   10.9        630   10.8        798    9.3        545    9.0        800    9.4
                                 ------  ------    ------  ------    ------  ------    ------  ------    ------  ------
Total.........................  $ 4,044  100.0%   $ 5,830  100.0%   $ 8,617  100.0%   $ 6,071  100.0%   $ 8,475  100.0%
                                 ======  ======    ======  ======    ======  ======    ======  ======    ======  ======

---------------
(1) Net sales are classified by location of the Company entity. For example, products sold through Ingram Alliance or the U.S. Export Division are classified as United States sales.

     The following table sets forth certain items from the Company's Consolidated Statement of Income as a percentage of net sales, for each of the periods indicated.

                                                                PERCENTAGE OF NET SALES
                                               ---------------------------------------------------------
                                                                              THIRTY-NINE WEEKS ENDED
                                                      FISCAL YEAR          -----------------------------
                                               -------------------------   SEPTEMBER 30,   SEPTEMBER 28,
                                               1993      1994      1995        1995            1996
                                               -----     -----     -----   -------------   -------------
Net sales..................................    100.0%    100.0%    100.0%      100.0%          100.0%
Cost of sales..............................     91.9      92.5      93.0        93.0            93.2
                                               ------    ------    ------     ------          ------
Gross profit...............................      8.1       7.5       7.0         7.0             6.8
Expenses:
  SG&A expenses and charges allocated from
     Ingram Industries.....................      5.6       5.1       4.8         5.0             4.6
  Non-cash compensation charge.............      0.0       0.0       0.0         0.0             0.1
                                               ------    ------    ------     ------          ------
Income from operations.....................      2.5       2.4       2.2         2.0             2.1
Other expense, net.........................      0.5       0.7       0.6         0.5             0.5
                                               ------    ------    ------     ------          ------
Income before income taxes and minority
  interest.................................      2.0       1.7       1.6         1.5             1.6
Provision for income taxes.................      0.8       0.6       0.6         0.6             0.7
Minority interest..........................      0.0       0.0       0.0         0.0             0.0
                                               ------    ------    ------     ------          ------
Net income.................................      1.2%      1.1%      1.0%        0.9%            0.9%
                                               ======    ======    ======     ======          ======

  FIRST THREE QUARTERS 1996 COMPARED TO FIRST THREE QUARTERS 1995

     Consolidated net sales increased 39.6% to $8.5 billion in the first three quarters of 1996 from $6.1 billion in the first three quarters of 1995. Microsoft Windows 95 was launched in the third quarter of 1995 and sales of Microsoft Windows 95 accounted for $289.1 million of consolidated net sales in the first three quarters of 1995. The increase in worldwide net sales was attributable to growth in the microcomputer products industry in general, the addition of new customers, increased sales to the existing customer base, and expansion of the Company's product offerings.

     Net sales from U.S. operations increased 38.3% to $5.9 billion in the first three quarters of 1996 from $4.3 billion in the first three quarters of 1995. In addition to the factors above that impacted net sales worldwide, U.S. net sales were positively impacted by the strong growth in Ingram Alliance sales. Net sales from European operations increased 40.8% to $1.7 billion in the first three quarters of 1996 from $1.2 billion in the first three quarters of 1995. Other international net sales increased 46.9% to $799.8 million in the first three quarters of 1996 from $544.5 million in the first three quarters of 1995, principally due to the growth in net sales from the Company's Canadian operations. In the first three quarters of 1996, net sales from U.S. operations accounted for 70.0% of consolidated net sales, net sales from European operations accounted for 20.6% of consolidated net sales, and other international net sales accounted for 9.4% of consolidated net sales.

In the first three quarters of 1995, net sales from U.S. operations accounted for 70.6% of consolidated net sales, net sales from European operations accounted for 20.4% of consolidated net sales, and other international net sales accounted for 9.0% of consolidated net sales.

     Cost of sales as a percentage of net sales increased to 93.2% in the first three quarters of 1996 from 93.0% in the first three quarters of 1995. This increase was largely attributable to competitive pricing pressures, especially in Europe, and the increase as a percentage of net sales of the lower gross margin Ingram Alliance business, which more than offset an increase in worldwide purchase discounts and rebates from the Company's suppliers.

     Total SG&A expenses and charges allocated from Ingram Industries increased 30.5% to $389.8 million in the first three quarters of 1996 from $298.6 million in the first three quarters of 1995, but decreased as a percentage of net sales to 4.6% in the first three quarters of 1996 from 5.0% in the first three quarters of 1995. The increased level of spending was attributable to expenses required to support expansion of the Company's business, consisting primarily of incremental personnel and support costs, lease payments relating to new operating facilities, and expenses associated with the development and maintenance of information systems. The decrease in operating expenses as a percentage of net sales was primarily attributable to the growth of Ingram Alliance, which utilizes a lower cost business model, and economies of scale from higher sales volumes.

     During the first three quarters of 1996, the Company recorded a non-cash compensation charge of $8.9 million or 0.1% of net sales in connection with the Rollover Stock Options. The Company did not record any such charge during the first three quarters of 1995.

     Excluding the $8.9 million non-cash compensation charge in the first three quarters of 1996, total income from operations increased as a percentage of net sales to 2.2% in the first three quarters of 1996 from 2.0% in the first three quarters of 1995. Income from operations in the United States increased as a percentage of net sales to 2.7% in the first three quarters of 1996 from 2.6% in the first three quarters of 1995. Income from operations in Europe decreased as a percentage of net sales to 0.5% in the first three quarters of 1996 from 0.7% in the first three quarters of 1995. This decrease was offset by an increase in income from operations as a percentage of net sales for geographic regions outside the United States and Europe to 2.0% in the first three quarters of 1996 from 0.7% in the first three quarters of 1995. The first three quarters of 1995 included the negative impact of an inventory valuation loss of $3.8 million related to the decline in value of the Mexican peso and the associated impact on the Mexican economy.

     For the reasons set forth above, income from operations, including the $8.9 million non-cash compensation charge, increased 42.0% to $175.9 million in the first three quarters of 1996 from $123.9 million in the first three quarters of 1995, and, as a percentage of net sales, increased to 2.1% in the first three quarters of 1996 from 2.0% in the first three quarters of 1995.

     Other expense, net, which consists primarily of net interest expense (including interest expense charged by Ingram Industries), foreign currency exchange losses, and miscellaneous non-operating expenses, increased 18.5% to $42.5 million in the first three quarters of 1996 from $35.8 million in the first three quarters of 1995, but remained constant as a percentage of net sales at 0.5%. The increase in other expense was largely attributable to a higher level of borrowings to finance the Company's worldwide business expansion, partially offset by a period-over-period decrease in the amount of foreign currency losses which were primarily related to the 1995 Mexican peso devaluation.

     The provision for income taxes increased 59.6% to $55.5 million in the first three quarters of 1996 from $34.8 million in the first three quarters of 1995, reflecting the 51.5% increase in the Company's income before income taxes and minority interest. The Company's effective tax rate was 41.6% in the first three quarters of 1996 compared to 39.5% in the first three quarters of 1995. The increase in the effective tax rate was primarily due to the effect of certain international taxes in 1996.

     Excluding the $5.4 million (net of tax) non-cash compensation charge, net income increased 47.4% to $83.0 million in the first three quarters of 1996 from $56.3 million in the first three quarters of 1995 and, as a percentage of net sales, increased to 1.0% in the first three quarters of 1996 from 0.9% in the first three quarters of 1995. Net income, including the $5.4 million (net of tax) non-cash compensation charge, increased 37.8% to $77.6 million in the first three quarters of 1996 from $56.3 million in the first three quarters of 1995, but remained constant as a percentage of net sales at 0.9%.

  1995 COMPARED TO 1994

     Consolidated net sales increased 47.8% to $8.6 billion in 1995 from $5.8 billion in 1994. The increase in worldwide net sales was attributable to growth in the microcomputer products industry in general, the addition of new customers, increased sales to the existing customer base, and expansion of the Company's product offerings, as well as to the release of significant new products, including the Microsoft Windows 95 operating system in August 1995.

     Net sales from U.S. operations increased 44.8% to $6.0 billion in 1995 from $4.1 billion in 1994. The increase in U.S. net sales was largely attributable to the growth of Ingram Alliance in 1995, its first full year of operations, as well as an increase in the Company's customer base and product lines. Net sales from European operations increased 71.5% to $1.8 billion in 1995 from $1.1 billion in 1994. In addition to factors affecting sales worldwide, European net sales were positively impacted by the full year contribution in 1995 of the Company's Scandinavian operations, which were acquired in September 1994. Other international net sales increased 26.7% to $798.0 million in 1995 from $629.6 million in 1994. The increase in net sales from other international operations was entirely attributable to an increase in Canadian sales, partially offset by a decrease in Mexican net sales resulting from the distressed Mexican economy and the related peso devaluation. In 1995, net sales from U.S. operations accounted for 69.3% of consolidated net sales, net sales from European operations accounted for 21.4% of consolidated net sales, and other international net sales accounted for 9.3% of consolidated net sales. In 1994, net sales from U.S. operations accounted for 70.7% of consolidated net sales, net sales from European operations accounted for 18.5% of consolidated net sales, and other international net sales accounted for 10.8% of consolidated net sales.

     Cost of sales as a percentage of net sales increased to 93.0% in 1995 from 92.5% in 1994. This increase was largely attributable to competitive pricing pressures worldwide and the growth of Ingram Alliance, which is characterized by lower gross margins than the Company's traditional wholesale distribution business. Gross margin was favorably impacted by effective operational controls and an increase in worldwide purchase discounts and rebates from the Company's suppliers.

     Total SG&A expenses and charges allocated from Ingram Industries increased 40.2% to $418.8 million in 1995 from $298.7 million in 1994, but decreased as a percentage of net sales to 4.8% in 1995 from 5.1% in 1994. The increased level of spending was attributable to expenses required to support expansion of the Company's business, consisting primarily of incremental personnel and support costs, lease payments relating to new facilities, and expenses associated with the development and maintenance of information systems. The decreased level of spending as a percentage of net sales was primarily attributable to economies of scale resulting from higher sales volumes, increased operating efficiencies, and the growth of Ingram Alliance, which is characterized by lower SG&A expenses as a percentage of net sales than the Company's traditional wholesale distribution business.

     For the reasons set forth above, income from operations increased 33.2% to $186.9 million in 1995 from $140.3 million in 1994, but decreased as a percentage of net sales to 2.2% in 1995 from 2.4% in 1994. Income from U.S. operations decreased as a percentage of net sales to 2.6% in 1995 from 3.0% in 1994. This decrease was partially offset by an increase in income from European operations as a percentage of net sales to 1.1% in 1995 from 0.7% in 1994.

     Other expense, net increased 32.0% to $52.3 million in 1995 from $39.6 million in 1994, but decreased as a percentage of net sales to 0.6% in 1995 from 0.7% in 1994. The increase in other expense was largely attributable to a higher level of borrowings to finance the Company's worldwide business expansion. The Company was also negatively impacted by the continued effect of the distressed Mexican economy and the related peso devaluation. Primarily due to events in Mexico, the Company sustained a net foreign currency exchange loss of $7.8 million in 1995 as compared to a $6.9 million loss in 1994.

     The provision for income taxes increased 34.2% to $53.1 million in 1995 from $39.6 million in 1994, reflecting the 33.7% increase in the Company's income before income taxes and minority interest. The Company's effective tax rate was 39.5% in 1995 as compared to 39.3% in 1994.

     Net income increased 33.1% to $84.3 million in 1995 from $63.3 million in 1994, but decreased as a percentage of net sales to 1.0% in 1995 from 1.1% in 1994.

  1994 COMPARED TO 1993

     Consolidated net sales increased 44.2% to $5.8 billion in 1994 from $4.0 billion in 1993. The increase in worldwide net sales was attributable to growth in the microcomputer products industry in general, the acquisition of four international distributors, the addition of new customers, increased sales to the existing customer base, and expansion of the Company's product offerings.

     Net sales from U.S. operations increased 32.2% to $4.1 billion in 1994 from $3.1 billion in 1993. The increase in U.S. net sales was primarily attributable to the same factors favorably impacting worldwide consolidated net sales. Net sales from European operations increased 122.3% to $1.1 billion in 1994 from $485.1 million in 1993. The increase in European net sales was due to improved operating performance by several of the European subsidiaries (including the addition of some of the Company's suppliers to the German operation), as well as the Company's entry through acquisitions into the Spanish market in April 1994 and the Scandinavian market in September 1994. Net sales from other international operations increased 42.9% to $629.6 million in 1994 from $440.7 million in 1993. The increase in net sales from other international operations was largely attributable to the continued development of the Company's operations in Canada and Mexico. In 1994, net sales from U.S. operations accounted for 70.7% of consolidated net sales, net sales from European operations accounted for 18.5% of consolidated net sales, and net sales from other international operations accounted for 10.8% of consolidated net sales. In 1993, net sales from U.S. operations accounted for 77.1% of consolidated net sales, net sales from European operations accounted for 12.0% of consolidated net sales, and other international net sales accounted for 10.9% of consolidated net sales.

     Cost of sales as a percentage of net sales increased to 92.5% in 1994 from 91.9% in 1993. This increase was primarily attributable to competitive pricing pressures worldwide.

     Total SG&A expenses and charges allocated from Ingram Industries increased 31.8% to $298.7 million in 1994 from $226.6 million in 1993 but decreased as a percentage of net sales to 5.1% in 1994 from 5.6% in 1993. The increased level of spending was attributable to expenses required to support expansion of the Company's business, consisting primarily of incremental personnel and support costs, lease payments relating to new facilities, and expenses associated with the development and maintenance of information systems. The decreased level of spending as a percentage of net sales was primarily attributable to economies of scale resulting from higher sales volumes, as well as increased operating efficiencies.

     For the reasons set forth above, income from operations increased 36.2% to $140.3 million in 1994 from $103.0 million in 1993, but decreased as a percentage of net sales to 2.4% in 1994 from 2.5% in 1993. Contributing to the increase in income from operations was income from the European operations of $8.1 million, compared to a $3.2 million loss from such operations in 1993.

     Other expense, net increased 96.2% to $39.6 million in 1994 from $20.2 million in 1993, and increased as a percentage of net sales to 0.7% in 1994 from 0.5% in 1993. The increase in other expense was largely attributable to a higher level of borrowings to finance the Company's worldwide business expansion, including acquisitions, and foreign currency exchange losses of $6.9 million primarily related to Mexico in 1994.

     The provision for income taxes increased 25.1% to $39.6 million in 1994 from $31.7 million in 1993, reflecting the 21.5% increase in the Company's income before income taxes and minority interest. The Company's effective tax rate was 39.3% in 1994 as compared to 38.2% in 1993.

     Net income increased 25.8% to $63.3 million in 1994 from $50.4 million in 1993, but decreased as a percentage of net sales to 1.1% in 1994 from 1.2% in 1993.

QUARTERLY DATA; SEASONALITY

     The Company's quarterly net sales and operating results have varied significantly in the past and will likely continue to do so in the future as a result of seasonal variations in the demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations, and general economic conditions. The Company's narrow operating margins may magnify any such fluctuations. Specific historical seasonal variations in the Company's operating results have included a reduction of demand in Europe during the summer months, increased Canadian government purchasing in the first quarter, and pre-holiday stocking in the retail channel during the September to November period. In addition, as was the case with the introduction of Microsoft Windows 95 in August 1995, the product cycle of major products may materially impact the Company's business, financial condition, or results of operations.

     The following table sets forth certain unaudited quarterly historical consolidated financial data for each of the eleven quarters up to the period ended September 28, 1996. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere herein and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the selected quarterly information. This information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter shown are not necessarily indicative of results for any future period.

                                                                          INCOME BEFORE
                                                            INCOME       INCOME TAXES AND
                                                             FROM            MINORITY          NET       EARNINGS
                               NET SALES   GROSS PROFIT   OPERATIONS         INTEREST         INCOME     PER SHARE
                               ---------   ------------   ----------     ----------------     ------     ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
FISCAL YEAR ENDED DECEMBER 31, 1994
  THIRTEEN WEEKS ENDED:
    April 2, 1994............  $1,266.6       $ 92.4        $ 26.1            $ 19.4          $11.6        $0.10
    July 2, 1994.............   1,298.9         96.8          28.3              19.5           12.1         0.10
    October 1, 1994..........   1,387.0        105.1          32.9              24.3           14.6         0.12
    December 31, 1994........   1,877.7        144.7          53.0              37.5           25.0         0.21
FISCAL YEAR ENDED DECEMBER 30, 1995
  THIRTEEN WEEKS ENDED:
    April 1, 1995............  $1,879.5       $132.4        $ 38.5            $ 24.3          $17.1        $0.14
    July 1, 1995.............   1,859.6        138.9          40.2              30.0           18.4         0.15
    September 30, 1995.......   2,331.6        151.2          45.2              33.8           20.8         0.17
    December 30, 1995........   2,546.2        183.2          63.0              46.5           28.0         0.23
FISCAL YEAR ENDED DECEMBER 28, 1996
  THIRTEEN WEEKS ENDED:
    March 30, 1996...........  $2,752.7       $186.6        $ 54.9(1)         $ 39.6(1)       $23.8 (1)    $0.20(1)
    June 29, 1996............   2,790.4        190.5          59.5(2)           44.9(2)        26.8 (2)     0.22(2)
    September 28, 1996.......   2,931.5        197.5          61.4(3)           48.9(3)        26.9 (3)     0.22(3)

---------------
(1) Reflects a non-cash compensation charge of $6.7 million ($4.1 million, or $0.03 per share, net of tax) in connection with the granting of the Rollover Stock Options.

(2) Reflects a non-cash compensation charge of $1.1 million ($0.7 million, or less than $0.01 per share, net of tax) in connection with the granting of the Rollover Stock Options.

(3) Reflects a non-cash compensation charge of $1.1 million ($0.6 million, or less than $0.01 per share, net of tax) in connection with the granting of the Rollover Stock Options.

     As indicated in the table above, the increases in the Company's net sales in the fourth quarter of each fiscal year have generally been higher than those in the other three quarters in the same fiscal year. The trend of higher fourth quarter net sales is attributable to calendar year-end business purchases and holiday period purchases made by customers. Additionally, gross profit in the fourth quarter of each year has historically been favorably impacted by attractive year-end product buying opportunities which have often resulted in higher purchase discounts. Net sales in the third quarter of 1995 were positively impacted by the release of Microsoft Windows 95. However, gross and operating margins were lower in the third quarter of 1995 due to the significant volume of Microsoft Windows 95 sales, which had lower than average gross margins.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its growth and cash needs largely through income from operations and borrowings (primarily from Ingram Industries), as well as from trade and supplier credit.


     Cash provided by operating activities increased to $273.3 million in the first three quarters of 1996 from $32.5 million in the first three quarters of 1995. The significant increase in cash provided by operating activities was partially due to higher net income and the difference between accounts receivable, inventory levels, and accounts payable in the first three quarters of 1996 as compared to the first three quarters of 1995 due to the launch of Microsoft Windows 95 in the third quarter of 1995. Net cash used by investing activities was $64.5 million and $36.1 million in the first three quarters of 1996 and 1995, respectively. This increase was due to the Company's expansion of warehouse and other facilities. Net cash used for financing activities increased to $221.6 million from $17.1 million in the first three quarters of 1996 and 1995, respectively, as a result of higher repayments on borrowings from Ingram Industries and the $20.0 million distribution to Ingram Industries, both in the first three quarters of 1996.


     Net cash used by operating activities was $251.3 million, $87.1 million, and $41.7 million in 1995, 1994, and 1993, respectively. The significant increase in cash used by operating activities in 1995 over 1994 was due to the increased levels of inventory which accounted for a use of $580.1 million in 1995 as compared to $345.5 million in 1994 and an increase in accounts receivable which accounted for a use of $320.2 million in 1995 as compared to $232.3 million in 1994. Cash provided by accounts payable of $543.8 million in 1995 and $411.0 million in 1994 partially offset the use related to inventory and accounts receivable. The increase in the difference between inventory levels and accounts payable in 1995 as compared to 1994 was primarily due to the launch of Microsoft Windows 95.

     Net cash used by investing activities of $48.8 million, $42.6 million, and $40.7 million in 1995, 1994, and 1993, respectively, was due to the Company's expansion of warehouse and other facilities in each year and the acquisitions of operations in four European countries in 1994 and the acquisition of operations in three countries in Europe and in Mexico in 1993.

     Net cash provided by financing activities was $298.3 million, $143.3 million, and $101.4 million in 1995, 1994, and 1993, respectively. The increase in each period was primarily provided by an increase in borrowings from Ingram Industries.

     The Company's sources of capital have primarily been borrowings from Ingram Industries. As of September 28, 1996, the Company had total debt outstanding of $625.0 million, including $479.7 million due to Ingram Industries. The Company has a commitment from NationsBank of Texas N.A. and The Bank of Nova Scotia with respect to the $1 billion Credit Facility, and the Company expects to enter into a formal agreement, which will contain standard provisions for agreements of its type, prior to the closing of this offering. Under the Credit Facility, the Company can borrow up to $750 million in foreign currencies through negotiated arrangements with individual lenders in the syndicate. The Company can use up to $250 million of the Credit Facility for letters of credit. The Company will be required to comply with certain financial covenants, including minimum net worth, restrictions on funded debt, current ratio and interest coverage, which will be tested as of the end of each fiscal quarter. The Credit Facility also restricts the Company's ability to pay dividends. Borrowings will be subject to the satisfaction of customary conditions, including the absence of any material adverse change in the Company's business or financial condition. Concurrently with the Split-Off, the Company will assume Ingram Industries' accounts receivable securitization program in partial satisfaction of amounts due to Ingram Industries. The Company intends to use borrowings under the Credit Facility to repay (i) the remaining intercompany indebtedness and (ii) outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries, as participants in Ingram Industries' existing unsecured credit facility, which will terminate concurrently with the closing of this offering.


     The net proceeds from the Combined Offering will be used to repay a portion of the borrowings under the Credit Facility. After giving effect to the foregoing transactions, including the application of the net proceeds from the Combined Offering, borrowings under the Credit Facility would have been approximately $69.3 million on a pro forma basis at September 28, 1996. See "Use of Proceeds." After giving effect to the foregoing transactions and the application of the net proceeds from the Combined Offering, the Company would have had available approximately $930.7 million under the Credit Facility. The aggregate amount of long-term debt outstanding after the Split-Off, and before application of the proceeds from the Combined Offering, will be substantially similar to the long-term debt and debt due to Ingram Industries immediately prior to the Split-Off, except as adjusted for the accounts receivable securitization program to be assumed by the Company and the incurrence of an additional $22.6 million of indebtedness in connection with the acquisition of lease agreements related to certain facilities currently utilized by the Company. See "Certain Transactions."


     Effective February 1993, the Company entered into an agreement with Ingram Industries whereby the Company sold all of its domestic trade accounts receivable to Ingram Industries on an ongoing basis. Ingram Industries transferred certain trade accounts receivable from the Company and other Ingram Industries affiliates to a trust which sold certificates representing undivided interests in the total pool of trade receivables without recourse. As of September 28, 1996, Ingram Industries had sold $160 million of fixed rate certificates and a variable rate certificate, under which $13.0 million was outstanding. Ingram Industries' arrangement with the trust extended to December 31, 1997, renewable biannually under an evergreen provision up to a maximum term of 20 years. In connection with the Split-Off, in partial satisfaction of amounts due to Ingram Industries, the Ingram Industries accounts receivable securitization program will be assumed by the Company, which will be the sole seller of receivables. Under the amended program, certain of the Company's domestic receivables will no longer be transferred to the trust. The Company believes the amended program will contain sufficient trade accounts receivable to support the outstanding fixed rate certificates and an unspecified amount of the variable rate certificates. Assumption of the securitization program results in a $160 million reduction of trade accounts receivable and due to Ingram Industries. See Note 4 of Notes to Consolidated Financial Statements.

     The Company and its foreign subsidiaries have uncommitted lines of credit and short-term overdraft facilities in various currencies which aggregated $114.1 million as of September 28, 1996. These facilities are used principally for working capital and bear interest at market rates. See Note 6 of Notes to Consolidated Financial Statements.

     The Company believes that the net proceeds from the Combined Offering, together with net cash provided by operating activities, supplemented as necessary with funds available under credit arrangements (including the Credit Facility), will provide sufficient resources to meet its present and future working capital requirements and other cash needs for at least the next 12 months, or earlier if the Company were to engage in any corporate transactions not currently anticipated, in which event the Company anticipates that additional debt or equity financing would be required.

     The Company presently expects to spend approximately $90 million in each of 1996 and 1997 for capital expenditures due to the continued expansion of its business.

ASSET MANAGEMENT

     The Company maintains sufficient quantities of product inventories to achieve high order fill rates. The Company believes that the risks associated with slow moving and obsolete inventory are substantially mitigated by protection and stock return privileges provided by suppliers. In the event of a supplier price reduction, the Company generally receives a credit for products in its inventory. In addition, the Company has the right to return a certain percentage of purchases, subject to certain limitations. Historically, price protection, stock return privileges, and inventory management procedures have helped to reduce the risk of decline in the value of inventory. The Company's risk of decline in the value of inventory could be greater outside the United States, where agreements with suppliers are more restrictive with regard to price protection and the Company's ability to return unsold inventory. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. Inventory levels may vary from period to period, due in part to the addition of new suppliers or new lines with current suppliers and large cash purchases of inventory due to advantageous terms offered by suppliers. See "Risk Factors -- Risk of Inventory Losses."

     The Company offers various credit terms to qualifying customers as well as prepay, credit card, and COD terms. The Company closely monitors customers' creditworthiness through its on-line computer system which contains detailed information on each customer's payment history and other relevant information. In addition, the Company participates in a national credit association which exchanges credit rating information on customers of association members. In most markets, the Company utilizes various levels of credit insurance to allow sales expansion and control credit risks. The Company establishes reserves for estimated credit losses in the normal course of business. Historically, the Company has not experienced credit losses materially in excess of established credit loss reserves.

CHANGES IN ACCOUNTING STANDARDS

     The Company will adopt Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("FAS 121") in 1996. The Company does not expect the adoption of FAS 121 to have a material effect on its financial condition or results of operations.

     The Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123") in 1996. As permitted by FAS 123, the Company will continue to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, the adoption of FAS 123 will have no impact on the Company's financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     Ingram Micro is the leading wholesale distributor of microcomputer products worldwide. The Company markets microcomputer hardware, networking equipment, and software products to more than 100,000 reseller customers in approximately 120 countries in three principal market sectors: the VAR sector, consisting of value-added resellers, systems integrators, network integrators, application VARs, and original equipment manufacturers; the Commercial sector, consisting of corporate resellers, direct marketers, independent dealers, and owner-operated chains; and the Consumer sector, consisting of consumer electronics stores, computer superstores, mass merchants, office product superstores, software-only stores, and warehouse clubs. As a wholesale distributor, the Company markets its products to each of these types of resellers as opposed to marketing directly to end-user customers.


     The Company conducts business with most of the leading resellers of microcomputer products around the world, including, in the United States, AmeriData, CDW Computer Centers, CompuCom, CompUSA, Computer City, Electronic Data Systems, En Pointe Technologies, Entex Information Services, Micro Warehouse, Sam's Club, Staples, and Vanstar. The Company's international reseller customers include Complet Data A/S, Consultores en Diagnostico Organizacional y de Sistemas, DSG Retail Ltd., 06 Software Centre Europe, B.V., GE Capital Technologies, Jump Ordenadores, Maxima S.A., Norsk Datasenter, Owell Svenska AB, SNI Siemens Nixdorf Infosys AG, and TC Sistema SPA.


     Ingram Micro offers one-stop shopping to its reseller customers by providing a comprehensive inventory of more than 36,000 products from over 1,100 suppliers, including most of the microcomputer industry's leading hardware manufacturers, networking equipment suppliers, and software publishers. The Company's broad product offerings include: desktop and notebook PCs, servers, and workstations; mass storage devices; CD-ROM drives; monitors; printers; scanners; modems; networking hubs, routers, and switches; network interface cards; business application software; entertainment software; and computer supplies. The Company's suppliers include Apple Computer, Cisco Systems, Compaq Computer, Creative Labs, Hewlett-Packard, IBM, Intel, Microsoft, NEC, Novell, Quantum, Seagate, 3Com, Toshiba, and U.S. Robotics.

     Ingram Micro distributes microcomputer products through warehouses in eight strategic locations in the continental United States and 22 international warehouses located in Canada, Mexico, most countries of the European Union, Norway, Malaysia and Singapore. The Company believes that it is the market share leader in the United States, Canada, and Mexico, and the second largest full-line distributor in Europe, based on publicly available data and management's knowledge of the industry. In 1995, approximately 31% of the Company's net sales were derived from operations outside the United States. The Export Division fulfills orders from U.S. exporters and from foreign customers in countries where the Company does not operate a distribution subsidiary, including much of Latin America, the Middle East, Africa, Australia, and parts of Europe and Asia. The Company participates in the master reseller business in the United States through Ingram Alliance.

     The Company's principal objective is to enhance its position as the preeminent wholesale distributor of microcomputer products worldwide. The Company's belief that it is the preeminent wholesale distributor of microcomputer products is based on publicly available data and management's knowledge of the industry. The Company is focused on providing a broad range of products and services, quick and efficient order fulfillment, and consistent on-time and accurate delivery to its reseller customers around the world. The Company believes that IMpulse provides a competitive advantage through real-time worldwide information access and processing capabilities. This on-line information system, coupled with the Company's exacting operating procedures in telesales, credit support, customer service, purchasing, technical support, and warehouse operations, enables the Company to provide its reseller customers with superior service in an efficient and low cost manner. In addition, to enhance sales and to support its suppliers and reseller customers, the Company provides a wide range of value-added services, such as technical training, order fulfillment, tailored financing programs, systems configuration, and marketing programs.

     The Company has grown rapidly over the past five years, with net sales and net income increasing to $8.6 billion and $84.3 million, respectively, in 1995 from $2.0 billion and $30.2 million, respectively, in 1991, representing compound annual growth rates of 43.8% and 29.3%, respectively. For the thirty-nine weeks ended

September 28, 1996, the Company's net sales and net income increased 39.6% and 37.8%, respectively, as compared to the net sales and net income levels achieved in the thirty-nine weeks ended September 30, 1995. The Company's growth during these periods reflects substantial expansion in its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, the establishment of Ingram Alliance, and the successful integration of ten acquisitions worldwide. Because of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. In addition, the Company is highly leveraged and has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business. See "Risk Factors -- Narrow Margins" and "-- Capital Intensive Nature of Business; High Degree of Leverage."

THE INDUSTRY

     The worldwide microcomputer products distribution industry generally consists of suppliers, which sell directly to wholesalers, resellers, and end-users; wholesale distributors, which sell to resellers; and resellers, which sell to other resellers and directly to end-users. A variety of reseller categories exists, including corporate resellers, VARs, systems integrators, original equipment manufacturers, direct marketers, independent dealers, owner-operated chains, franchise chains, and computer retailers. Different types of resellers are defined and distinguished by the end-user market they serve, such as large corporate accounts, small and medium-sized businesses, or home users, and by the level of value they add to the basic products they sell. Wholesale distributors generally sell only to resellers and purchase a wide range of products in bulk directly from manufacturers. Different wholesale distribution models have evolved in particular countries and geographies depending on the characteristics of the local reseller environment, as well as other factors specific to a particular country or region. The United States, for example, is distinguished by the presence of master resellers, or aggregators, which are functionally similar to wholesale distributors, but which focus on selling relatively few product lines -- typically high volume, brand name hardware systems -- to a network of franchised dealers and affiliates.

     The growth of the microcomputer products wholesale distribution industry continues to exceed that of the microcomputer industry as a whole. Faced with the pressures of declining product prices and the increasing costs of selling direct to a large and diverse group of resellers, suppliers are increasingly relying upon wholesale distribution channels for a greater proportion of their sales. To minimize costs and focus on their core capabilities in manufacturing, product development, and marketing, many suppliers are also outsourcing an increasing portion of certain functions such as distribution, service, technical support, and final assembly to the wholesale distribution channel. Growing product complexity, shorter product life cycles, and an increasing number of microcomputer products due to the emergence of open systems architectures and the recognition of certain industry standards have led resellers to depend on wholesale distributors for more of their product, marketing, and technical support needs. In addition, resellers are relying to an increasing extent on wholesale distributors for inventory management and credit to avoid stocking large inventories and maintaining credit lines to finance their working capital needs. The Company believes that new opportunities for growth in the microcomputer products wholesale distribution industry will emerge as new product categories, such as computer telephone integration ("CTI") and the digital video disc format, arise from the ongoing convergence of computing, communications, and consumer electronics.

     International markets, which represent over half of the microcomputer industry's sales, are characterized by a more fragmented wholesale distribution channel than in the United States. Increasingly, suppliers and resellers pursuing global growth are seeking wholesale distributors with international sales and support capabilities. In addition, the microcomputer products industry in international markets is less mature and growing more rapidly than in the United States, and as such, international growth opportunities for microcomputer wholesaler distributors are significant.

     The evolution of open sourcing during the past several years is a phenomenon specific to the U.S. microcomputer products wholesale distribution market. Historically, branded computer systems from large suppliers such as Apple Computer, Compaq Computer, Hewlett-Packard, and IBM were sold in the United

States only through authorized master resellers. Under this single sourcing model, resellers were required to purchase these products exclusively from one master reseller. Over the past few years, competitive pressures have led some of the major computer suppliers to authorize second sourcing, in which resellers may purchase a supplier's product from a source other than their primary master reseller, subject to certain restrictive terms and conditions (such as higher prices or the elimination of floor planning subsidies). More recently, certain computer manufacturers have authorized open sourcing, a model under which resellers can purchase the supplier's product from any source on equal terms and conditions. The trend toward open sourcing has blurred the distinction between wholesale distributors and master resellers, which are increasingly able to serve the same reseller customers, whereas previously master resellers had a captive reseller customer base. The Company believes that continued movement towards second sourcing and open sourcing puts the largest and most efficient distributors of microcomputer products, which provide the highest value through superior service and pricing, in the best position to compete for reseller customers.

     The dynamics of the microcomputer products wholesale distribution business favor the largest distributors which have access to financing and are able to achieve economies of scale, breadth of geographic coverage, and the strongest vendor relationships. Consequently, the distributors with these characteristics are tending to take share from smaller distributors as the industry undergoes a process of consolidation. The need for wholesale distributors to implement high volume/low cost operations on a worldwide basis is continuing to grow due to ongoing price competition, the increasing demand for value-added services, the trend toward open sourcing, and the increasing globalization of the microcomputer products industry. In summary, the microcomputer wholesale distribution industry is growing rapidly while simultaneously consolidating, creating an industry environment in which market share leadership and cost efficiency are of paramount importance.

BUSINESS STRATEGY

     The Company is the preeminent worldwide wholesale distributor of microcomputer products and services and believes that it has developed the capabilities and scale of operations critical for long-term success in the microcomputer products distribution industry.

     The Company's strategy of offering a full line of products and services provides reseller customers with one-stop shopping. The Company generally is able to purchase products in large quantities and to avail itself of special purchase opportunities from a broad range of suppliers. This allows the Company to take advantage of various discounts from its suppliers, which in turn enables the Company to provide competitive pricing to its reseller customers. The Company's international market presence provides suppliers with access to a broad base of geographically dispersed resellers, serviced by the Company's extensive network of distribution centers and support offices. The Company's size has permitted it to attract highly qualified associates and increase investment in personnel development and training. Also, the Company benefits from being able to make large investments in information systems, warehousing systems, and infrastructure. Further, the Company is able to spread the costs of these investments across its worldwide operations.

     The Company is pursuing a number of strategies to further enhance its leadership position within the microcomputer marketplace. These include:

     EXPAND WORLDWIDE MARKET COVERAGE. Ingram Micro is committed to extending its already extensive worldwide market coverage through internal growth in all domestic and international markets in which it currently participates. In addition, the Company intends to pursue acquisitions, joint ventures, and strategic relationships outside the United States in order to take advantage of growth opportunities and to leverage its strong systems, infrastructure, and international management skills.

     The Company believes that its skills in warehouse operations, purchasing, sales, credit management, marketing, and technical support enable it to expand effectively and quickly into new markets. The Company integrates acquired operations by incorporating its management philosophies and exacting operating procedures, implementing its IMpulse information system, applying its functional expertise, and training personnel on the Ingram Micro business model. Based upon these capabilities, the Company believes it is in the best position to serve global resellers, which are increasingly seeking a single source for microcomputer products and services.

     By providing greater worldwide market coverage, Ingram Micro also increases the scale of its business, which results in more cost economies. In addition, as it increases its global reach, the Company diversifies its business across different markets, reducing its exposure to individual market downturns. The Company has grown its international operations principally through acquisitions and currently has operations in 18 countries outside the United States: Canada, Mexico, most countries of the European Union, Norway, Malaysia, Singapore, Japan, Argentina, and Ecuador. The Company believes that it is the market share leader in the United States, Canada, and Mexico, and the second largest full-line distributor in Europe, based on publicly available data and management's knowledge of the industry. The Company's objective is to achieve the number one market share in each of the markets in which it operates.

     Ingram Micro will continue to focus on expansion of its operations through acquisitions, joint ventures, and strategic relationships in order to take advantage of significant growth opportunities around the world, both in established and developing markets.

     EXPLOIT INFORMATION SYSTEMS LEADERSHIP. Ingram Micro continually invests in its information systems which are crucial in supporting the Company's growth and its ability to maintain high service and performance levels. The Company has developed a scalable, full-featured information system, IMpulse, which the Company believes is critical to its ability to deliver worldwide, real-time information to both suppliers and reseller customers. IMpulse is a single, standardized information system, used across all markets worldwide, that has been customized to suit local market requirements. The Company believes that it is the only full-line wholesale distributor of microcomputer products in the world with such a centralized global system.

     IMpulse allows the Company's telesales representatives to deliver real-time information on product pricing, inventory, availability, and order status to reseller customers. Telesales representatives utilize the Company's Sales Adjusted Gross Profit ("SAGP") pricing system to make informed pricing decisions for each order through access to specific product and order related costs. Considering the industry's narrow margins, the Company's ability to make thousands of informed pricing decisions daily represents a competitive advantage. In addition, the Company has a number of supporting systems, including its Decision Support System ("DSS"), a multidimensional sales and profitability analysis application. The Company continuously seeks to make system modifications to provide greater capability and flexibility to the Company's individual business units and markets.

     The Company intends to continue to develop and expand the use of its Customer Information Systems ("CIS"), which packages the full range of Ingram Micro's electronic services into a single solution. CIS is designed to improve the information flow from supplier to distributor to reseller to end-user in order to conduct business in a cost-effective manner. It addresses the dynamic requirements of various customer markets by offering a core group of services through a number of different electronic media. By using CIS, resellers can place orders directly, without the assistance of a telesales representative. The Company plans further expansion in electronic links with reseller customers and suppliers to provide better access to the Company's extensive database for pricing, product availability, and technical information.

     The Company will continue to invest in the enhancement and expansion of its systems to create additional applications and functionality.

     PROVIDE SUPERIOR EXECUTION FOR RESELLER CUSTOMERS. Ingram Micro continually refines its systems and processes to provide superior execution and service to reseller customers. The Company believes that the level of service achieved with its systems and processes is a competitive advantage and has been a principal contributor to its success to date.


     Providing superior execution involves, among other factors, rapid response to customer calls, quick access to relevant product information, high order fill rates, and on-time, accurate shipments. The Company's information systems enable telesales representatives to provide reseller customers with real-time inventory and pricing information. Ingram Micro strives to maintain high order fill rates by keeping extensive supplies of product in its 30 distribution centers worldwide. In the United States and Canada, the Company has implemented control systems and processes referred to as Bulletproof Shipping, which include stock-keeping unit ("SKU") bar coding for all products and on-line quality assurance methods. As a result of this program, substantially all orders in the United States received by 5:00 p.m. are shipped on the same day, with highly accurate shipping performance.

     Ingram Micro will continue to invest in the development of systems and processes to improve execution. In the United States, the Company is currently implementing CTI technology, which will provide automatic caller identification, onscreen call waiting, and abandoned call management capabilities to telesales and customer service associates. Also in the United States, the recently installed POWER system will improve response time to reseller customers' product returns and other customer service requests. To support future customer requirements, the Company continues to expand and upgrade its distribution network. For example, a new warehouse is under construction in Millington, Tennessee. In Canada, a new returns center will be added near Toronto, Ontario. The Company is implementing formal systems for evaluating and tracking key performance metrics such as responsiveness to customers, process accuracy, order processing cycle time, and order fulfillment efficiency. Ingram Micro will use this customer satisfaction monitoring system to identify potential areas of improvement as part of the Company's focus on providing superior service.

     DELIVER WORLD-CLASS VALUE-ADDED SERVICES TO SUPPLIERS AND RESELLERS. Ingram Micro is committed to providing a diverse range of value-added wholesaling and "for fee" services to its supplier and reseller customers. Together, these services are intended to link reseller customers and suppliers to Ingram Micro as a one-stop provider of microcomputer products and related services, while meeting demand by suppliers and resellers to outsource non-core business activities and thereby lower their operating costs.

     The Company's value-added wholesaling services include final assembly and configuration of products, technical education programs, pre- and post-sale technical support, order fulfillment, and product demo evaluation.

     In addition to these value-added wholesaling services, the Company offers a variety of "for fee" services for its reseller customers and suppliers. These services include: contract configuration, contract fulfillment, contract warehousing, contract telesales, contract credit/accounts receivable management, contract inventory management, and contract technical support for customers. The Company is focused on identifying and developing services that directly meet reseller customer and supplier needs.

     MAINTAIN LOW COST LEADERSHIP THROUGH CONTINUOUS IMPROVEMENTS IN SYSTEMS AND PROCESSES. The microcomputer products industry is characterized by intense competition and narrow margins, and as a result, achieving economies of scale and controlling operating expenses are critical to achieving and maintaining profitable growth.

     Over the last five years, the Company has been successful in reducing SG&A expenses (including expenses allocated from Ingram Industries) as a percentage of net sales, from 5.8% in 1991 to 4.8% in 1995. The Company has embarked on a number of programs that are designed to continue to reduce operating expenses as a percentage of net sales.

     Many U.S. developed programs continue to be adapted for implementation in the Company's international operations. These programs include: (i) the use of advanced inventory processes and techniques to reduce the number of shipments from multiple warehouses to fulfill a single order; (ii) the use of proprietary warehouse productivity programs, such as Bulletproof Shipping and Pick Assignment; (iii) the enhancement of associates' productivity through the use of technology such as CTI, and the expanded use of multimedia workstations for functions such as Telesales and Customer Service; and (iv) the electronic automation of the ordering and information delivery process through CIS to decrease the number of non-order telesales calls. See "-- Information Systems."

     The Company believes that the continued development of the IMpulse system and related distribution processes represents an opportunity for the Company to leverage operating costs across additional areas of the Company's operations.

     DEVELOP HUMAN RESOURCES FOR EXCELLENCE AND TO SUPPORT FUTURE GROWTH. Ingram Micro's growth to date is a result of the talent, dedication, and teamwork of its associates. Future growth and success will be substantially dependent upon the retention and development of existing associates, as well as the recruitment of superior talent.

     The Company has invested in a number of programs and systems designed to assist in the development and retention of its associates. The Company recently formed its Leadership Institute to provide training on a global basis in areas such as personal leadership and basic business fundamentals. In addition, the Company provides specific functional training for associates through Company programs such as the Sales, Purchasing, and Marketing Academies. Transferring functional skills and implementing cross-training programs across all Ingram Micro locations have proven to be important factors in the Company's growth and international expansion. In conjunction with these programs, the Company intends to expand its human resource systems to provide enhanced career planning, training support, applicant tracking, and benefits administration. Also, the Company continues to seek top quality associates worldwide through local, professional, and college recruiting programs.

CUSTOMERS

     Ingram Micro sells to more than 100,000 reseller customers in approximately 120 countries worldwide. No single customer accounted for more than 3% of Ingram Micro's net sales in 1993, 1994, 1995, or the first three quarters of 1996.

     The Company conducts business with most of the leading resellers of microcomputer products around the world, including, in the United States, AmeriData, CDW Computer Centers, CompuCom, CompUSA, Computer City, Electronic Data Systems, En Pointe Technologies, Entex Information Services, Micro Warehouse, Sam's Club, Staples, and Vanstar. The Company's international reseller customers include Complet Data A/S, Consultores en Diagnostico Organizacional y de Sistemas, DSG Retail Ltd., 06 Software Centre Europe, B.V., GE Capital Technologies, Jump Ordenadores, Maxima S.A., Norsk Datasenter, Owell Svenska AB, SNI Siemens Nixdorf Infosys AG, and TC Sistema SPA. The Company has certain limited contracts with its reseller customers, although most such contracts have a short term, or are terminable at will, and have no minimum purchase requirements. The Company's business is not substantially dependent on any such contracts.

     Ingram Micro is firmly committed to maintaining a strong customer focus in all of the markets it serves. To best meet this key business objective, the Company is organized along the lines of the three market sectors it serves: VAR, Commercial, and Consumer. This organization permits the Company to identify and address the varying and often unique requirements of each customer group, as opposed to applying a uniform approach to distinctly different reseller channels. This organization model is most fully developed in the United States and Canada, and is described as follows:

     - VAR sector. VARs develop computer solutions for their customers by adding tangible value to a microcomputer product. These computer solutions range from tailored software development to systems integration that meet specific customer needs. Systems integrators, network integrators, application VARs, and original equipment manufacturers ("OEMs") are classified in this sector. In 1995, this sector contributed over 27% of Ingram Micro's U.S. net sales (inclusive of Ingram Alliance and the Export Division).

     - Commercial sector. The Commercial sector includes chain/independent dealers, corporate resellers, and direct marketers that sell a variety of computer products. This sector continues to be Ingram Micro's largest channel and contributed over 53% of the Company's 1995 U.S. net sales.

     - Consumer sector. The Consumer sector includes computer superstores, office product superstores, mass merchants, consumer electronics stores, and warehouse clubs. In 1995, over 17% of the Company's U.S. net sales came from this sector.

     In addition to focusing on the VAR, Commercial, and Consumer market sectors, the Company also has specialized strategic business units ("SBUs") designed to provide additional focused marketing and support for specific product categories or within specific markets. These product-focused SBUs address the needs of resellers and suppliers for in-depth support of particular product categories. These SBUs include the Technical

Products Division, the Macintosh and Apple Computer Division, the Enterprise Computing Division, and the Mass Storage Division. The Company's market-focused SBUs, which include the Consumer Markets Division, the Education Division, and the Government Division, are designed to meet the needs of resellers and VARs who have chosen to concentrate on a particular customer market.

     Customer organization along the VAR, Commercial, and Consumer market sectors has been implemented to varying degrees throughout the Company's worldwide operations and may not be as well defined as in the United States and Canada. Specific market circumstances vary from country to country. In some markets, a few large resellers dominate; in others, the customer base is more diversified.

SALES AND MARKETING

     Ingram Micro's telesales department is comprised of approximately 1,400 telesales representatives worldwide, of whom more than 800 representatives are located in the United States. These telesales representatives assist resellers with product specifications, system configuration, new product/service introductions, pricing, and availability. The two main United States telesales centers are located in Santa Ana, California and Buffalo, New York and are supported by an extensive national field sales organization. Currently, Ingram Micro has more than 130 field sales representatives worldwide, including more than 50 in the United States.

     In addition to customer organization along the VAR, Commercial, and Consumer market sectors, the Company utilizes a variety of product-focused groups specializing in specific product types. Specialists in processors, mass storage, networks, and other product categories promote sales growth and facilitate customer contacts for their particular product group. Ingram Micro also offers a variety of marketing programs tailored to meet specific supplier and reseller customer needs. Services provided by the Company's in-house marketing services group include advertising, direct mail campaigns, market research, retail programs, sales promotions, training, and assistance with trade shows and other events.

     In Canada, Ingram Micro has been organized along customer sector lines to render more specialized service to each customer sector. Additionally, a Montreal telesales center was opened in 1995 specifically to cover the French-speaking market. The Corporate Reseller Division has 13 dedicated field sales representatives to focus efforts on increasing penetration and protecting market share. The VAR accounts have received increasing coverage from field sales representatives, now one for each geographic region, along with dedicated telesales operations in Vancouver and Montreal. Retail customers served by the Consumer Markets Division benefit from usage of the electronic ordering systems and manufacturer/customer symposiums tailored specifically to the Consumer sector. The Company offers a myriad of marketing programs targeted at the respective customer markets and are similar to the United States programs that offer a graduated level of services based on monthly purchase volume.

     In Europe, Ingram Micro relies more heavily on telesales to cover its customer base than in the United States and Canada. In addition, the Company maintains a relatively small field sales organization to serve larger customers in each country. Many of the country operations have Technical Products Divisions that employ dedicated technical sales representatives. The European operation is expanding the presence of other product-specific divisions such as the Mass Storage Division and the Macintosh Division. Ingram Micro employs many of the same marketing tools in Europe as in the United States and Canada, including product guides, catalogues, and showcases used to promote selected manufacturers' product lines.

     In Mexico, the sales team is comprised of both field sales representatives and telesales representatives serving Mexico City, Merida, Guadalajara, Puebla, Monterrey, Leon, and Hermosillo. Complementing this sales group are marketing associates assigned to key supplier product lines. To best meet the individualized needs of its increasingly diverse customer group, the Company is in the process of realigning its sales and marketing workforce along VAR, Commercial, and Consumer sectors throughout the branch network. This is anticipated to be a strategic advantage as the trend toward greater customer focus on particular markets continues to evolve in Mexico.

     Ingram Micro's Asia Pacific sales force is responsible for growing the Company's sales in Singapore, Malaysia, Indonesia, The Philippines, Thailand, India, and Hong Kong. Marketing support for this sales effort is based on product line, but will eventually be aligned along VAR, Commercial, and Consumer sectors. To provide greater focus on the Japanese market, the Company opened a sales office in Tokyo during the third quarter of 1995.

     The Company's Export Division is supported by a team of sales representatives located in Miami, Florida and Santa Ana, California. The Miami office covers the Caribbean, Puerto Rico, Ecuador, Colombia, Venezuela, Peru, Chile, Argentina, Uruguay, and Brazil, while the Santa Ana Export representatives sell and market Ingram Micro products and services to Japan, the Middle East, and Australia. The Belgian Export office, which is part of the Company's European operations, serves Africa and areas of Europe where Ingram Micro does not have an in-country sales and distribution operation. In addition, the Export Division has field sales representatives based in Buenos Aires, Argentina and Quito, Ecuador.

PRODUCTS AND SUPPLIERS

     Ingram Micro believes that it has the largest inventory of products in the industry, based on a review of publicly available data with respect to its major competitors. The Company distributes and markets more than 36,000 products from the industry's premier microcomputer hardware manufacturers, networking equipment suppliers, and software publishers worldwide. Product assortments vary by market, and the relative importance of manufacturers to Ingram Micro varies from country to country. On a worldwide basis, the Company's sales mix is more heavily weighted toward hardware products and networking equipment than software products. Net sales of software products have decreased as a percentage of total net sales in recent years due to a number of factors, including bundling of software with microcomputers; sales growth in Ingram Alliance, which is a hardware-only business; declines in software prices; and the emergence of alternative means of software distribution, such as site licenses and electronic distribution. The Company believes that this is a trend that applies to the microcomputer products distribution industry as a whole, and the Company expects it to continue. See "Risk Factors -- Rapid Technological Change; Alternate Means of Software Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     In the United States, Ingram Micro's suppliers include almost all of the leading microcomputer hardware manufacturers, networking equipment manufacturers, and software publishers such as Apple Computer, Cisco Systems, Compaq Computer, Creative Labs, Hewlett-Packard, IBM, Intel, Microsoft, NEC, Novell, Quantum, 3Com, Seagate, Toshiba, and U.S. Robotics. Internationally, Ingram Micro has secured distribution agreements with most of the leading suppliers, and products are added to the Company's mix in response to local market demands.

     New products are continually evaluated and added to the Company's product mix upon meeting Ingram Micro's business and technical standards. The Company evaluates on average 160 products monthly. Each Ingram Micro entity has its own procedure for assessing new products based on local market characteristics, but all follow general guidelines utilizing certain business and technical criteria including market size, demand, perceived value, industry positioning, support required, ease of set-up, packaging quality, and error handling procedures. The Company proactively pursues products representing the leading edge of technology.

     The Company's suppliers generally warrant the products distributed by the Company and allow the Company to return defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes.

     The Company's business, like that of other wholesale distributors, is subject to the risk that the value of its inventory will be affected adversely by suppliers' price reductions or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of microcomputer products to protect distributors, such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Although the Company has written distribution agreements with many of its suppliers, these agreements usually provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries in which Ingram Micro is permitted to distribute the products. The agreements are also generally short term, subject to periodic renewal, and often contain provisions permitting termination by either party without cause upon relatively short notice. The Company does not believe that its business is substantially dependent on the terms of any such agreements. Under the terms of many distribution agreements, suppliers will credit the distributor for declines in inventory value resulting from the supplier's price reductions if the distributor complies with certain conditions. In addition, under many such agreements, the distributor has the right to return for credit or exchange for other products a portion of those inventory items purchased, within a designated period of time. A supplier who elects to terminate a distribution agreement generally will repurchase from the distributor the supplier's products carried in the distributor's inventory. While the industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value, management believes that these practices provide a significant level of protection from such declines. No assurance can be given, however, that such practices will continue or that they will adequately protect the Company against declines in inventory value. The Company's risk of inventory loss could be greater outside the United States, where agreements with suppliers are more restrictive with regard to price protection and the Company's ability to return unsold inventory. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. See "Risk Factors -- Product Supply; Dependence on Key Suppliers."

VALUE-ADDED SERVICES

     The Company believes that there is a trend among wholesale distributors of microcomputer products to increase available services for suppliers and customers, and the Company is committed to being in the forefront of this trend. Ingram Micro offers a myriad of programs and services to its supplier and reseller customers as an integral part of its wholesaling efforts. The Company categorizes these services into value-added wholesale distribution and "for fee" services. Together, these services are intended to link reseller customers and suppliers to Ingram Micro as a one-stop provider of microcomputer products and related services, while meeting demand by suppliers and resellers to outsource non-core business activities and thereby lower their operating costs.

     The Company's value-added wholesaling services are an important complement to its distribution activities and include final assembly and configuration of products, technical education programs, pre- and post-sale technical support, order fulfillment, and product demo evaluation.

     Ingram Micro offers a selection of "for fee" services which reseller customers and suppliers may avail themselves of, independent of product purchase transactions. Many of the value-added wholesaling services are also included in this set of "for fee" services, which include: contract configuration, contract fulfillment, contract warehousing, contract telesales, contract inventory management, and contract technical support for reseller customers and end-users. Management remains focused on adding more value-added "for fee" services to meet reseller customer and supplier needs.

     Ingram Micro's value-added services for its reseller customers and suppliers include:

     - System Configuration. Final assembly and configuration of microcomputer products for suppliers and reseller customers.

     - Order Fulfillment. Fulfillment of end-user orders on behalf of suppliers and reseller customers. This may include order-taking, configuration, shipping, and collection.

     - Electronic Services. Various electronic ordering and information delivery media integrated under the Company's CIS program which enable suppliers and reseller customers to interface directly with the Company's database.

     - Technical Support. Pre- and post-sale technical support for reseller customers.

     - Tailored Marketing Services. A range of offerings including trade show and symposium development, promotional advertising, end-user briefings, and joint sales calls performed by Ingram Micro Sales and Marketing staff for the benefit of reseller customers and suppliers.

     - Financial Services. Includes accounts receivable financing, a purchase order program, and credit insurance provided or arranged by Ingram Financial Services Company for reseller customers.

     - Inventory Management. A variety of services conducted for reseller customers that includes contract warehousing, inventory tracking by serial number, and other services.

     - Telesales. Telesales performed by the Company for suppliers and reseller customers.

     - Warehousing. Leasing of warehouse space to suppliers and reseller customers.

     - Technical Education. Various computer-based and self-study training programs, some leading to certification from suppliers.

     - Warranty and Repair. Comprehensive warranty coverage on end-user systems. This service is sub-contracted by Ingram Micro to third-party repair businesses for reseller customers.

     All of these services are currently available in the Company's U.S. operations. The degree of implementation of these value-added services in Ingram Micro's international operations varies depending on particular market circumstances. Although the Company believes that value-added services are important as a complement to its core business, such services do not, and are not in the future expected to, generate a material percentage of the Company's net sales. In addition, such value-added services do not, and are not in the future expected to, require a material portion of the Company's resources.

INGRAM ALLIANCE

     Ingram Micro entered the master reseller (also known as "aggregation") business in late 1994 with the launch of Ingram Alliance. Ingram Alliance is designed to offer resellers access to the industry's leading hardware manufacturers at competitive prices by utilizing a lower cost business model that depends upon a higher average order size, lower product returns percentage, and supplier-paid financing. See "Risk Factors -- Narrow Margins" and "-- Risks Associated with Ingram Alliance."

     The Company believes that it has been able to leverage its leading traditional wholesale distribution business in the United States to establish its master reseller business. Over 95% of Ingram Alliance's sales are funded by floor plan financing companies. The Company typically receives payment from these financing institutions within three business days from the date of the sale, allowing Ingram Alliance to operate at much lower relative working capital levels than the Company's wholesale distribution business. Such floor plan financing is typically subsidized for Ingram Alliance's reseller customers by its suppliers.

     Since its inception, Ingram Alliance has experienced rapid growth. In 1995, Ingram Alliance achieved net sales in excess of $700 million, and it currently has 12 suppliers and more than 800 reseller customers. Ingram Alliance's success has, to a large degree, been attributable to its ability to leverage Ingram Micro's distribution infrastructure and capitalize on strong supplier relationships.

     To support additional growth, Ingram Alliance remains committed to further developing relations with key suppliers. These efforts are largely driven by joint supplier/distributor sales calls, proposal and bid development programs, and tailored marketing campaigns carried out by Ingram Alliance supplier program teams.

     Ingram Alliance pursues an integrated sales and marketing strategy to gain new customers and grow its business. A fully-dedicated telesales team is in place, which in conjunction with the Company's field sales representatives aims to cultivate important relationships with reseller customers. Further, Ingram Alliance provides a wide range of high quality "for fee" value-added services for its customers including technical training and certification, warranty and repair, fulfillment, technical support, contract warehousing, and configuration services. Special promotional activities and creative financing packages are additional incentives for resellers to do business with Ingram Alliance.

INFORMATION SYSTEMS

     The Company's information system, IMpulse, is central to its ability to provide superior execution to its customers, and as such, the Company believes that it represents an important competitive advantage. See "Risk
Factors -- Dependence on Information Systems."

     Ingram Micro's systems are primarily mainframe-based in order to provide the high level of scalability and performance required to manage such a large and complex business operation. IMpulse is a single, standardized, real-time information system and operating environment, used across all of the Company's worldwide operations. It has been customized as necessary for use in every country in which the Company operates and has the capability to handle multiple languages and currencies. On a daily basis, the Company's systems typically handle 12 million on-line transactions, 26,000 orders, and 37,000 shipments. The Company has designed IMpulse as a scalable system that has the capability to support increased transaction volume. The overall on-line response time for the Company's network of over 8,000 user stations (terminals, printers, personal computers, and radio frequency hand held terminals) is less than one-half second.

     Worldwide, Ingram Micro's centralized processing system supports more than 40 operational functions including receiving, order processing, shipping, inventory management, and accounting. At the core of the IMpulse system is on-line, real-time distribution software to which considerable enhancements and modifications have been made to support the Company's growth and its low cost business model. The Company makes extensive use of advanced telecommunications technologies with customer service-enhancing features, such as Automatic Call Distribution to route customer calls to the telesales representatives. The Telesales Department relies on its Sales Wizard system for on-line, real-time tracking of all customer calls and for status reports on sales statistics such as number of customer calls, customer call intentions, and total sales generated. IMpulse allows the Company's telesales representatives to deliver real-time information on product pricing, inventory, availability, and order status to reseller customers. The SAGP pricing system enables telesales representatives to make informed pricing decisions through access to specific product and order related costs for each order. Considering the industry's narrow margins, these pricing decisions are particularly important, and the Company believes that its ability to make thousands of informed pricing decisions daily represents a competitive advantage.

     In the United States, the Company is in the process of implementing CTI technology, which will provide the telesales and customer service representatives with Automatic Number Identification capability and advanced telecommunications features such as on-screen call waiting and automatic call return, thereby reducing the time required to process customer orders and customer service requests.

     To complement Ingram Micro's telesales, customer service, and technical support capabilities, IMpulse supports CIS, which integrates all of the Company's electronic services into a single solution. CIS offers a number of different electronic media through which customers can conduct business with the Company, such as the Customer Automated Purchasing System ("CAPS"), Electronic Data Interchange ("EDI"), the Bulletin Board Service, and the Ingram Micro Web site. The Company's latest additions to CIS are its Internet-based Electronic Catalog and Manufacturer Information Library. The Electronic Catalog provides reseller customers with real-time access to product pricing and availability, with the capability to search by product category, name, or manufacturer. The Manufacturer Information Library is a comprehensive multi-manufacturer database of timely and accurate product, sales, marketing, and technical information, which is updated nightly for new information. Ingram Micro believes it is the first microcomputer wholesale distributor to offer electronic access to real-time product pricing, availability, and information on the World Wide Web. All of Ingram Micro's CIS offerings are constantly being reviewed for enhancement. For instance, a faster local network intranet solution to access the Manufacturer Information Library is currently being tested, and ordering and configuration capabilities through the Internet are under consideration.

     The Company's warehouse operations use extensive bar-coding technology and radio frequency technology for receiving and shipping, and real-time links to UPS and FedEx for freight processing and shipment tracking. The Customer Service Department uses the POWER System for on-line documentation and faster processing of customer product returns. To ensure that adequate inventory levels are maintained, the Company's buyers depend on the Purchasing system to track inventory on a continual basis. Many other features of IMpulse help to expedite the order processing cycle and reduce operating costs for the Company as well as its reseller customers and suppliers.

     To support and augment the Company's mainframe-based systems, the Company utilizes a number of client-server applications. Examples are the Marketing On-line Management System, a software application that provides management, accountability, and financial controls for over 6,000 marketing projects; APImage, an application that facilitates imaging of invoices and related documents in the Accounts Payable department, substantially reducing paper processing and improving document work flow; and DSS, a data warehousing application that enables multidimensional sales and profitability analysis. In the United States, over 330 associates across all functions have access to 75 million lines of data through DSS. DSS is used for, among other tasks, pricing decisions and analysis of profitability by customer market and product category. DSS is currently being implemented in Canada and the U.K., with plans to add other international locations thereafter. The Company has also begun to deploy other PC-based tools for both the United States and international locations, including workstations in Telesales and Purchasing to assist with product acquisition and pricing decisions.

     The Company employs various security measures and backup systems designed to protect against unauthorized use or failure of its information systems. Access to the Company's information systems is controlled through the use of passwords and additional security measures are taken with respect to especially sensitive information. The Company has a five year contract with Sungard Recovery Services for disaster recovery and twice per year performs a complete systems test, including applications and database integrity. In addition, the Company has backup power sources for emergency power and also has the capability to automatically reroute incoming calls, such as from its Santa Ana (West Coast sales) facility to its Buffalo (East Coast sales) facility. The Company has not in the past experienced significant failures or downtime of IMpulse or any of its other information systems, but any such failure or significant downtime could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. See "Risk
Factors -- Dependence on Information Systems."

     Over 350 experienced information technology professionals support the daily maintenance and continuous development of the Company's systems.

OPERATIONS

  ORDER ENTRY

     The order entry process begins with the entry of a customer account number by a telesales representative. With this input, IMpulse automatically displays the customer's name, address, credit terms, financing arrangements, and preferred shipping method. The telesales representative assists the customer on-line with product lookups, real-time inventory availability, price inquiries, and status of previous orders. As an order is entered, key information is filled in by the system, such as product description, price, availability, and adjusted gross margin. The closest warehouse to the customer with available product is automatically determined, and the corresponding product quantity is reserved. The system totals the order and automatically checks the customer's credit status. The order is released for processing, unless credit limits are exceeded or the order falls outside acceptable profit levels. In the latter case, the order is put on hold and immediately elevated for review by credit or sales management.

     Reseller customers can also conduct business electronically through the Company's CIS offerings such as CAPS, EDI, and IM On Line. By using CIS, resellers can access the Company's database and place orders directly without the assistance of a telesales representative. See "-- Information Systems."

  SHIPPING

     In most of Ingram Micro's operations, the Company's objective is to ship substantially all orders received by 5:00 p.m. on the same day. In Canada, France, Belgium, the U.K. and the Netherlands, the cut-off time for same day shipment is 6:00 p.m. When an order is released, it is immediately available for processing in the designated warehouse. IMpulse ensures cost efficient order processing through a system called Pick Assignment which determines pick lists based on the warehouse location of items ordered. In the distribution centers, Ingram Micro relies on a sophisticated bar code reading system and a flexible automated package handling system for picking, packing, and shipping products accurately and cost effectively. In addition, IMpulse provides on-line shipping, manifesting, freight costing, invoicing and package tracking information.

     The Company's warehouse inventories are maintained automatically by IMpulse which updates stock levels and feeds this information to the purchasing system for restocking as soon as an order is received. On-line quality assurance done during receipt of inbound product and prior to the shipment of orders ensures the integrity of warehouse stock inventory and the accuracy of shipments to customers. See "Risk Factors -- Dependence on Independent Shipping Companies."

  PURCHASING

     To monitor product inventory, the purchasing staff, numbering over 260 worldwide, uses the IMpulse system inventory reports, which provide product inventory levels, six months' sales history, month-to-date, and year-to-date sales statistics by SKU and by warehouse location. Buyers carefully analyze current and future inventory positions and profitability potential. Several factors, such as inventory carrying cost, payment terms, purchase rebates, volume discounts, and marketing funds are considered in negotiating deals with suppliers. Buyers enter purchase orders into the IMpulse system, indicating the SKU number, the quantity to be ordered, and the warehouse locations to which the order should be shipped. Cost information and supplier terms and conditions are automatically entered on the purchase order; and can be modified if different terms have been negotiated. The IMpulse system automatically generates purchase orders for each inventory warehouse location and transmits these orders directly to the suppliers via EDI or facsimile. See "Risk Factors -- Risk of Declines in Inventory Value."

     A number of purchasing programs have been developed to exploit opportunities unique to certain of the Company's operations. In Europe, the country managers work together as a group to obtain the best available supplier terms. The European "Inventory Sharing" program, when fully implemented, will allow sales personnel in one market to order products that are out of stock or otherwise unavailable in the local country from another European Ingram Micro business unit. Benefits of this program include lower inventory costs, better inventory turnover, and improved margins. In Canada, the U.S. Direct Fulfillment Program allows the fulfillment of individual Canadian orders from the United States as necessary. See "-- Geographic Tactics -- Canada" and "-- Europe."

GEOGRAPHIC TACTICS

     Ingram Micro operates worldwide with a set of common, global strategies. Recognizing the varying requirements of the Company's different geographic markets, the Company has developed specific tactics to address local market conditions. However, the Company's non-U.S. operations are subject to certain additional risks. See "Risk Factors -- Exposure to Foreign Markets; Currency Risk."

  UNITED STATES

     In the United States, the Company has undertaken a number of key initiatives to enhance its position in the wholesale microcomputer marketplace:

     - In an effort to capture an increased share of the VAR sector, the Company will seek to convey to the market its superior ability to supply basic wholesaling services to VARs, as well as its breadth of product offerings to support vertical VAR customer sets. The Premier VAR Plus program has been developed as the prime marketing vehicle for all VAR programs and services. This program provides VARs with graduated levels of business services based on monthly purchase volume. Such services include a dedicated technical sales force, end-user leads, technology seminars, and marketing symposiums.


     - As a cornerstone of the Company's VAR efforts, the Enterprise Computing Division continues to expand its penetration in markets for high-end technical products such as UNIX, Windows NT, document imaging, and networking equipment. This will be accomplished by developing programs which institute a Company-wide commitment to the UNIX VAR market, providing a sophisticated sales force experienced in complex networking technology solutions, partnering with key suppliers of high-end technical products, and leveraging the Company's core competencies in electronic ordering and configuration.

     - In order to increase its share of the Consumer sector, the Company maintains a team of sales account managers and business development specialists dedicated to the Consumer account base. The aim of the Consumer Markets Division is to provide a variety of value-added services including inventory mix management, store personnel training, marketing programs, and administration of supplier programs.

  CANADA

     While the Company's Canadian operation closely mirrors the U.S. operation, initiatives unique to the Canadian operating environment have been developed and are described below:

     - The U.S. Direct Fulfillment Program has been instituted in Canada to take advantage of its proximity to the United States. Through this program, Canadian customers are currently able to receive products directly from the Chicago distribution center. The expanded use of the U.S. Direct Fulfillment Program will allow for greater breadth of SKUs and manufacturers represented in the Canadian marketplace.


     - As part of its overall strategy to grow share in the retail market, the Canadian operation periodically employs Dealer Development
       Representatives who provide product education, display set-up, and other on-site assistance as a special service to retail customers.


  EUROPE

     One of the Company's key objectives is to become the market share leader in Europe. The Company entered Europe in 1989 with an acquisition in Belgium. See "Risk Factors -- Acquisitions." Through a series of small acquisitions, it has rapidly grown to a pan-European presence with aggregate net sales of $1.8 billion in 1995, covering 11 countries: Austria, Belgium, Denmark, France, Germany, Italy, the Netherlands, Norway, Sweden, Spain, and the United Kingdom. The Company believes that it has the second largest market share position in Europe and that it has a strong base for future growth and increased profitability. Particular areas of focus in Europe include:

     - The Company will seek to enhance gross margin in the European operation through increased emphasis on high-end and higher margin technical product sales and the implementation of the SAGP system.

     - A program unique to Ingram Micro is Inventory Sharing. This program allows sales personnel in one European market to order products that are out of stock or otherwise unavailable in the local country from another Ingram Micro business unit. The billing is done in the local currency with all value-added taxes, tax reporting, and similar functions managed automatically by the IMpulse system. Inventory sharing allows the Company to expand its sales base without an expansion of inventory investment or individual country expansion of stock product assortment. Benefits of the program include lower inventory costs, better inventory turnover, and improved gross margin. An important initiative is to add more country operations to the inventory sharing program and to enhance the program through coordinated purchasing among several countries.

     - Continued cost reduction, as a percentage of net sales, and cost control are important for boosting profitability in the European operation. The Company aims to further reduce expense ratios of the individual business units through increased sales volume, the continued development and refinement of operations and management processes, and the increasing use of selected U.S. and Canadian business programs.

  MEXICO/ASIA PACIFIC

     Mexico. Ingram Dicom, a 70%-owned subsidiary of Ingram Micro, is the leading wholesale distributor of microcomputer products in Mexico. Ingram Dicom offers over 6,000 products to more than 5,900 reseller customers in Mexico. In 1995, over 85% of Ingram Dicom's net sales came from 1,100 resellers who primarily service the country's major banks and businesses. Additionally, Ingram Dicom also sells to a small but growing VAR client base and to mass merchant retailers (e.g., Sam's Club, Sanborn's, Price Club).

     As the local high technology market becomes more sophisticated, Ingram Dicom intends to add higher volume, more specialized technical (e.g., UNIX, networking) products to its inventory. Other important initiatives include adding a wider selection of technical education courses, extending CAPS electronic ordering throughout the entire Ingram Dicom operation, and offering a broader range of financing options for reseller customers. The Company will also continue to negotiate supplier terms and conditions aimed at limiting the Company's exposure to foreign currency fluctuations.

     Asia Pacific. Ingram Micro's Asia Pacific operations, supported by its Singapore office and warehouse, focus on serving the Singapore, Malaysia, Indonesia, Philippines, Thailand, India, and Hong Kong markets. Over 800 customers are currently served from the Singapore base, with approximately 64% of these customers concentrated in the local Singapore market. The Company operates a sales office in Tokyo serving the Japanese market. In addition, the Company has recently acquired a distributor in Malaysia.

     In building a solid regional Asia Pacific business, the Company intends to leverage its systems capability, financial strength, management experience, and excellent relationships with key suppliers. The initial aim of the Asia Pacific strategy is to recruit new suppliers and reseller customers while further adding experienced managers in key functional areas of the business. The Company is currently exploring the possibility of establishing additional operations through joint ventures or acquisitions. See "Risk Factors -- Acquisitions."

  EXPORT MARKETS

     Ingram Micro's Export Division continues to expand in international markets where the Company does not have a stand-alone, in-country presence. The Miami, Santa Ana, and Belgium offices serve more than 2,500 resellers in over 100 countries. In addition, the Export Division has field sales representatives based in Buenos Aires, Argentina and Quito, Ecuador.

     Key strategic objectives for the Export Division include increasing sales and market share in each of the regions it serves primarily by providing a broad product assortment, further cultivating key supplier relationships, and expanding reseller service offerings. The Company will continue to position itself as a global distributor of microcomputer products providing resellers in all markets access to the Company's vast selection of products via its extensive network of international and U.S. warehouses.

COMPETITION

     The Company operates in a highly competitive environment, both in the United States and internationally. The microcomputer products distribution industry is characterized by intense competition, based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and service, and availability of technical and product information. The Company believes it competes favorably with respect to each of these factors. As price points have declined, the Company believes that value-added services capabilities (such as configuration, innovative financing programs, order fulfillment, contract telesales, and contract warehousing) will become more important competitive factors.

     The Company entered the master reseller business through Ingram Alliance in late 1994. See "-- Ingram Alliance." The Company competes with other master resellers, which sell to groups of affiliated franchisees and third-party dealers. Many of the Company's competitors in the master reseller business are more experienced and have more established contacts with affiliated resellers, third-party dealers, or suppliers, which may provide them with a competitive advantage over the Company.

     The Company is constantly seeking to expand its business into areas closely related to its core microcomputer products distribution business. As the Company enters new business areas, it may encounter increased competition from current competitors and/or from new competitors, some of which may be current customers of the Company. For example, the Company intends to distribute media in the new digital video disc format and may compete with traditional music and printed media distributors. In addition, certain services the Company provides may directly compete with those provided by the Company's reseller customers. There can be no assurance that increased competition and adverse reaction from customers resulting from the Company's expansion into new business areas will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Risk Factors -- Intense Competition."

     Ingram Micro's primary competitors include large U.S.-based international distributors such as Merisel, Tech Data, and Arrow Electronics (a worldwide industrial electronics distributor), as well as national distributors such as AmeriQuest Technologies (majority owned by Computer 2000), Handleman, Navarre, and Avnet. Ingram Alliance's principal competitors include such master resellers as Intelligent Electronics, MicroAge, Datago, InaCom, and recent entrant Tech Data Elect, a division of Tech Data. Ingram Micro competes internationally with a variety of national and regional distributors. European competitors include international distributors such as Computer 2000 (owned by German conglomerate Viag AG), CHS Electronics, and Softmart/Tech Data, and several local and regional distributors, including Actebis, Scribona, and Microtech. In Canada, Ingram Micro competes with Merisel, Globelle, Beamscope, and Tech Data. Ingram Dicom is the leading distributor in Mexico, competing with such companies as MPS, CHS Electronics, Intertec, and Dataflux. In the Asia Pacific market, Ingram Micro faces both regional and local competitors, of whom the largest is Tech Pacific, a division of First Pacific Holdings, which operates in more than five Asia Pacific markets.

     Ingram Micro also competes with hardware manufacturers and software publishers that sell directly to reseller customers and end-users.

FACILITIES

     Ingram Micro's worldwide executive headquarters, as well as its West Coast sales and support offices, are located in Santa Ana, California. The Company also maintains an East Coast operations center in Buffalo, New York. A new United States distribution center in Millington, Tennessee is expected to be completed in April 1997, adding 600,000 square feet to the Company's warehouse capacity. This distribution center will be strategically located near several major transportation hubs and is expected to benefit from lower regional labor costs. The U.S. network of distribution centers permits Ingram Micro to keep an extensive supply of product close to its reseller customers, which enables the Company to provide substantially all of its U.S. reseller customers with one- or two-day ground delivery.

The principal properties of the Company consist of the following:

                                                                                APPROXIMATE
           LOCATION                           PRINCIPAL USE                FLOOR AREA IN SQ. FT.
------------------------------  -----------------------------------------  ---------------------
UNITED STATES
Santa Ana, CA.................  Executive offices                                 398,245
Buffalo, NY...................  Offices                                           188,341
Nashville, TN.................  Data Processing Center                             11,782
Millington, TN................  Distribution Center (under construction)          600,000
Chicago/Carol Stream, IL......  Distribution Centers                              456,139
Fullerton, CA.................  Distribution Center                               401,394
Harrisburg, PA................  Distribution Center                               230,000
Memphis, TN...................  Distribution Center                               160,000
Fremont, CA...................  Distribution Center                               141,540
Carrollton, TX................  Distribution Center                               121,654
Atlanta, GA...................  Distribution Center                                83,049
Miami, FL.....................  Distribution Center, Offices                       52,080

                                                                                APPROXIMATE
           LOCATION                           PRINCIPAL USE                FLOOR AREA IN SQ. FT.
------------------------------  -----------------------------------------  ---------------------
Santa Ana, CA.................  Returns Center, Offices                           219,500
Fremont, CA...................  Freight Consolidation Center                       58,435
EUROPE
Brussels, Belgium.............  Offices                                            33,600
Horsholm, Denmark.............  Offices                                            39,682
Ballerup, Denmark.............  Distribution Center                                58,104
Lesquin, France...............  Offices                                            37,088
Paris, France.................  Offices                                             4,250
Roncq, France.................  Distribution Center                                96,000
Ottobrunn, Germany............  Offices                                            32,221
Kirchheim, Germany............  Distribution Center                                75,904
Milan, Italy..................  Offices                                            17,114
Milan, Italy..................  Distribution Center                                44,669
Rome, Italy...................  Offices, Distribution Center                       10,225
Utrecht, Netherlands..........  Offices                                            30,999
Vianen, Netherlands...........  Distribution Center                                61,149
Oslo, Norway..................  Offices, Distribution Center                       53,595
Madrid, Spain.................  Offices, Distribution Center                       17,689
Barcelona, Spain..............  Offices, Distribution Center                       74,508
Kista, Sweden.................  Offices                                            26,371
Sollentuna, Sweden............  Distribution Center                                43,126
Milton Keynes, U.K............  Offices, Distribution Center                      211,992
CANADA
Toronto, Ontario..............  Offices, Distribution Center                      274,376
Vancouver, B.C................  Offices, Distribution Center                       87,148
Montreal, Quebec..............  Offices                                            12,000
MEXICO
Mexico City, D.F..............  Offices, Distribution Center                       65,695
Puebla, Puebla................  Offices, Distribution Center                       11,679
Leon, Guanajuato..............  Offices, Distribution Center                       11,206
Guadalajara, Jalisco..........  Offices, Distribution Center                        9,967
Merida, Yucatan...............  Offices, Distribution Center                        6,437
Monterrey, Nuevo Leon.........  Offices, Distribution Center                        6,039
Hermosillo, Sonora............  Offices, Distribution Center                        5,156
ASIA
Singapore.....................  Offices, Distribution Center                       20,989
Kuala Lumpur, Malaysia........  Offices, Distribution Center                        6,000
Tokyo, Japan..................  Offices                                               720

     All of the Company's facilities, with the exception of the Brussels office and the distribution centers in Chicago and Roncq, France, are leased. These leases have varying terms. The Company does not anticipate any material difficulty in renewing any of its leases as they expire or securing replacement facilities, in each case on commercially reasonable terms. The Company has recently purchased three undeveloped properties in Santa Ana, California totaling approximately 23.27 acres.

TRADEMARKS AND SERVICE MARKS

     The Company holds various trademarks and service marks, including, among others, "Ingram Micro," "IMpulse," the Ingram Micro logo, "Partnership America," and "Leading the Way in Worldwide Distribution." Certain of these marks are registered, or are in the process of being registered, in the United States and various foreign countries. Even though the Company's marks may not be registered in every country where the Company conducts business, in many cases the Company has acquired rights in those marks because of its continued use of them. Management believes that the value of the Company's marks is increasing with the development of its business but that the business of the Company as a whole is not materially dependent on such marks.

EMPLOYEES

     As of September 28, 1996, the Company had approximately 8,036 associates located as follows: United States -- 4,924, Europe -- 1,840, Canada -- 797, Mexico -- 405, and Asia-Pacific -- 70. Ingram Micro believes that its success depends on the skill and dedication of its associates. The Company strives to attract, develop, and retain outstanding personnel. None of the Company's associates in the United States, Europe, Canada, Malaysia, and Singapore are represented by unions. In Mexico, Ingram Dicom has collective bargaining agreements with one of the national unions. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to each person who is an executive officer or director of the Company:


          NAME              AGE    PRESENT AND PRIOR POSITIONS HELD(1)         YEARS POSITIONS HELD
------------------------    ---   -------------------------------------    ----------------------------
Jerre L. Stead(2)           53    Chief Executive Officer and Chairman       Aug. 1996  -   Present
                                    of the Board
                                  Chief Executive Officer and Chairman       Jan. 1995  -   Aug. 1995
                                    of the Board, Legent Corporation, a
                                    software development company
                                  Executive Vice President, Chairman          May 1993  -   Dec. 1994
                                    and Chief Executive Officer, AT&T
                                    Corp. Global Information Solutions
                                    (NCR Corp.), a computer
                                    manufacturer
                                  President and Chief Executive             Sept. 1991  -   Apr. 1993
                                    Officer, AT&T Corp. Global Business
                                    Communication Systems, a
                                    communications company
                                  Chairman, President and Chief             Sept. 1988  -   Aug. 1991
                                    Executive Officer, Square D Co., an
                                    electronics manufacturer
Jeffrey R. Rodek(3)         43    Worldwide President; Chief Operating       Dec. 1994  -   Present
                                    Officer; Director
                                  Senior Vice President, Americas and        July 1991  -   Sept. 1994
                                    Caribbean, Federal Express, an
                                    overnight courier firm
                                  Senior Vice President, Central             Dec. 1989  -   July 1991
                                    Support Services, Federal Express
David R. Dukes(3)(4)        52    Vice Chairman                              Apr. 1996  -   Present
                                  Co-Chairman                                Jan. 1992  -   Apr. 1996
                                  Chief Executive Officer, Ingram            Jan. 1994  -   Present
                                    Alliance
                                  Chief Operating Officer                   Sept. 1989  -   Dec. 1993
                                  Director                                  Sept. 1989  -   Present
                                  President                                 Sept. 1989  -   Dec. 1991
Sanat K. Dutta              47    Executive Vice President; President,       Oct. 1996  -   Present
                                    Ingram Micro U.S.
                                  Executive Vice President                   Aug. 1994  -   Oct. 1996
                                  Senior Vice President, Operations           May 1988  -   Aug. 1994
Michael J. Grainger         44    Executive Vice President;                  Oct. 1996  -   Present
                                  Worldwide Chief Financial Officer
                                    Chief Financial Officer                   May 1996  -   Oct. 1996
                                  Vice President and Controller, Ingram      July 1990  -   Present
                                    Industries
John Wm. Winkelhaus, II     46    Executive Vice President; President,
                                    Ingram Micro Europe                      Jan. 1996  -   Present
                                  Senior Vice President, Ingram Micro        Feb. 1992  -   Dec. 1995
                                    Europe
                                  Senior Vice President, Sales               Apr. 1989  -   Jan. 1992

          NAME              AGE    PRESENT AND PRIOR POSITIONS HELD(1)
------------------------    ---   -------------------------------------        YEARS POSITIONS HELD
                                                                           ----------------------------
James E. Anderson, Jr.      49    Senior Vice President, Secretary, and      Jan. 1996  -   Present
                                    General Counsel
                                  Vice President, Secretary, and            Sept. 1991  -   Present
                                    General Counsel, Ingram Industries
                                  Partner, Dearborn & Ewing, a law firm      Jan. 1986  -   Sept. 1991
Douglas R. Antone           43    Senior Vice President; President,          June 1994  -   Present
                                    Ingram Alliance
                                  Senior Vice President, Worldwide           Nov. 1993  -   May 1994
                                    Sales and Marketing, Borland
                                    International, a software
                                    development company
                                  Senior Vice President, Worldwide           July 1990  -   Nov. 1993
                                    Sales, Borland International
Larry L. Elchesen           46    Senior Vice President                      June 1994  -   Present
                                  President, Ingram Micro Canada              May 1989  -   Present
Philip D. Ellett            42    Senior Vice President; Chief               Oct. 1996  -   Present
                                    Operating Officer, Ingram Micro
                                    Europe
                                  Senior Vice President; General             Jan. 1996  -   Oct. 1996
                                    Manager, U.S. Consumer Markets
                                    Division
                                  President, Gates/Arrow, an                 Aug. 1994  -   Dec. 1995
                                    electronics distributor
                                  President and Chief Executive              Oct. 1991  -   Aug. 1994
                                    Officer, Gates/F.A. Distributing,
                                    Inc.
                                  President and Chief Operating              Oct. 1990  -   Oct. 1991
                                    Officer, Gates/F.A. Distributing,
                                    Inc.
David M. Finley             56    Senior Vice President, Human               July 1996  -   Present
                                    Resources
                                  Senior Vice President, Human                May 1995  -   July 1996
                                    Resources, Budget Rent a Car, a car
                                    rental company
                                  Vice President, Human Resources, The       Jan. 1977  -   May 1995
                                    Southland Corporation, a
                                    convenience retail company
Robert Furtado              40    Senior Vice President, Operations          Aug. 1994  -   Present
                                  Vice President, Operations                 July 1989  -   Aug. 1994
Robert Grambo               32    Senior Vice President, Telesales           Oct. 1995  -   Present
                                  Vice President, Sales                      Apr. 1994  -   Sept. 1995
                                  Vice President, Product Marketing          Apr. 1993  -   Mar. 1994
                                  President, Bloc Publishing Corp., a        Apr. 1992  -   Apr. 1993
                                    software publishing firm
                                  Senior Director, Purchasing, Ingram        Jan. 1990  -   Apr. 1992
                                    Micro
Ronald K. Hardaway          52    Senior Vice President; Chief               Jan. 1992  -   Present
                                    Financial Officer, Ingram Micro
                                    U.S.
                                  Senior Vice President and Controller       June 1990  -   Jan. 1992
Gregory J. Hawkins          42    Senior Vice President, Sales               Oct. 1995  -   Present
                                  Vice President, Sales                      Jan. 1993  -   Oct. 1995
                                  Vice President, Major Accounts             Aug. 1992  -   Jan. 1993
                                  Director, Major Accounts, Consumer         June 1992  -   Aug. 1992
                                    Markets
                                  Director, Marketing                        Jan. 1991  -   June 1992
James M. Kelly              60    Senior Vice President, Management          Feb. 1991  -   Present
                                    Information Systems

          NAME              AGE    PRESENT AND PRIOR POSITIONS HELD(1)
------------------------    ---   -------------------------------------        YEARS POSITIONS HELD
                                                                           ----------------------------
David W. Rutledge           43    Senior Vice President, Asia Pacific,       Jan. 1996  -   Present
                                    Latin America and Export Markets
                                  Senior Vice President, Administration     Sept. 1991  -   Dec. 1995
                                  Vice President, Secretary, and             Jan. 1986  -   Sept. 1991
                                    General Counsel, Ingram Industries
Martha R. Ingram(5)(6)      61    Director                                    May 1996  -   Present
                                  Chairman of the Board of Directors          May 1996  -   Aug. 1996
                                  Chairman of the Board of Directors,        June 1995  -   Present
                                    Ingram Industries
                                  Director, Ingram Industries                     1981  -   Present
                                  Chief Executive Officer, Ingram            Apr. 1996  -   Present
                                    Industries
                                  Director of Public Affairs, Ingram              1979  -   June 1995
                                    Industries
John R. Ingram(5)           35    Director                                   Dec. 1994  -   Present
                                  Acting Chief Executive Officer              May 1996  -   Aug. 1996
                                  Co-President, Ingram Industries            Jan. 1996  -   Present
                                  President, Ingram Book Company             Jan. 1995  -   Oct. 1996
                                  Vice President, Purchasing, Ingram         Jan. 1994  -   Dec. 1994
                                    Micro Europe
                                  Vice President, Management Services,       July 1993  -   Dec. 1993
                                    Ingram Micro Europe
                                  Director of Management Services,           Jan. 1993  -   June 1993
                                    Ingram Micro Europe
                                  Director of Purchasing                     Apr. 1991  -   Dec. 1992
David B. Ingram(5)          33    Director                                    May 1996  -   Present
                                  Chairman and President, Ingram             Mar. 1996  -   Present
                                    Entertainment
                                  President and Chief Operating              Aug. 1994  -   Mar. 1996
                                    Officer, Ingram Entertainment
                                  Vice President, Major Accounts,            Nov. 1993  -   Aug. 1994
                                    Ingram Entertainment
                                  Assistant Vice President, Sales,           June 1992  -   Nov. 1993
                                    Ingram Entertainment
                                  Director, Sales, Ingram Entertainment      July 1991  -   June 1992
Philip M. Pfeffer           51    Director                                        1986  -   Present
                                  President and Chief Operating               May 1996  -   Present
                                    Officer, Random House Inc., a
                                    publishing company
                                  Executive Vice President, Ingram           Dec. 1981  -   Mar. 1996
                                    Industries
                                  Chairman and Chief Executive Officer,      Dec. 1981  -   Dec. 1995
                                    Ingram Distribution Group Inc.
                                  Chairman, Ingram Micro Holdings Inc.       Apr. 1989  -   Oct. 1995

          NAME              AGE    PRESENT AND PRIOR POSITIONS HELD(1)        YEARS POSITIONS HELD
------------------------    ---   -------------------------------------   ----------------------------
Don H. Davis, Jr.(3)(7)     56    Director Nominee                           Oct. 1996  -   Present
                                  President and Chief Operating              July 1995  -   Present
                                    Officer, Rockwell International
                                    Corporation, a diversified
                                    high-technology company
                                  Executive Vice President and Chief         Jan. 1994  -   July 1995
                                    Operating Officer, Rockwell
                                    International Corporation
                                  Senior Vice President; President,          June 1993  -   Jan. 1994
                                    Automation Group, Rockwell
                                    International Corporation
                                  President, Allen-Bradley Company, a        July 1989  -   Jan. 1994
                                    wholly-owned subsidiary of Rockwell
                                    International Corporation

J. Phillip Samper(3)(8)     62    Director Nominee                           Oct. 1996  -   Present
                                  Chairman and Chief Executive Officer,       May 1995  -   Mar. 1996
                                    Cray Research, Inc., a computer
                                    products company
                                  President and Chief Executive              Jan. 1994  -   Mar. 1995
                                    Officer, Sun Microsystems Computer
                                    Company, a division of Sun
                                    Microsystems, Inc., a computer
                                    products company
                                  Managing Partner, FRN Group, a             Feb. 1991  -   Jan. 1994
                                    private investment and consulting
                                    firm
                                  President and Chief Executive               May 1990  -   Feb. 1991
                                    Officer, Kindercare Learning
                                    Centers, Inc., a child care and
                                    educational company

Joe B. Wyatt(3)(9)          61    Director Nominee                           Oct. 1996  -   Present
                                  Chancellor, Vanderbilt University          July 1982  -   Present


---------------
(1) The first position and any other positions not given a separate corporate identification are with the Company.


(2) Jerre L. Stead is a director of Armstrong World Industries, Inc., Autodesk, Inc., and TJ International, Inc.



(3) Messrs. Davis, Samper, and Wyatt have agreed to serve as directors, with their service to begin as of the date of this Prospectus. Messrs. Rodek and Dukes will resign from the Board of Directors at such time.


(4) David R. Dukes is a director of National Education Corporation.

(5) Martha R. Ingram is the mother of David B. Ingram and John R. Ingram. There are no other family relationships among the above individuals.

(6) Martha R. Ingram is a director of Baxter International Inc., First American Corporation, and Weyerhaeuser Co.


(7) Don H. Davis, Jr is a director of Sybron International Corporation.



(8) J. Phillip Samper is a director of Armstrong World Industries, Inc., The Interpublic Group of Companies, Inc., Sylvan Learning Systems, Inc., Network Storage Corp., and Scitex Corporation, Ltd.



(9) Joe B. Wyatt is a director of Sonat, Inc. and Reynolds Metals Company.


BOARD OF DIRECTORS


     The Board of Directors currently consists of Mr. Stead, Mrs. Ingram and Messrs. John R. Ingram, Rodek, Dukes, David B. Ingram, and Pfeffer. Messrs. Davis, Samper, and Wyatt have agreed to serve as directors, with their service to begin as of the date of this Prospectus. Messrs. Rodek and Dukes will resign from the Board of Directors at such time. So long as the Ingram Family Stockholders and their permitted transferees (as defined in the Board Representation Agreement) own in excess of 25,000,000 shares of the outstanding Common Equity, the Board Representation Agreement will provide for the designation of (i) not more than three directors designated by the Ingram Family Stockholders, (ii) one director designated by the Chief Executive Officer of the Company, and (iii) four or five additional directors ("Independent Directors") who are not members of the Ingram family or executive officers or employees of the Company. Directors designated by the Ingram Family Stockholders may include Martha R. Ingram, any of her legal descendants, or any of their respective spouses. See "The Split-Off and the Reorganization -- The Split-Off." Mr. Pfeffer is an Independent Director, and Messrs. Davis, Samper, and Wyatt will be Independent Directors. One additional Independent Director may be designated after the closing of this offering.


     COMMITTEES. The Board Representation Agreement provides for the formation of certain committees of the Board of Directors. The Bylaws of the Company specifically provide for four committees: an Executive Committee, a Nominating Committee, an Audit Committee, and a Compensation Committee.

     The Executive Committee will consist of three directors, one of whom will be a director designated by the Ingram Family Stockholders, one of whom will be the director designated by the Chief Executive Officer of the Company, and one of whom will be an Independent Director. The Executive Committee may approve management decisions requiring the immediate attention of the Board of Directors during the period of time between each regularly scheduled meeting of the Board. The Executive Committee will not have authority to approve any of the following items, all of which require the approval of the Board: (i) any action that would require the approval of the holders of a majority of the stock held by certain of the Ingram Family Stockholders or that would require approval of the holders of a majority of the Common Equity under applicable law or under the Certificate of Incorporation or Bylaws of the Company; (ii) any acquisition with a total aggregate consideration in excess of 2% of the Company's stockholders' equity;
(iii) any action outside the ordinary course of business of the Company; or (iv) any other action involving a material shift in policy or business strategy for the Board.

     The Nominating Committee will consist of three directors, two of whom will be directors designated by the Ingram Family Stockholders, and one of whom will be the director designated by the Chief Executive Officer of the Company. The function of the Nominating Committee will be to recommend to the full Board of Directors nominees for election as directors of the Company and to elect members of committees of the Board of Directors. The Nominating Committee will name the respective members of an Audit Committee and a Compensation Committee.

     The Audit Committee will consist of at least three directors, and a majority of the members of the Audit Committee will be Independent Directors. The functions of the Audit Committee will be to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

     The Compensation Committee will consist of three directors, one of whom will be a director designated by the Ingram Family Stockholders and two of whom will be Independent Directors. The functions of the Compensation Committee will be to review and approve annual salaries, bonuses, and grants of stock options pursuant to the 1996 Plan for all executive officers and key members of the Company's management staff and to review and approve the terms and conditions of all employee benefit plans or changes thereto.


     COMPENSATION OF DIRECTORS. Directors who are not Independent Directors will not receive any additional compensation for serving on the Board of Directors, but will be reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof. Each Independent Director will be granted, on the later of (i) the date his or her service as a director begins and (ii) the date of this Prospectus, options to purchase 45,000 shares of Common Stock. These options will have an exercise price per share equal to the market price of the Common Stock on the date of grant and will vest in equal installments on the first, second, and third anniversaries of the date of grant. Independent Directors will not receive any other compensation for their service, but will be reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table provides information relating to compensation for the year ended December 30, 1995 for the Company's former Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered by each Named Executive Officer during the year ended December 30, 1995. A portion of this compensation was paid by Ingram Industries and was included as a factor in the determination of intercompany charges paid by the Company to Ingram Industries.

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                            ---------------
                                                                                AWARDS
                                                                            ---------------       ALL
                                                  ANNUAL COMPENSATION         SECURITIES         OTHER
                                               --------------------------     UNDERLYING      COMPENSATION
  NAME AND PRINCIPAL POSITION(S)     YEAR(1)   SALARY($)(2)   BONUS($)(3)   OPTIONS/SARS(#)      ($)(4)
-----------------------------------  -------   ------------   -----------   ---------------   ------------
Linwood A. (Chip) Lacy, Jr.(5).....    1995      $558,000      $ 414,057             --         $ 28,617
  Former Chief Executive Officer
  and Former Chairman of the Board
  of Directors
Jeffrey R. Rodek...................    1995       392,820        267,089        240,258(6)       163,649
  Worldwide President, Chief
  Operating Officer, and Director
David R. Dukes.....................    1995       260,130        205,611             --           10,607
  Vice Chairman of the Company,
  Chief Executive Officer of Ingram
  Alliance, and Director
Sanat K. Dutta.....................    1995       263,500        213,593             --           12,365
  Executive Vice President and
  President, Ingram Micro U.S.
John Wm. Winkelhaus, II............    1995       250,000        130,441             --          124,287
  Executive Vice President and
  President, Ingram Micro Europe

---------------

(1) Under rules promulgated by the Securities and Exchange Commission, since the Company was not a reporting company during the three immediately preceding fiscal years, only the information with respect to the most recent completed fiscal year is reported in the Summary Compensation Table.

(2) Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts.

(3) Reflects amounts paid in 1996 in respect of the fiscal year ended December 30, 1995.

(4) Includes the following amounts: Mr. Lacy (group term life insurance, $3,600; employer thrift plan contributions, $20,625; relocation, $4,392); Mr. Rodek (group term life insurance, $1,632; employer thrift plan contributions, $11,631; relocation, $150,386); Mr. Dukes (group term life insurance, $1,152; employer thrift plan contributions, $9,455); Mr. Dutta (group term life insurance, $2,784; employer thrift plan contributions, $9,581); and Mr. Winkelhaus (group term life insurance, $1,006; employer thrift plan contributions, $6,211; and expatriate compensatory payments, $117,070).

(5) Mr. Lacy was an employee of Ingram Industries at all times during 1995. All amounts shown for Mr. Lacy were paid by Ingram Industries, and a portion of such amounts is reflected in the Company's consolidated statement of income under charges allocated from Ingram Industries.

(6) Represents options exercisable for 175,000 shares of Ingram Industries common stock, which will be converted into options exercisable for 240,258 shares of Common Stock in connection with the Split-Off.

     STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table provides information relating to stock options granted to the Named Executive Officers for the year ended December 30, 1995.

                                                  INDIVIDUAL GRANTS(1)                       POTENTIAL
                                    -------------------------------------------------       REALIZABLE
                                                  % OF TOTAL                             VALUE AT ASSUMED
                                    NUMBER OF    OPTIONS/SARS                             ANNUAL RATES OF
                                    SECURITIES    GRANTED TO                                STOCK PRICE
                                    UNDERLYING   EMPLOYEES OF   EXERCISE                 APPRECIATION FOR
                                     OPTIONS/    THE COMPANY    OR BASE                     OPTION TERM
                                       SARS       IN FISCAL      PRICE     EXPIRATION   -------------------
               NAME                  GRANTED         YEAR        ($/SH)       DATE       5%($)      10%($)
----------------------------------  ----------   ------------   --------   ----------   --------   --------
Linwood A. (Chip) Lacy, Jr. ......         --            --          --           --          --         --
Jeffrey R. Rodek(2)...............    240,258        22.95%      $ 2.85       1/1/03    $326,532   $782,100
David R. Dukes....................         --            --          --           --          --         --
Sanat K. Dutta....................         --            --          --           --          --         --
John Wm. Winkelhaus, II...........         --            --          --           --          --         --

---------------

(1) The Company has, since December 30, 1995, granted certain options to purchase Class B Common Stock, including options to purchase 150,000, 35,000, 40,000, and 40,000 shares, respectively, to Messrs. Rodek, Dukes, Dutta, and Winkelhaus. Additionally, options to purchase Common Stock are expected to be granted to certain officers of the Company, including options to purchase 200,000, 150,000, 125,000, and 75,000 shares, respectively, to Messrs. Rodek, Dukes, Dutta, and Winkelhaus, concurrently with this offering at the initial public offering price set forth on the cover page of this Prospectus. See "-- 1996 Plan -- Options."

(2) Represents options exercisable for 175,000 shares of Ingram Industries common stock, which will be converted into options exercisable for 240,258 shares of Common Stock in connection with the Split-Off. Mr. Rodek's options vest according to the following schedule: 34,324 shares on January 1, 1997, 60,064 shares on January 1, 1998, 60,064 shares on January 1, 1999, 60,064 shares on January 1, 2000, and 25,742 shares on January 1, 2001.

     STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES. The following table provides information relating to stock options and ISUs exercised by the Named Executive Officers during the year ended December 30, 1995, as well as the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of December 30, 1995.

                                                                  NUMBER OF
                                                                 SECURITIES              VALUE OF
                                                                 UNDERLYING             UNEXERCISED
                                 SHARES                          UNEXERCISED           IN-THE-MONEY
                                ACQUIRED                        OPTIONS/SARS           OPTIONS/SARS
                                   ON                            AT YEAR END            AT YEAR END
                                EXERCISE        VALUE        -------------------     -----------------
                                 DURING        REALIZED         EXERCISABLE/           EXERCISABLE/
             NAME               1995(1)(2)      ($)(3)        UNEXERCISABLE(2)         UNEXERCISABLE
------------------------------  ---------     ----------     -------------------     -----------------
Linwood A. (Chip) Lacy,
  Jr. ........................  1,613,158(4)  $2,917,808        46,875/372,315(5)    $119,844/$810,153(5)
Jeffrey R. Rodek..............         --             --             0/274,580               0/214,400
David R. Dukes................         --        518,063        30,032/243,861          71,921/540,609
Sanat K. Dutta................         --             --             0/258,105               0/455,656
John Wm. Winkelhaus, II.......         --        278,600             0/244,376               0/450,216

---------------

(1) Excludes Ingram Industries ISUs held by Messrs. Lacy, Dukes, and Winkelhaus that matured in 1995 and were settled in cash.

(2) Reflects the conversion of shares of Ingram Industries common stock, or options exercisable for shares of Ingram Industries common stock, into shares of Class B Common Stock, or options exercisable for shares of Common Stock, in connection with the Split-Off.

(3) Includes $830,408, $518,063, and $278,600 paid to Messrs. Lacy, Dukes, and Winkelhaus, respectively, in connection with the settlement of ISUs.

(4) 1,544,513 of such shares were acquired from the E. Bronson Ingram Charitable 8% Remainder Unitrust and were deemed to be acquired from the Company.

(5) Excludes options exercisable for 12,731/101,121 shares of Ingram Industries common stock with a value of $44,687/$302,084.

PENSION PLAN

     None of the Named Executive Officers other than Mr. Lacy participates in the tax-qualified Ingram Retirement Plan and the non-qualified Ingram Supplemental Executive Retirement Plan (the "Retirement Plans") sponsored by Ingram Industries. At the time he left the Company, Mr. Lacy had earned one year of credited service under the Retirement Plans.

     Mr. Lacy's benefit from the Retirement Plans will be in the form of a deferred annuity. At age 65, his life only annuities would be $178.70 per month from the Ingram Retirement Plan and $539.70 per month from the Ingram Supplemental Executive Retirement Plan. It is anticipated that the Company will establish a qualified plan similar to the Ingram Industries qualified plan. None of the Named Executive Officers will participate in the Company's qualified retirement plan.

EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into an agreement with Mr. Stead pursuant to which he agreed to serve as Chief Executive Officer and Chairman of the Board of the Company. The agreement provides for the grant to Mr. Stead of options at the initial public offering price set forth on the cover page of this Prospectus exercisable for 3,600,000 shares of Common Stock. Such options will vest over an extended period, as described below. In lieu of receipt of 200,000 of such options, Mr. Stead may purchase 200,000 shares of Common Stock directly from the Company at the initial public offering price set forth on the cover page of this Prospectus. See "-- 1996 Plan -- Options" and "Employee and Priority Offers -- Employee Directed Offer." Mr. Stead will not receive any salary, bonus, or other cash compensation during the vesting period of such options; however, the Company has agreed to compensate Mr. Stead in a mutually agreeable manner in the event that the initial public offering price set forth on the cover page of this Prospectus exceeds $14.00. The Company has also agreed to provide Mr. Stead and his spouse with lifetime healthcare coverage, with a lifetime cap of $2.0 million, as well as certain other perquisites.

     In December 1994, the Company entered into an agreement with Mr. Rodek pursuant to which he agreed to serve as President and Chief Operating Officer of the Company and as a member of the Company's Board of Directors. The agreement provides for a base salary, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Rodek will receive a severance benefit equal to his annual base salary if the Company terminates his employment without cause prior to January 1, 1998. Mr. Rodek currently serves as Worldwide President and Chief Operating Officer.

     In April 1988, the Company entered into an agreement with Mr. Dutta pursuant to which he agreed to serve as Senior Vice President, Operations. The agreement provides for a base salary, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Dutta will receive a severance benefit of nine months' base salary if he is terminated without cause or 12 months' base salary if he is involuntarily terminated or has a substantial change in title or reduction of salary within 12 months of a change in control (as defined in the agreement). Mr. Dutta currently serves as Executive Vice President and President, Ingram Micro U.S.

     In June 1991, the Company entered into an agreement with Mr. Winkelhaus pursuant to which he agreed to serve as Senior Vice President, Ingram Micro Europe. The agreement provides for a base salary, a housing cost and goods and services differential, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Winkelhaus currently serves as Executive Vice President and President, Ingram Micro Europe.

     Mr. Lacy resigned as Chairman and Chief Executive Officer of the Company effective May 31, 1996. Pursuant to an agreement (the "Severance Agreement"), Mr. Lacy resigned from all positions with the Company, and resigned from all positions with Ingram Industries and its other subsidiaries, except that Mr. Lacy will remain a director of Ingram Industries until December 31, 1997, unless earlier removed in accordance with the bylaws of Ingram Industries. In addition, Mr. Lacy has agreed to serve as a director of the Company, if so requested by Ingram Industries, until December 31, 1997.

     Pursuant to the Severance Agreement, Mr. Lacy has agreed to cooperate with the Company and Ingram Industries in connection with the consummation of the Split-Off and this offering. Mr. Lacy has also agreed not to use or disclose confidential information relating to the Company. Furthermore, Mr. Lacy has agreed that until November 30, 1998, he will not compete with the Company or solicit for hire any person who was or becomes an employee of the Company between December 1, 1995 and June 1, 1998. Mr. Lacy has also agreed to similar restrictions with respect to the businesses of Ingram Industries and its other subsidiaries.

     The Company has agreed to pay Mr. Lacy one year's salary at the level in effect as of the date of his resignation, and has paid Mr. Lacy $272,000, his earned bonus for the first five months of 1996. In addition, the Severance Agreement provides for the continuation of certain health and life insurance benefits for a period of 12 months from the date thereof. Mr. Lacy will also receive certain payments from Ingram Industries.

     The shares of Ingram Industries common stock owned by Mr. Lacy will be converted into shares of Class B Common Stock in connection with the Split-Off. These shares have been placed in an escrow account, although Mr. Lacy will be permitted to sell such shares, subject to applicable tax and securities laws, provided that the after-tax proceeds of such sales remain in the escrow account. If at any time prior to December 1, 1998, Mr. Lacy breaches the terms and conditions of the Severance Agreement, the Company shall have the right to be reimbursed for its damages from this escrow account. Furthermore, Ingram Industries and the Company may suspend any payments or obligations otherwise owed to Mr. Lacy. If not earlier released due to the death of Mr. Lacy or a Change of Control (as defined therein), fifty percent of the escrow account will be released on June 1, 1998 and the remainder on December 1, 1998.

KEY EMPLOYEE STOCK PURCHASE PLAN

     As of April 30, 1996, the Board of Directors of the Company adopted, and Ingram Industries, as the sole stockholder of the Company, approved, the Key Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Company has reserved 4,000,000 shares of Class B Common Stock to cover awards under the Stock Purchase Plan.


     Employee Offering. In the second quarter of 1996, the Company offered (the "Employee Offering") 2,775,000 shares of its Class B Common Stock, of which 2,510,400 shares were purchased, in reliance upon Regulation D and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), for $17,572,800, to certain of its officers. Such shares are subject to vesting, certain restrictions on transfer, and repurchase by the Company upon termination of the holder's employment. As of the date of this Prospectus, 50,000 of such shares have been repurchased by the Company. In order to allow bank loan financing of the shares purchased in the Employee Offering, the Company entered into repurchase agreements with the bank, pursuant to which it agreed to repurchase (i) unvested shares at the lower of fair market value and $7.00 and
(ii) vested shares at fair market value, in the event of an employee's default on his or her loan.


     Restricted Stock Grants. The Company also made grants pursuant to the Stock Purchase Plan of an aggregate of 107,000 restricted shares of Class B Common Stock to certain officers and employees of the Company, which shares will vest 25% on April 1, 1998 and each year thereafter through 2001. Prior to vesting, such shares are subject to forfeiture to the Company, with no consideration paid to the holder thereof, upon termination of the holder's employment. As of the date of this Prospectus, 5,000 of such shares have been forfeited to the Company.

1996 PLAN

     As of April 30, 1996, the Board of Directors of the Company adopted, and Ingram Industries, as the sole stockholder of the Company, approved, the 1996 Equity Incentive Plan (the "1996 Plan"). The Company has amended the 1996 Plan, effective as of the date of this Prospectus, primarily to increase the number of shares available for grant from 10,000,000 shares to 12,000,000 shares, as well as to change the allowable vesting schedule for options granted under the 1996 Plan and to permit options to be granted to purchase shares of Common Stock in addition to Class B Common Stock. Options granted prior to the date of this Prospectus will continue to be governed by the 1996 Plan as in effect prior to the amendment of the 1996 Plan.

     The purpose of the 1996 Plan is to attract and retain key personnel and to enhance their interest in the Company's continued success.

     The 1996 Plan is administered by the Board of Directors of the Company or a committee appointed thereby (the "Committee"). The Committee has broad discretion, subject to contractual restrictions affecting the Company, as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement, or other termination of employment of the participant.

     The 1996 Plan permits the granting of (i) stock options that qualify as "Incentive Stock Options" under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), (ii) options other than Incentive Stock Options ("Nonqualified Stock Options"), (iii) SARs granted either alone or in tandem with other awards under the 1996 Plan, (iv) restricted stock and restricted stock units, (v) performance awards, and (vi) other stock-based awards. The Company has reserved 12,000,000 shares of Common Equity (which may be either Common Stock or Class B Common Stock) to cover awards under the 1996 Plan.

     The Board of Directors may amend, alter, or terminate the 1996 Plan at any time, provided that stockholder approval generally must be obtained for any change that would require stockholder approval under Rule 16b-3 under the Exchange Act or any other regulatory or tax requirement that the Board deems desirable to comply with or obtain relief under and subject to the requirement that no rights under an outstanding award may be impaired by such action without the consent of the holder thereof. The Committee may amend or modify the terms of any outstanding award but only with the consent of the participant if such amendment would impair his rights. In the event of certain corporate transactions or events affecting the shares or the structure of the Company, the Committee may make certain adjustments as set forth in the 1996 Plan.

     The 1996 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under
Section 401(a) of the Code.

     Options. On June 25, 1996, the Company granted options to purchase an aggregate of approximately 4,800,000 shares of Class B Common Stock under the 1996 Plan to all full-time employees of the Company who had at such time been continuously employed by the Company since January 1, 1996, as well as to certain employees of the Company, at the director level and above, who began employment with the Company at a later date. The exercise price of these options is $7.00 per share. These options, which are Incentive Stock Options to the extent permitted under the terms of the 1996 Plan and the Code, will vest as follows: (i) for officers of the Company, in four equal annual installments commencing on April 1, 1998, and (ii) for non-officers, in five equal annual installments commencing on April 1, 1997, in each case subject to continued employment with the Company.


     Concurrently with the closing of this offering, it is expected that the Board of Directors will grant options under the 1996 Plan to purchase approximately 5,200,000 shares of Common Stock to certain executive officers, employees, and Independent Directors of the Company. The exercise price of these options will be equal to the initial public offering price set forth on the cover page of this Prospectus. Of such options, options to purchase 3,400,000 shares will be granted to Mr. Stead pursuant to the employment agreement described above. See "-- Employment Agreements." Of the total options being granted to Mr. Stead, options to purchase 200,000 shares will vest immediately, and options to purchase an additional 1,600,000 shares will vest in four equal installments beginning April 1, 1998. The remaining options to purchase an additional 1,600,000 shares granted to Mr. Stead, as well as the options to purchase approximately 1,000,000 shares to be granted to other executive officers and employees of the Company, will vest over a fixed term, subject to continued employment with the Company; however, such options will vest earlier if the Company achieves certain performance criteria. The Company also intends to grant to the Independent Directors, concurrently with this offering, options to purchase an aggregate of 180,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus. See "-- Board of Directors -- Compensation of Directors." The Company has also granted options to purchase an aggregate of approximately 635,000 shares of Common Stock to certain officers of the Company, in connection with the hiring or promotion of such officers. All of such options have or will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus and otherwise have terms similar to those of the options granted in June 1996.

1996 EMPLOYEE STOCK PURCHASE PLAN


     The Company intends to make available to its employees the opportunity to purchase shares of Common Stock under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors and stockholders in October 1996. The ESPP is intended to qualify under Section 423 of the Code and permits eligible employees of the Company to purchase Common Stock through payroll deductions, provided that no employee may accrue the right to purchase more than $25,000 worth of stock under all employee stock purchase plans of the Company in any calendar year. Up to 1,000,000 shares of Common Stock will be initially available for sale under the ESPP. The amount of additional shares of Common Stock that will be made available for sale under the ESPP, if any, has not been determined. The initial offering period will commence on or about the date of this Prospectus and will end on the last market trading day on or before December 31, 1998, and the right to purchase shares of Common Stock will accrue in an amount not to exceed $13,000 per employee during the offering period. The price of Common Stock offered under the initial offer under the ESPP will be 100% of the lower of the fair market value of the Common Stock on the first or last day of the offering period. The price of Common Stock offered under subsequent ESPP offerings, the duration of which will be determined by the Committee, will be from 85% to 100% of the lower of the fair market value of the Common Stock on the first or last day of each offering period, as determined by the Committee. Employees may end their participation in the ESPP at any time during an offering period, and they will be paid their payroll deductions accumulated to date. Participation ends automatically on termination of employment with the Company.


     Rights granted under the ESPP are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

     The Board may amend or terminate the ESPP at any time. The ESPP will terminate in all events on the last business day in October 2006.

EXECUTIVE INCENTIVE BONUS PLAN

     All officers of the Company are eligible to participate in the Company's Executive Incentive Bonus Plan (the "Bonus Plan"). Pursuant to the Bonus Plan, officers receive bonus payments based on the Company's meeting or exceeding budgeted results, as well as individual achievement of previously agreed upon goals.

ROLLOVER PLAN; INCENTIVE STOCK UNITS

     In connection with the Split-Off, Ingram Industries options held by the Company's employees and certain other Ingram Industries options and SARs will be converted to Ingram Micro options ("Rollover Stock Options") to purchase shares of Common Stock. In addition, holders of approximately 300,000 Ingram Industries ISUs will have the option to exchange a portion of their ISUs for Rollover Stock Options. See "The Split-Off and the Reorganization -- The Split-Off." Upon conversion, assuming all eligible ISUs are exchanged, approximately 11,000,000 Rollover Stock Options will be outstanding, with exercise prices ranging from $0.66 to $3.32 per share. See "The Split-Off and the Reorganization -- The Split-Off." The majority of these options will be fully vested by the year 2000 and expire no later than ten years from the date of grant. These vested options generally become exercisable, if otherwise vested, upon the earlier of (i) nine months after the Split-Off or (ii) a public offering of the shares, in each case subject to the optionee's continued employment with any of the Company, Ingram Industries, or Ingram Entertainment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company does not currently maintain a separate compensation committee. Historically, base compensation of officers of the Company, and Mr. Lacy's compensation under the Bonus Plan, has been determined by the Executive Compensation Committee of the Ingram Industries board of directors, which in 1995 consisted of E. Bronson Ingram, until his resignation from the Board in May, and Messrs. Lacy and Pfeffer. Mr. Lacy did not participate in the determination of his compensation. Compensation under the Bonus Plan for all officers of the Company other than Mr. Lacy was determined by the entire Board of Directors of the Company.

                          EMPLOYEE AND PRIORITY OFFERS

EMPLOYEE DIRECTED OFFER


     Up to 535,000 shares of Common Stock offered in this offering (the "Employee Shares") have been reserved for certain employees of the Company (the "Employee Directed Offer"). Each such employee may apply to purchase a number of shares of Common Stock within a specified range at the initial public offering price set forth on the cover page of this Prospectus and on the same terms and conditions as the shares being offered to the general public. To the extent any shares are not sold in the Priority Offer (as defined below), such shares may be included in the Employee Directed Offer. In addition, Mr. Stead may purchase 200,000 shares of Common Stock directly from the Company in the Company Offering, with no underwriting discounts or commissions payable thereon. Mr. Stead intends to borrow the funds necessary to purchase such shares, and the Company may enter into a repurchase agreement with respect thereto. The repurchase agreement would provide that, in the event of a default, the Company would repurchase such shares at fair market value if they are not eligible for sale in the public market. Any purchasers who are affiliates of the Company will represent that any purchases are being made for investment purposes only.


     Any shares of Common Stock to be sold in Canada pursuant to the Employee Directed Offer will be sold by the Company directly to its employees in Canada at the initial public offering price set forth on the cover page of this Prospectus. The Company will pay the Underwriters an advisory fee which will be equal to the underwriting discounts and commissions which would have been payable to the Underwriters had such shares been sold by the Underwriters instead of directly by the Company.

     In the event that the demand for Employee Shares exceeds the number of shares of Common Stock available under the Employee Directed Offer, the maximum number of Employee Shares available to each individual will be reduced to the extent necessary so that the total subscriptions equal the number of available Employee Shares. Any application for a number of shares that is less than the employee's new maximum individual application size will be unaffected thereby.

PRIORITY OFFER


     Up to 1,765,000 of the shares of Common Stock offered in this offering (the "Priority Shares") have been reserved pursuant to a priority allocation offer (the "Priority Offer"). The Priority Offer is being made to certain customers and vendors of the Company, to certain other individuals, including certain employees of Ingram Industries and Ingram Entertainment, and to Ingram Industries. Ingram Industries may purchase approximately 300,000 shares of Common Stock in connection with its obligations under certain deferred compensation plans which relate to the performance of the Common Stock. Each other such person may apply to purchase a number of shares of Common Stock within a range based on certain individual factors relating to such person at the initial public offering price set forth on the cover page of this Prospectus and on the same terms and conditions as the shares being offered to the general public. Any purchasers who are affiliates of the Company will represent that any purchases are being made for investment purposes only.


     In the event that the demand for Priority Shares exceeds the number of shares of Common Stock available under the Priority Offer, the maximum number of Priority Shares available to each purchaser other than Ingram Industries will be reduced to the extent necessary so that the total subscriptions equal the number of available Priority Shares. Any application for a number of shares that is less than the applicant's new maximum individual application size will be unaffected thereby.

                              CERTAIN TRANSACTIONS

     Historically, Ingram Industries has provided certain administrative services to the Company. The Company is allocated a portion of the costs of these administrative services. This allocation totaled $1.6 million, $2.4 million, $3.5 million, and $3.3 million in 1993, 1994, 1995, and the first three quarters of 1996, respectively. In connection with the Split-Off, the Company will enter into the Transitional Service Agreements with Ingram Industries relating to the continued provision of certain administrative services. The Company believes that the terms of the Transitional Service Agreements will be on a basis as favorable as those that would be obtained from third parties on an arm's length basis. The Transitional Service Agreements generally terminate on December 31, 1996, although payroll services under the Transitional Service Agreements will be provided through December 31, 1997. After such termination, the Company will be required to provide such services internally or find a third-party provider of such services.


     Additionally, Ingram Industries has provided a large portion of the debt financing required by the Company in connection with its expansion. As of December 31, 1994, December 30, 1995, and September 28, 1996, $449.4 million, $673.8 million, and $479.7 million, respectively, was outstanding to Ingram Industries. Interest on such debt has been charged based on Ingram Industries' domestic weighted average cost of funds. See Note 6 of Notes to Consolidated Financial Statements. In connection with the Split-Off, the Company will assume Ingram Industries' accounts receivable securitization program in partial satisfaction of amounts due to Ingram Industries. The Company intends to use borrowings under the Credit Facility to repay the remaining intercompany indebtedness to Ingram Industries, which was incurred for general corporate purposes, primarily working capital needs in connection with the expansion of the Company's business. The Company will also use borrowings under the Credit Facility to repay outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries, as participants in Ingram Industries' existing $380 million credit facility, which will terminate concurrently with the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The Company leases certain office space near Buffalo, New York from a partnership owned by certain members of the Ingram family. The lease agreement expires January 31, 2013 and requires annual rental payments of approximately $1.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company currently subleases its facilities in Santa Ana, California and Harrisburg, Pennsylvania from Ingram Industries pursuant to a sublease which expires March 1, 2007. The sublease agreement requires annual rental payments of approximately $2.1 million. In connection with the Reorganization, the Company intends to acquire ownership of these facilities for an aggregate amount of approximately $22.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company's lease for its distribution center in Millington, Tennessee is guaranteed by Ingram Industries. This guarantee provides for the release of Ingram Industries' guarantee upon satisfaction by the Company of certain financial requirements specified in the guarantee including consummation of an initial public offering of at least $300 million. Certain of the Company's other leases are guaranteed by Ingram Industries. The Company anticipates that such guarantees will be released in connection with the Split-Off.


     The Company extended a loan during 1995 to one of its senior executive officers. This loan has been repaid in full. The largest aggregate amount outstanding at any time during 1995 was $450,000. This loan bore interest at the intercompany rate of interest paid by the Company to Ingram Industries.

     In connection with the Split-Off, it is expected that agreements relating to board representation and registration rights with respect to Common Stock held by the Ingram Family Stockholders (including shares of Common Stock issued upon conversion of Class B Common Stock) will be entered into by the Company and the Ingram Family Stockholders. See "The Split-Off and the Reorganization."

                      THE SPLIT-OFF AND THE REORGANIZATION

     Immediately prior to the closing of this offering, Ingram Industries will consummate the Split-Off. The consummation of the Split-Off is a non-waiveable condition to the closing of this offering. The Company, Ingram Industries, and Ingram Entertainment have also entered into certain agreements to effect the Reorganization. The following is a summary of certain of the material terms of the Split-Off.

THE SPLIT-OFF

     Immediately prior to the closing of this offering, Ingram Industries will consummate an exchange under an Exchange Agreement (the "Exchange Agreement"), pursuant to which certain existing stockholders of Ingram Industries may exchange a specified number of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company of equivalent value to the shares of Ingram Industries so exchanged. The exchange of shares of Ingram Industries common stock for shares of Class B Common Stock of the Company, together with those elements of the Reorganization contemplated to occur prior to the closing of this offering, are referred to herein as the "Split-Off." See "Principal Stockholders." If all eligible stockholders were to exchange all of their shares of Ingram Industries common stock eligible to be exchanged, they would receive 107,251,362 shares of Class B Common Stock. The exchange values were determined by the board of directors of Ingram Industries, which relied in part on an opinion of a financial advisor to the effect that the Split-Off was fair to all involved parties. In the Exchange Agreement, the Company covenants that, during the two-year period following the Split-Off, it will not (i) liquidate, merge, or consolidate with any other person, or sell, exchange, distribute, or dispose of any material asset other than in the ordinary course of business, (ii) with certain limited exceptions, redeem or reacquire any of its capital stock transferred in the Split-Off, (iii) cease to conduct the principal active trade or business conducted by it during the five years immediately preceding the Split-Off, or (iv) otherwise take any actions inconsistent with the facts and representations set forth in the private letter ruling from the U.S. Internal Revenue Service (the "IRS") regarding certain federal income tax consequences of the Reorganization and the Split-Off, in each case unless it first obtains an opinion from recognized tax counsel or a ruling from the IRS that such action will not affect the qualification of the transactions contemplated by the Exchange Agreement for tax-free treatment. All such covenants were necessary to obtain the private letter ruling from the IRS. After the Exchange, Ingram Entertainment will continue to be a wholly-owned subsidiary of Ingram Industries. Although there can be no assurance, it is contemplated that, pursuant to the Exchange Agreement, on or after June 20, 1997, certain remaining stockholders of Ingram Industries will exchange their remaining shares of Ingram Industries common stock for shares of Ingram Entertainment common stock.

     Certain outstanding Ingram Industries options and SARs will be converted to, and certain Ingram Industries ISUs may be exchanged for, Rollover Stock Options. The exchange values for these options, SARs, and ISUs are primarily based on the exchange value for the underlying common stock. The option, SAR, and ISU exchange values were determined by the board of directors of Ingram Industries in accordance with the respective plans under which they were issued. If all eligible ISUs are exchanged, the total number of Rollover Stock Options outstanding would be exercisable for approximately 11,000,000 shares of Common Stock. See "Management -- Rollover Plan; Incentive Stock Units."

     The Company and the Ingram Family Stockholders are expected to enter into the Board Representation Agreement. So long as the Ingram Family Stockholders and their permitted transferees (as defined in the Board Representation Agreement) own in excess of 25,000,000 shares of the outstanding Common Equity, the Board Representation Agreement will provide for the designation of (i) not more than three directors designated by the Ingram Family Stockholders, (ii) one director designated by the Chief Executive Officer of the Company, and (iii) four or five additional Independent Directors (collectively, the "Designated Nominees").

     The Ingram Family Stockholders will be required to vote their shares of Common Equity for the election of the Designated Nominees. In addition, certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; acquisitions involving aggregate consideration in excess of 10% of the Company's stockholders' equity; any guarantee of indebtedness of an entity other than a subsidiary of the Company exceeding 5% of the Company's stockholders' equity; and the incurrence of indebtedness in a transaction which could reasonably be expected to reduce the Company's investment rating (i) lower than one grade below the rating in effect immediately following this offering or (ii) below investment grade, may not be entered into without the written approval of at least a majority of the voting power deemed to be held (for purposes of the Board Representation Agreement) by certain of the Ingram Family Stockholders, acting in their sole discretion.

     The Board Representation Agreement will terminate on the date on which the Ingram Family Stockholders and their permitted transferees collectively cease to beneficially own at least 25,000,000 shares of the Common Equity of the Company (as such number may be equitably adjusted to reflect stock splits, stock dividends, recapitalization, and other transactions in the capital stock of the Company). All decisions for the Ingram Family Stockholders that are trusts or foundations will be made by the trustees thereof, who in some cases are members of the Ingram family.

     The Ingram Family Stockholders and the other stockholders of Ingram Industries who will receive shares of Class B Common Stock in the Split-Off will enter into a registration rights agreement (the "Registration Rights Agreement") which grants the E. Bronson Ingram QTIP Marital Trust (the "QTIP Trust") demand registration rights following the closing of this offering. Such demand registration rights may be exercised with respect to all or any portion (subject to certain minimum thresholds) of the shares of Class B Common Stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of this offering; provided that the Company shall not be obligated to effect (i) any registration requested by the QTIP Trust unless the QTIP Trust has furnished the Company with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the Split-Off or (ii) more than one demand registration during any 12-month period.

     The Registration Rights Agreement also grants one demand registration right (subject to certain minimum thresholds) to members of the Ingram family (which may only be exercised during the 84-month period following the closing of this offering) and one demand registration right to certain minority stockholders of the Company if a change of control of the Company occurs following the closing of this offering but prior to the second anniversary of the Split-Off Date. The minority stockholders will not be entitled to this registration right if they were offered the opportunity to participate in the change of control transaction.

     The Registration Rights Agreement restricts the exercise by any party thereto of a demand registration right, and provides that the Company will not grant any registration rights to any other person that are more favorable than those granted pursuant to the Registration Rights Agreement or that provide for the exercise of demand registration rights sooner than three months following a public offering in which such person was entitled to include its shares, unless the number of shares requested to be included in such public offering exceeded 125% of the number of shares actually included.

     In addition, the Registration Rights Agreement provides that the parties thereto shall be entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by the Company (with certain specified exceptions) during the 84-month period following the completion of this offering. Employees who received shares in the Employee Offering, and persons who have exercised Rollover Stock Options, are bound by the provisions of the Registration Rights Agreement as if such employees were parties thereto, and are entitled to the "piggyback" registration rights provided therein, with respect to the portion of their shares of Class B Common Stock that is no longer subject to restrictions.

     The Registration Rights Agreement contains provisions regarding reduction of the size of an offering that has been determined by the underwriters to have exceeded its maximum potential size and contains certain customary provisions, including those relating to holdback arrangements, registration procedures, indemnification, contribution and payment of fees and expenses.

     Pursuant to an agreement (the "Thrift Plan Liquidity Agreement") with the Ingram Thrift Plan (the "Thrift Plan"), which will receive 10,007,000 shares of Class B Common Stock in the Split-Off, during the

90-day period following each of (i) the closing of this offering and (ii) the first anniversary of the closing of this offering, the Company may elect to file a registration statement under the Securities Act covering such number of shares as are required to be sold by the Thrift Plan in order to comply with the requirements of ERISA or are necessary to fund distributions to Thrift Plan participants ("Registrable Securities"). If a registration statement covering the Registrable Securities has not become effective during either such 90-day period, the Thrift Plan may elect to sell any of such Registrable Securities to the Company during the 90-day period thereafter at the then-current fair market value of the Common Stock; provided that the Company's obligation in any fiscal year to purchase shares not required to fund distributions by the Thrift Plan will be limited to the lesser of $10,000,000 or 3% of the Company's stockholders' equity as of the beginning of such fiscal year. In addition, the Thrift Plan may elect to sell to the Company one time each calendar month, such number of shares as are necessary to fund distributions to Thrift Plan participants, except during such periods when the Company has notified the Thrift Plan of the filing of a registration statement covering Registrable Securities or when such a registration statement is effective. The Company will not be obligated to make any repurchase pursuant to the Thrift Plan Liquidity Agreement if it determines that to do so would adversely affect the tax-free nature of the Split-Off or if such repurchase would be prohibited by a credit facility of the Company. Of the 10,007,000 shares of Class B Common Stock to be received by the Thrift Plan, 9,207,000 shares will be subject to a lock-up agreement in connection with this offering. See "Shares Eligible for Future Sale" and "Underwriters."

THE REORGANIZATION

     The Company is currently a subsidiary of Ingram Industries, a company controlled by the Ingram Family Stockholders. Ingram Industries is engaged in various businesses in addition to that of the Company, including inland marine transportation; the production and transport of specification commercial sand; insurance; and the distribution of books, prerecorded video cassettes, laser discs, video games, and spoken-word audio cassettes. The businesses of the Company, Ingram Industries, and Ingram Entertainment (each, an "Ingram Company") and their respective subsidiaries will be reorganized as described below. In conjunction with the Split-Off, the Company will assume Ingram Industries' accounts receivable securitization program in partial satisfaction of amounts due to Ingram Industries. The Company will repay the remaining intercompany indebtedness with borrowings under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     Pursuant to a reorganization agreement (the "Reorganization Agreement"), each Ingram Company has agreed to retain or assume, at the time of the Reorganization, certain liabilities and obligations, including the following:
(i) liabilities and obligations incurred by such Ingram Company (other than certain general corporate level liabilities of Ingram Industries) with respect to periods ending on or prior to the closing of the Split-Off, other than liabilities or obligations arising as a result of any intentional act which is tortious or as a result of any illegal act (each, a "Designated Action") committed by (x) a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries), (y) any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries or (z) an employee (other than general corporate level employees of Ingram Industries) of any other Ingram Company; (ii) liabilities and obligations (other than general corporate level liabilities of Ingram Industries) incurred by any other Ingram Company with respect to periods ending on or prior to the closing of the Split-Off as a result of any Designated Action committed by an employee of any such Ingram Company or certain subsidiaries or business operating units of such Ingram Company; (iii) in the case of Ingram Industries, certain general corporate level liabilities and obligations up to an aggregate of $100,000 incurred by Ingram Industries with respect to certain periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' year end 1995 balance sheet; (iv) specified liabilities and obligations related to certain asset dispositions and the settlement of certain claims; and (v) liabilities and obligations incurred by such

Ingram Company with respect to periods beginning after the closing of the Split-Off. In addition, certain contingent assets or liabilities, as well as fees and costs incurred in connection with the Split-Off, will be shared 23.01% by Ingram Industries, 72.84% by the Company, and 4.15% by Ingram Entertainment. These contingent liabilities include (i) liabilities and obligations arising as a result of any Designated Action committed by a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries or other designated affiliates, or the other subsidiaries or designated affiliates of Ingram Industries), or any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries; (ii) certain general corporate level liabilities and obligations, if the aggregate of such liabilities and obligations incurred by Ingram Industries exceeds $100,000, incurred by Ingram Industries with respect to periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary and non-recurring in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' 1995 balance sheet; (iii) certain liabilities and obligations incurred by Ingram Industries in respect of specified individuals pursuant to certain deferred compensation plans of Ingram Industries; and (iv) assets, liabilities, and obligations arising in connection with certain specified asset dispositions. The Company will not be responsible for any liabilities except to the extent that the Company's share of such liabilities, fees or costs and certain other amounts (net of any contingent assets) exceeds, in the aggregate, $20,778,000. The Company currently believes that any such liabilities, fees or costs will be materially offset by amounts expected to be due from Ingram Industries. However, there can be no assurance that further payments, which could be material, will not be required in the future.


     Pursuant to the Reorganization Agreement, each Ingram Company will agree to conduct its business, from the date of the Reorganization Agreement until the closing of the Split-Off in the ordinary course of business consistent with past practice. The Reorganization Agreement provides that at or prior to the closing of the Split-Off, the Company will enter into bank repurchase agreements with respect to securities of the Company received in connection with the Exchange Agreement in exchange for shares of Ingram Industries common stock currently held as collateral for certain loans made to stockholders of Ingram Industries. If securities of Ingram Industries are exchanged for securities of Ingram Entertainment, as contemplated in "-- The Split-Off " above, Ingram Entertainment has agreed to enter into similar agreements with respect to such securities.

     Pursuant to the Reorganization Agreement, each Ingram Company has agreed to indemnify each other Ingram Company from any and all damage, loss, liability, and expense incurred as a result of any breach by such party of any covenant or agreement pursuant to the Reorganization Agreement or the failure by such party to perform its obligations with respect to any liability retained or assumed by such party pursuant to the Reorganization Agreement.

     The Ingram Companies will also enter into an employee benefits transfer and assumption agreement (the "Employee Benefits Agreement"). The Employee Benefits Agreement provides for the allocation of employee benefit assets and liabilities generally on a pro rata basis in respect of each Ingram Company's current and former employees. Each Ingram Company will indemnify the other parties with respect to such party's benefit-related assumed or retained assets and liabilities.

     In connection with the Reorganization, the Ingram Companies will enter into a tax sharing and tax services agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company agrees that it will be liable for (i) its allocable share of the consolidated federal income tax liability and any consolidated state income tax liability for the year that includes the Split-Off and (ii) generally, 72.84% of any adjustment in excess of reserves already established by Ingram Industries for federal or state income tax liabilities of Ingram Industries, Ingram Entertainment, or the Company (x) relating to tax periods ending on or prior to the Split-Off or (y) resulting from a failure (other than due to a breach of certain representations or covenants) of either the Split-Off or the subsequent exchange of securities of Ingram Industries for securities of Ingram Entertainment to qualify for tax-free treatment. However, no liability with respect to the subsequent exchange involving Ingram Entertainment will be allocated to the Company if such exchange is not completed in accordance with the provisions of the Exchange Agreement or if the facts and circumstances of such exchange are materially different from those on which the private letter ruling received by Ingram Industries (see "The Split-Off and the Reorganization -- Conditions to the Split-Off") is based, unless a supplemental private letter ruling reasonably satisfactory to the Company addressing such differences is obtained prior to such exchange. Subject to certain consultation rights and certain limited rights on the part of the Company to consent to a settlement, Ingram Industries will have the right to control any audit or proceeding relating to the Company for periods ending prior to the Split-Off. The Company will share in any refunds received in respect of the carryback of any future tax losses or credits it may suffer or receive. In addition, Ingram Industries and Ingram Entertainment have each agreed that, upon the exercise by one of its employees of an option granted in connection with the Split-Off, it will pay the Company an amount equal to the tax benefit, if any, received from any compensation deduction in respect of such exercise. Furthermore, if the Split-Off or the contemplated exchange of Ingram Entertainment common stock fails to qualify for tax-free treatment as a result of a breach by one of the Ingram Companies of specified representations or covenants contained in the Exchange Agreement, any resulting deficiency will be borne by such breaching Ingram Company.


     In addition, until 1999, the Company will provide data processing services to Ingram Industries and Ingram Entertainment for a fee to be determined. The Ingram Companies have also entered into the Transitional Service Agreements relating to the continued provision of certain administrative services (including cash management, insurance, employee benefits, and payroll administration). The Transitional Service Agreements are expected to be on terms as favorable as those that would be obtained from third parties on an arm's length basis.

CONDITIONS TO THE SPLIT-OFF

     The Split-Off is subject to the satisfaction or waiver of certain conditions including, without limitation, (i) receipt of a private letter ruling from the IRS satisfactory to Ingram Industries and certain of the Ingram Family Stockholders as to the tax-free nature of the Split-Off and a determination by the board of directors of Ingram Industries and each of the Ingram Family Stockholders that nothing has come to their attention that causes them to conclude that significant questions exist as to the validity of the ruling as applied to the Reorganization or the Split-Off; (ii) the absence of any law, judgment, injunction, order or decree which prohibits consummation of the Split-Off; (iii) the effectiveness of certain ancillary agreements; (iv) receipt of required regulatory approvals and third-party consents; (v) consummation of the scheduled refinancing and assumption of debt; and (vi) settlement of intercompany receivables and payables. On October 16, 1996, Ingram Industries received from the IRS a private letter ruling as to the tax-free nature of the Split-Off. The Exchange Agreement may be terminated by the board of directors of Ingram Industries or the holders of a majority of the outstanding shares of Ingram Industries common stock at any time prior to the closing of the Split-Off.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information, as of September 28, 1996, as adjusted for (i) the Split-Off and (ii) the issuance of the Common Stock in the Combined Offering as if such transactions had occurred on September 28, 1996, with respect to the beneficial ownership of each class of the Common Equity by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of either class of the Common Equity; (b) each director; (c) each of the Named Executive Officers; and (d) all executive officers and directors of the Company as a group. See "Management," "Certain Transactions," and "The Split-Off and the Reorganization."



                                                                                                                       COMMON
                                                     CLASS B COMMON STOCK                COMMON STOCK(1)               EQUITY
                                                ------------------------------    ------------------------------    ------------
                                                   SHARES                            SHARES                          PERCENTAGE
                                                BENEFICIALLY        PERCENTAGE    BENEFICIALLY        PERCENTAGE      OF TOTAL
                     NAME                          OWNED             OF CLASS        OWNED             OF CLASS     VOTING POWER
----------------------------------------------  ------------        ----------    ------------        ----------    ------------
E. Bronson Ingram QTIP Marital Trust(2)(3)....    69,099,259           62.9%               --              --           61.8%
Ingram Thrift Plan(2).........................    10,007,000            9.1                --              --            8.9
David B. Ingram(2)(3).........................    72,377,210(4)(5)     65.9            16,080(6)(7)         *           64.7
Robin Ingram Patton(2)(3).....................    71,646,916(4)(5)     65.2                --(7)           --           64.1
Orrin H. Ingram(2)(3).........................    73,157,670(4)(5)     66.6            68,644(6)(7)         *           65.4
Roy E. Claverie(2)............................    10,859,083(4)(8)      9.9           150,000(6)(7)         *            9.7
SunTrust Bank, Atlanta(9).....................    12,115,391           11.0                --              --           10.8
Jerre L. Stead................................            --             --           400,000(10)        2.0%              *
Jeffrey R. Rodek..............................       285,000              *                --              --              *
David R. Dukes................................        65,000              *            73,277(6)            *              *
Sanat K. Dutta................................        85,000              *            37,410(6)            *              *
John Wm. Winkelhaus, II.......................        85,000              *            42,559(6)            *              *
Martha R. Ingram(3)...........................    83,740,788(4)(5)     76.3                --(7)           --           74.9
John R. Ingram(3).............................    71,875,978(4)(5)     65.5            38,633(6)(7)         *           64.3
Philip M. Pfeffer.............................     1,972,476(5)         1.8            27,020(6)            *            1.8
J. Phillip Samper.............................            --             --                --              --             --
Joe B. Wyatt..................................            --             --           193,065(6)            *              *
Don H. Davis, Jr..............................            --             --                --              --             --
All executive officers and directors as
  a group (24 persons)(3)(11).................    91,067,943(4)(5)     82.9         1,166,807(6)(7)       5.5           81.5
Linwood A. (Chip) Lacy, Jr....................     1,390,062            1.3           110,500(6)            *            1.3


---------------
  *  Less than one percent.


 (1) Excludes each stockholder's beneficial ownership of Class B Common Stock, which may be converted into Class A Common Stock at any time, at the option of the holder. See "Description of Capital Stock."



 (2) The address for the indicated parties is: c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.



 (3) David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, John R. Ingram, and Martha R. Ingram are trustees of the QTIP Trust, and accordingly could each be deemed to be the beneficial owner of the shares held by the QTIP Trust.



 (4) Includes 71,286,290; 71,266,588; 71,286,290; 10,387,004; 71,286,290;
     81,702,786; and 83,870,115 shares, for David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, Roy E. Claverie, John R. Ingram, Martha R. Ingram, and all executive officers and directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by such trusts of which he or she is a trustee.



 (5) Excludes for David B. Ingram 5,132,080 shares held by one or more trusts of which he and/or his children are beneficiaries; for Robin Ingram Patton 2,932,917 shares held by one or more trusts of which she is a beneficiary; for Orrin H. Ingram 1,441,856 shares held by one or more trusts of which he and/or his children are beneficiaries; for John R. Ingram 2,732,815 shares held by one or more trusts of which he and/or his children are beneficiaries; for Mr. Lacy 223,097 shares held by a trust of which his children are beneficiaries; for Mr. Pfeffer 234,348 shares held by his children or one or more trusts of which his children are beneficiaries; and for Mr. Claverie 244,912 shares held by his children or one or more trusts of which he and/or his children are beneficiaries. Each such individual disclaims beneficial ownership as to such shares.



 (6) Represents Rollover Stock Options exercisable within 60 days of the date of the table for shares of Common Stock.



 (7) Excludes approximately 250,000 shares of Common Stock that may be purchased by Ingram Industries in this offering. As principal stockholders of Ingram Industries, the indicated stockholders may be deemed to be beneficial owners of the shares held by Ingram Industries.



 (8) Includes 10,007,000 shares held by the Ingram Thrift Plan. Mr. Claverie may be deemed to be the beneficial owner of such shares, because he is a trustee of the Ingram Thrift Plan.



 (9) The address for SunTrust Bank, Atlanta ("SunTrust") is 25 Park Place, NE, Atlanta, Georgia 30303. All shares are held by SunTrust, as trustee for certain individuals. SunTrust and certain of its affiliates may be deemed beneficial owners of such shares; however, SunTrust and such affiliates disclaim any beneficial interest in such shares.



(10) Includes options to purchase 200,000 shares of Common Stock, which represent the immediately exercisable portion of the options to be granted to Mr. Stead effective upon the closing of this offering. See
     "Management -- 1996 Plan -- Options."



(11) Excludes shares beneficially owned by Mr. Lacy, the Company's former Chief Executive Officer and former Chairman of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 265,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 20,200,000 shares will be issued and outstanding upon the closing of the Combined Offering (assuming no exercise of the U.S. Underwriters' over-allotment option), and 135,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 109,813,762 shares will be issued and outstanding upon the closing of the Combined Offering. In addition, the Company's Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance by the Company of up to 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), on terms determined by the Company's Board of Directors. The following description is a summary of the capital stock of the Company and is subject to and qualified in its entirety by reference to the provisions of the Certificate of Incorporation and the Amended and Restated Bylaws (the "Bylaws") of the Company, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON EQUITY

     The shares of Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     VOTING RIGHTS. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. There is no cumulative voting. See "Risk Factors -- Control by Ingram Family Stockholders."

     Subject to New York Stock Exchange requirements, for so long as there are any shares of Class B Common Stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit certain holders of Class B Common Stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire at such time as all outstanding shares of Class B Common Stock cease to be outstanding.

     DIVIDENDS, DISTRIBUTIONS, AND STOCK SPLITS. Holders of Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if, as, and when such dividends are declared by the Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of Preferred Stock, if any.

     In the case of dividends or distributions payable in Common Stock or Class B Common Stock, only shares of Common Stock will be distributed with respect to the Common Stock and only shares of Class B Common Stock will be distributed with respect to the Class B Common Stock. In the case of dividends or other distributions consisting of other voting shares of the Company, the Company will declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of the Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of the Common Stock upon the same terms and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Company, the Company will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Common Stock shall be one-tenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the security paid to the holders of the Common Stock upon the same terms and conditions applicable to the Class B Common Stock.

     Neither the Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     CONVERSION. The Common Stock has no conversion rights.

     The Class B Common Stock is convertible into Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Common Stock upon the earliest to occur of (i) the fifth anniversary of the closing of the Split-Off; (ii) the sale or transfer of such share of Class B Common Stock (a) by a holder that is a party to the Board Representation Agreement to any person that is not an affiliate, spouse or descendant of such holder, their estates or trusts for their benefit or any other party to the Exchange Agreement or (b) by any other holder, to a holder that is not the spouse or descendant of such holder or their estates or trusts for the benefit thereof; and (iii) the date on which the number of shares of Class B Common Stock then outstanding is less than 25% of the aggregate number of shares of Common Equity then outstanding.

     LIQUIDATION. In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Common Stock and the Class B Common Stock, treated as a single class.

     MERGERS AND OTHER BUSINESS COMBINATIONS. Upon a merger, combination, or other similar transaction of the Company in which shares of Common Equity are exchanged for or changed into other stock or securities, cash and/or any other property, holders of each class of Common Equity will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of Common Equity is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Common Stock and Class B Common Stock differ at that time.

     OTHER PROVISIONS. The holders of the Common Stock and Class B Common Stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock or the Class B Common Stock.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by the DGCL, or the rules of any quotation system or national securities exchange on which stock of the Company may be quoted or listed, to provide for the issuance of shares of Preferred Stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of each series and any qualifications and restrictions thereon; and, to the extent permitted by the DGCL, to increase or decrease the number of shares of such series, without any further vote or action by the stockholders. Depending upon the terms of the Preferred Stock established by the Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY; INDEMNIFICATION

     As permitted by the DGCL, the Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL (which currently provides that such liability may be so limited, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit).

     Each person who is or was a party to any action by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to have paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition, to the fullest extent permitted by the DGCL. In addition, the Company may, by action of the Board of Directors, provide indemnification to such other employees and agents of the Company to such extent as the Board of Directors determines to be appropriate under the DGCL.

     As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable. The Company also reserves the right to purchase and maintain directors' and officers' liability insurance.

OTHER CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Bylaws provide that a majority of the total number of directors shall constitute a quorum for the transaction of business. The Board of Directors may act by unanimous written consent. The Board Representation Agreement contains additional provisions relating to corporate governance. See "The Split-Off and the Reorganization -- The Split-Off."

     Annual meetings of stockholders shall be held to elect the Board of Directors and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the chairman and shall be called by the secretary on the written request of stockholders having 10% of the voting power of the Company. The stockholders may act by written consent in lieu of a meeting of stockholders until such time as all shares of Class B Common Stock cease to be outstanding.

     The Certificate of Incorporation may be amended with the approval of the Board of Directors (by the vote required as described above), and for so long as any shares of Class B Common Stock remain outstanding, in addition to any vote required by law, any such amendment also requires the approval of the holders of a majority of the Company's outstanding voting power and a majority of the members of the Board of Directors. However, any amendment to the provisions of the Certificate of Incorporation relating to the Common Equity also requires the consent of a majority of the outstanding voting power held by the Ingram Family Stockholders. The Bylaws may be amended with the approval of three-quarters of the entire Board of Directors or by the holders of 75% of the Company's voting power present and entitled to vote at any annual or special meeting of stockholders at which a quorum is present.


     The number of directors which shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors. The number of directors shall in no event be less than seven nor more than nine; provided, however, that when the Board of Directors is expanded to eight directors, it may not be subsequently reduced in size. The size of the initial Board is fixed at eight members, but may be increased to nine in accordance with the Board Representation Agreement. The vote of a majority of the entire Board is required for all actions of the Board. The directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of the Company's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly created directorships on the Board of Directors resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. So long as the Ingram Family Stockholders and their permitted transferees own at least 25,000,000 shares of the Common Equity, the Bylaws will provide for the appointment of the Designated Nominees.


     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, shall constitute a quorum for stockholder action at any meeting.

SECTION 203 OF THE DGCL

     After this offering, the Company will be subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a business combination (as defined therein) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of the Combined Offering, the Company will have outstanding an aggregate of 20,200,000 shares of Common Stock (23,200,000 shares if the U.S. Underwriters' over-allotment option is exercised in full), and 109,813,762 shares of Class B Common Stock. Of the total outstanding shares of Common Equity, only the shares of Common Stock sold in the Combined Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below).

     The remaining shares of Common Equity held by existing stockholders upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years (including, if the shares are transferred, the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of such class of the Common Equity (approximately 1,098,138 shares immediately after this offering) or (ii) generally, the average weekly trading volume in such class of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, and subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume and other requirements described above. Shares of Common Equity that would otherwise be deemed "restricted securities" could be sold at any time through an effective registration statement relating to such shares of Common Equity.

     Of the 109,813,762 shares of Class B Common Stock outstanding as of the closing of the Combined Offering, 2,562,400 shares were acquired in July 1996 pursuant to the Employee Offering and the concurrent grant of restricted stock awards, and 107,251,362 shares will have been acquired pursuant to the Split-Off. Under current law, absent registration or an exemption from registration other than Rule 144, (a) no shares of Class B Common Stock will be eligible for sale as of the date of this Prospectus; (b) 107,251,362 shares of Class B Common Stock will be eligible for sale two years from the effective date of the Split-Off, and (c) the 2,562,400 shares of Class B Common Stock sold in the Employee Offering in July 1996 (or granted concurrently therewith), and not repurchased or forfeited, will be eligible for sale upon the later of (i) July 1998 and (ii) for those shares pledged to secure purchase money loans for such shares, two years after the release of such pledge. In addition, the 2,562,400 shares of Class B Common Stock issued in July 1996 are subject to contractual vesting restrictions, which restrictions begin to lapse in April 1998.

     Pursuant to the Registration Rights Agreement, the QTIP Trust, which after the Split-Off will hold 69,099,259 shares of Class B Common Stock, has certain demand registration rights with respect to all or any portion (subject to certain minimum thresholds) of the shares of Class B Common Stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of this offering; provided that the Company shall not be obligated to effect (i) any registration requested by the QTIP Trust unless the QTIP Trust has furnished the Company with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the Split-Off or (ii) more than one demand registration during any 12-month period. The Registration Rights Agreement also grants one demand registration right (subject to certain minimum thresholds) to members of the Ingram family holding, at the time of the Split-Off, approximately 18,210,000 shares of Class B Common Stock (which may only be exercised within the 84-month period following the closing of this offering). All holders of such demand registration rights are subject to the lock-up agreements described below, and therefore are restricted from selling any shares during the 180-day period following the date of this Prospectus. In addition, the Registration Rights Agreement grants one demand registration right to certain minority stockholders of the Company, if a change of control of the Company occurs following the closing of this offering but prior to the second anniversary of the Split-Off Date. The minority stockholders will not be entitled to this registration right if they were offered the opportunity to participate in the change of control transaction.

     In addition, the Registration Rights Agreement provides that the recipients of Class B Common Stock received in the Split-Off will be entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by the Company (with certain specified exceptions) during the 84-month period following the closing of this offering. Employees who received shares in the Employee Offering, holders of restricted stock granted at the time of the Employee Offering, and persons who have exercised Rollover Stock Options, are bound by the provisions of the Registration Rights Agreement as if such employees were parties thereto, and are entitled to the "piggyback" registration rights provided therein, with respect to the portion of their shares of Common Equity that is no longer subject to restrictions.

     Pursuant to the Thrift Plan Liquidity Agreement, the Thrift Plan has certain rights to require the Company to purchase such shares of Class B Common Stock as are required to be sold by the Thrift Plan in order to comply with the requirements of ERISA or are necessary to fund distributions to Thrift Plan participants, if the Company does not arrange for the registration of such shares. Of the 10,007,000 shares of Class B Common Stock held by the Thrift Plan, 9,207,000 shares will be subject to the lock-up agreements described below.

     Immediately following the closing of the Combined Offering, there will be outstanding options exercisable for approximately 21,000,000 shares of Common Equity. Of such options, approximately 2,600,000 Rollover Stock Options and 200,000 options granted to Mr. Stead will be exercisable immediately after the closing of the Combined Offering for shares of Common Stock, although shares issuable upon exercise of approximately 1,000,000 of such options will be subject to the lock-up agreements described below. In addition, approximately 1,350,000 Rollover Stock Options will become exercisable on or prior to May 1, 1997, although the shares issuable upon exercise of approximately 600,000 of such Rollover Stock Options will be subject to the lock-up agreements described below. In addition, on April 1, 1997, options granted to non-officers of the Company pursuant to the 1996 Plan will become exercisable for approximately 700,000 shares of Class B Common Stock, none of which will be subject to the lock-up agreements described below. The Company has filed a registration statement on Form S-1 under the Securities Act covering shares issuable upon exercise of Rollover Stock Options exercisable on or prior to January 1, 1997. The Company also intends to file a registration statement on Form S-8 covering all Rollover Stock Options held by employees of the Company, as well as a registration statement on Form S-8 covering all options granted under the 1996 Plan. Shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described below. See "Management -- 1996 Plan" and "-- Rollover Plan; Incentive Stock Units."

     The Company and its directors and executive officers, and certain stockholders of the Company, have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated has informed the Company that it has no present intention to consent to any such transactions. Of the 107,251,362 shares of Class B Common Stock to be received in the Split-Off, all but 3,855,892 shares are subject to such lock-up agreements. Each holder of shares received in the Split-Off, in order to obtain the private letter ruling from the IRS, has represented in the Exchange Agreement that there is no plan or intention by such holder to sell, exchange, transfer by gift or otherwise dispose of any of such holder's Class B Common Stock subsequent to the Split-Off. As described above, all such shares are subject to restrictions on resale under Rule 144, including a two-year holding period. However, 800,000 of such 3,855,892 shares are held by the Thrift Plan, which has the registration rights described above, and therefore such shares may be registered and be eligible for immediate resale under certain limited circumstances. In addition, certain minority stockholders may have demand registration rights under the Registration Rights Agreement upon a change of control, as described above.

     Prior to this offering, there has not been any public market for either class of the Common Equity. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Common Equity in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

     This discussion is based on the Code, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-U.S. Holder on Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

     Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under U.S. federal law as well as under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide a Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if the Non-U.S. Holder files a valid Form 4224 (or, if and when the Proposed Regulations become effective, a Form W-8) stating that the dividends are so connected. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information. The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects, including by providing certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of the certification from the holder as to non-U.S. status, regardless of whether dividends are paid to a U.S. or non-U.S. address.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of certification from the holder as to non-U.S. status.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS


     Under the terms and subject to the conditions in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, The Robinson-Humphrey Company, Inc., Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC, and J.C. Bradford & Co. are serving as U.S. Representatives, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, The Robinson-Humphrey Company, Inc., Alex. Brown & Sons Incorporated, and Hambrecht & Quist LLC are serving as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them severally, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below:



                                                                           NUMBER OF
                                      NAME                                   SHARES
        -----------------------------------------------------------------  ----------
        U.S. Underwriters:
          Morgan Stanley & Co. Incorporated..............................
          The Robinson-Humphrey Company, Inc.............................
          Alex. Brown & Sons Incorporated................................
          Hambrecht & Quist LLC..........................................
          J.C. Bradford & Co.............................................

                                                                           ----------
             Subtotal....................................................  16,000,000
                                                                           ----------
        International Underwriters:
          Morgan Stanley & Co. International Limited.....................
          The Robinson-Humphrey Company, Inc.............................
          Alex. Brown & Sons Incorporated................................
          Hambrecht & Quist LLC..........................................

                                                                           ----------
             Subtotal....................................................   4,000,000
                                                                           ----------
                  Total..................................................  20,000,000
                                                                            =========


     The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus outside the United States and Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any of The Robinson-Humphrey Company, Inc., Alex. Brown & Sons Incorporated, and Hambrecht & Quist LLC, the foregoing representations or agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as a U.S. Underwriter, (ii) made by it in its capacity as an International Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as an International Underwriter, and (iii) shall not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization transactions or to certain transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "U.S. Shares" and the "International Shares," respectively.


     Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares of Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares of Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

     Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and during the period of six months after the date hereof will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares of Common Stock, other than any document which consists of, or is part of, listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Article IV of the Financial Services Act 1986, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares of Common Stock acquired in connection with this offering, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer must send to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price that represents a concession not
in excess of $          per share under the price to public. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$          per share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 3,000,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent that such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares to be purchased and offered by such U.S. Underwriter in the above table bears to the total number of initial shares to be purchased by the U.S. Underwriters.

     The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "IM." The Underwriters intend to sell shares of the Common Stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of such listing.


     At the Company's request, the Underwriters have reserved for sale, at the price to public set forth on the cover page hereof, up to 2,300,000 shares
offered hereby (including approximately        shares that will be sold directly
by the Company to certain of its Company's Canadian employees, pursuant to which the Underwriters will receive an advisory fee as part of such placement by the Company) for directors, officers, employees, business associates, related persons of the Company and its subsidiaries, and Ingram Industries. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. See "Employee and Priority Offers."


     The Company and its directors and executive officers, and certain stockholders of the Company, have agreed that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, other than (i) the sale to the Underwriters of any shares of Common Stock pursuant to the Underwriting Agreement, (ii) the grant of options or issuance of stock upon the exercise of outstanding stock options pursuant to the Company's stock option plans or (iii) an exception for the Thrift Plan allowing for the sale of up to 800,000 shares. See "Shares Eligible for Future Sale." Morgan Stanley & Co. Incorporated has informed the Company that it has no present intention to provide a waiver from the 180-day lock-up period for the Company and its directors, executive officers and stockholders who have agreed to such lock-ups.

     The Representatives have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     From time to time each of Morgan Stanley & Co. Incorporated, The Robinson-Humphrey Company, Inc., and J.C. Bradford & Co. has provided, and continues to provide, investment banking services to Ingram Industries and the Company.

PRICING OF OFFERING

     Prior to this offering, there has been no public market for the shares of Common Stock of the Company. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price will be the Company's record of operations, the Company's current financial condition and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, and the market prices of similar securities of companies considered comparable to the Company. There can be no assurance that a regular trading market for the shares of Common Stock will develop after this offering or, if developed, that a public trading market can be sustained. There can be no assurance that the prices at which the Common Stock will sell in the public market after this offering will not be lower than the price at which it is issued by the Underwriters in this offering.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York and for the Underwriters by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1994 and December 30, 1995 and for each of the three fiscal years in the period ended December 30, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of Common Stock being offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the Rules and Regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to such copy and each such statement is qualified in all respects by such reference.

     As a result of this offering, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. A copy of the Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company in accordance with the Exchange Act may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheet as of December 31, 1994, December 30, 1995 and September
  28, 1996 (unaudited)................................................................  F-3
Consolidated Statement of Income for the years ended January 1, 1994, December 31,
  1994 and December 30, 1995 and the thirty-nine weeks ended September 30, 1995 and
  September 28,
  1996 (unaudited)....................................................................  F-4
Consolidated Statement of Stockholder's Equity for the years ended January 1, 1994,
  December 31, 1994 and December 30, 1995 and the thirty-nine weeks ended September
  28, 1996 (unaudited)................................................................  F-5
Consolidated Statement of Cash Flows for the years ended January 1, 1994, December 31,
  1994 and December 30, 1995 and the thirty-nine weeks ended September 30, 1995 and
  September 28, 1996 (unaudited)......................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Ingram Micro Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Ingram Micro Inc. (a wholly-owned subsidiary of Ingram Industries Inc.) and its subsidiaries at December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Nashville, Tennessee
February 29, 1996, except
Note 12 as to which the date is September 9, 1996

and Note 2 as to which the date is October 29, 1996

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FISCAL PERIOD END
                                                        -------------------------     SEPTEMBER 28,
                                                           1994           1995            1996
                                                        ----------     ----------     -------------
                                                                                       (UNAUDITED)
ASSETS
  Current assets:
     Cash.............................................  $   58,369     $   56,916      $    43,196
     Trade accounts receivable (less allowances of
       $25,668 in 1994, $30,791 in 1995 and $38,069 in
       1996)..........................................     745,910      1,071,275        1,127,937
     Inventories......................................     995,880      1,582,922        1,382,122
     Other current assets.............................      68,717         88,503          115,243
                                                        ----------     ----------       ----------
          Total current assets........................   1,868,876      2,799,616        2,668,498
  Property and equipment, net.........................      58,285         89,126          127,984
  Goodwill, net.......................................      33,481         29,871           27,785
  Other...............................................      13,647         22,285           19,445
                                                        ----------     ----------       ----------
          Total assets................................  $1,974,289     $2,940,898      $ 2,843,712
                                                        ==========     ==========       ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
  Current liabilities:
     Accounts payable.................................  $1,100,598     $1,652,073      $ 1,670,358
     Accrued expenses.................................      94,505        121,572          153,598
     Current maturities of long-term debt.............      10,724          6,332           16,458
                                                        ----------     ----------       ----------
          Total current liabilities...................   1,205,827      1,779,977        1,840,414
     Long-term debt...................................      92,204        170,424          128,855
     Due to Ingram Industries.........................     449,355        673,792          479,703
     Other............................................       3,434          5,697            8,572
                                                        ----------     ----------       ----------
          Total liabilities...........................   1,750,820      2,629,890        2,457,544
  Minority interest...................................       2,125            213            2,956
  Commitments and contingencies (Note 8)
  Redeemable Class B Common Stock.....................          --             --           17,223
  Stockholder's equity:
     Preferred Stock, $0.01 par value, 1,000,000
       shares authorized; no shares issued and
       outstanding....................................          --             --               --
     Class A Common Stock, $0.01 par value,
       265,000,000 shares authorized; no shares issued
       and outstanding................................          --             --               --
     Class B Common Stock, $0.01 par value,
       135,000,000 shares authorized; 109,813,762
       shares issued and outstanding (including
       2,460,400 redeemable shares)...................       1,073          1,073            1,074
     Additional paid in capital.......................      22,427         22,427           23,140
     Retained earnings................................     197,815        282,122          339,689
     Cumulative translation adjustment................          29          5,173            2,680
     Unearned compensation............................          --             --             (594)
                                                        ----------     ----------       ----------
          Total stockholder's equity..................     221,344        310,795          365,989
                                                        ----------     ----------       ----------
          Total liabilities and stockholder's
            equity....................................  $1,974,289     $2,940,898      $ 2,843,712
                                                        ==========     ==========       ==========

       See accompanying notes to these consolidated financial statements.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                        CONSOLIDATED STATEMENT OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              THIRTY-NINE WEEKS ENDED
                                          FISCAL YEAR                    ---------------------------------
                            ----------------------------------------     SEPTEMBER 30,      SEPTEMBER 28,
                               1993           1994           1995             1995               1996
                            ----------     ----------     ----------     --------------     --------------
                                                                                    (UNAUDITED)
Net sales.................  $4,044,169     $5,830,199     $8,616,867       $6,070,722         $8,474,710
Cost of sales.............   3,714,527      5,391,224      8,011,181        5,648,210          7,900,223
                            ----------     ----------     ----------     --------------     --------------
Gross profit..............     329,642        438,975        605,686          422,512            574,487
Expenses:
  Selling, general and
     administrative.......     225,047        296,330        415,344          296,079            386,492
  Charges allocated from
     Ingram Industries....       1,567          2,355          3,461            2,561              3,259
  Non-cash compensation
     charge...............                                                                         8,859
                            ----------     ----------     ----------     --------------     --------------
                               226,614        298,685        418,805          298,640            398,610
                            ----------     ----------     ----------     --------------     --------------
Income from operations....     103,028        140,290        186,881          123,872            175,877
Other (income) expense:
  Interest income.........        (407)          (937)        (3,479)          (3,049)            (1,188)
  Interest expense........       5,003          8,744         13,451            8,918             10,608
  Interest expense charged
     by Ingram
     Industries...........      16,089         24,189         32,606           22,977             30,912
  Net foreign currency
     exchange loss........         111          6,873          7,751            6,572                447
  Other...................        (623)           716          1,936              405              1,689
                            ----------     ----------     ----------     --------------     --------------
                                20,173         39,585         52,265           35,823             42,468
                            ----------     ----------     ----------     --------------     --------------
Income before income taxes
  and minority interest...      82,855        100,705        134,616           88,049            133,409
Provision for income
  taxes...................      31,660         39,604         53,143           34,755             55,459
                            ----------     ----------     ----------     --------------     --------------
Income before minority
  interest................      51,195         61,101         81,473           53,294             77,950
Minority interest.........         840         (2,243)        (2,834)          (2,986)               383
                            ----------     ----------     ----------     --------------     --------------
Net income................  $   50,355     $   63,344     $   84,307       $   56,280         $   77,567
                             =========      =========      =========       ==========         ==========
Earnings per share........  $     0.41     $     0.52     $     0.69       $     0.46         $     0.64
                             =========      =========      =========       ==========         ==========


       See accompanying notes to these consolidated financial statements.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                             CLASS A               CLASS B
                          COMMON STOCK           COMMON STOCK       ADDITIONAL              CUMULATIVE
                       -------------------   --------------------    PAID IN     RETAINED   TRANSLATION     UNEARNED
                         SHARES     AMOUNT     SHARES      AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    COMPENSATION    TOTAL
                       ----------   ------   -----------   ------   ----------   --------   -----------   ------------   --------
JANUARY 2, 1993......                        107,251,362   $1,073    $ 22,427    $84,116      $ 1,802                    $109,418
Translation
  adjustment.........                                                                          (4,314)                     (4,314)
Net income...........                                                             50,355                                   50,355
                       ----------   ------   -----------   ------     -------    --------      ------      --------
JANUARY 1, 1994......                        107,251,362   1,073       22,427    134,471       (2,512)                    155,459
Translation
  adjustment.........                                                                           2,541                       2,541
Net income...........                                                             63,344                                   63,344
                       ----------   ------   -----------   ------     -------    --------      ------      --------
DECEMBER 31, 1994....                        107,251,362   1,073       22,427    197,815           29                     221,344
Translation
  adjustment.........                                                                           5,144                       5,144
Net income...........                                                             84,307                                   84,307
                       ----------   ------   -----------   ------     -------    --------      ------      --------
DECEMBER 30, 1995....                        107,251,362   1,073       22,427    282,122        5,173                     310,795
Distribution to
  Ingram Industries
  (unaudited)........                                                            (20,000 )                                (20,000)
Grant of restricted
  Class B Common
  Stock
  (unaudited)........                            102,000       1          713                                  (714)
Amortization of
  unearned
  compensation
  (unaudited)........                                                                                           120           120
Translation
  adjustment
  (unaudited)........                                                                          (2,493)                     (2,493)
Net income
  (unaudited)........                                                             77,567                                   77,567
                       ----------   ------   -----------   ------     -------    --------      ------      --------
SEPTEMBER 28, 1996
  (UNAUDITED)........                        107,353,362   $1,074    $ 23,140    $339,689     $ 2,680        $ (594)     $365,989
                       ==========   ======   ===========   ======     =======    ========      ======      ========

       See accompanying notes to these consolidated financial statements.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              THIRTY-NINE WEEKS ENDED
                                                  FISCAL YEAR             -------------------------------
                                         ------------------------------   SEPTEMBER 30,    SEPTEMBER 28,
                                           1993       1994       1995          1995             1996
                                         --------   --------   --------   --------------   --------------
                                                                                    (UNAUDITED)
CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
  Net income...........................  $ 50,355   $ 63,344   $ 84,307      $ 56,280         $ 77,567
  Adjustments to reconcile net income
     to cash provided by operating
     activities:
     Depreciation and amortization.....    12,918     18,675     25,394        17,829           25,253
     Deferred income taxes.............    (5,719)    (4,668)    (8,632)       (8,475)          (3,144)
     Minority interest.................       840     (2,243)    (2,834)       (2,986)             383
     Non-cash compensation charge......                                                          8,859
  Changes in operating assets and
     liabilities, net of effects of
     acquisitions:
     Trade accounts receivable.........  (161,097)  (232,268)  (320,177)     (151,854)         (63,799)
     Inventories.......................  (143,738)  (345,511)  (580,116)     (481,072)         194,288
     Other current assets..............    (2,881)   (12,846)   (15,877)      (20,929)         (16,280)
     Accounts payable..................   184,787    411,012    543,822       612,038           25,890
     Accrued expenses..................    22,830     17,452     22,828        11,651           24,235
                                         --------   --------   --------   --------------   --------------
     Cash provided (used) by operating
       activities......................   (41,705)   (87,053)  (251,285)       32,482          273,252
CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Purchase of property and equipment...   (21,311)   (31,286)   (52,985)      (37,219)         (62,503)
  Acquisitions, net of cash acquired...   (21,447)   (15,088)
  Other................................     2,062      3,765      4,188         1,124           (2,034)
                                         --------   --------   --------   --------------   --------------
     Cash used by investing
       activities......................   (40,696)   (42,609)   (48,797)      (36,095)         (64,537)
CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES:
  Proceeds from sale of Class B Common
     Stock.............................                                                         17,223
  Increase (decrease) in borrowings
     from Ingram Industries............    83,635    103,580    224,437       (36,196)        (194,090)
  Proceeds (repayment) of debt.........     1,410     (4,930)      (838)           97            2,481
  Net borrowings under revolving credit
     facility..........................    16,388     44,636     74,666        19,039          (29,612)
  Distribution to Ingram Industries....                                                        (20,000)
  Minority interest investment.........                                                          2,400
                                         --------   --------   --------   --------------   --------------
     Cash provided (used) by financing
       activities......................   101,433    143,286    298,265       (17,060)        (221,598)
Effect of exchange rate changes on
  cash.................................        84        354        364           399             (837)
                                         --------   --------   --------   --------------   --------------
Increase (decrease) in cash............    19,116     13,978     (1,453)      (20,274)         (13,720)
Cash, beginning of year................    25,275     44,391     58,369        58,369           56,916
                                         --------   --------   --------   --------------   --------------
Cash, end of period or year............  $ 44,391   $ 58,369   $ 56,916      $ 38,095         $ 43,196
                                         ========   ========   ========    ==========       ==========
Supplementary disclosure of cash flow
  information:
CASH PAYMENTS DURING THE PERIOD:
  Interest.............................  $ 20,738   $ 32,528   $ 45,164      $ 31,066         $ 41,814
  Income taxes.........................    34,906     47,152     54,506        38,843           60,090
Cash payments include payments made to Ingram Industries for interest and U.S. income taxes

       See accompanying notes to these consolidated financial statements.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     Ingram Micro Inc. (the "Company" or "Ingram Micro"), formerly Ingram Micro Holdings Inc. (refer to Note 12), is primarily engaged in wholesale distribution and marketing of microcomputer hardware and software products. The Company conducts the majority of its operations in North America and Europe. The Company is a wholly-owned subsidiary of Ingram Industries Inc. ("Ingram Industries"). In September 1995, Ingram Industries announced its intention to reorganize into three separate companies in a tax-free reorganization. As part of the reorganization (the "Reorganization"), Ingram Industries will split-off the Company. The plan of reorganization is subject to, among other things, receipt of a satisfactory tax ruling from the Internal Revenue Service. The plan contemplates that certain of the Ingram Industries stockholders will exchange (the "Exchange") all or some of their shares of Ingram Industries for the outstanding shares of the Company held by Ingram Industries. The Exchange and those elements of the Reorganization contemplated to occur prior to the closing of the Company's initial public offering are referred to herein as the "Split-Off."

     The accompanying consolidated financial statements have been prepared as if the Company had operated as an independent stand alone entity for all periods presented except the Company generally has not had significant borrowings in North America other than amounts due Ingram Industries. Refer to Notes 6 and 10 regarding related party transactions.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The Company's significant accounting policies which conform to generally accepted accounting principles applied on a consistent basis between years, are described below:

  Basis of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The fiscal year of the Company is a 52 or 53 week period ending on the Saturday nearest to December 31. All references herein to "1993," "1994" and "1995" represent the 52 week fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

  Accounting Estimates

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent liabilities at financial statement date and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

     Outstanding checks of $119,627 in 1994 and $72,868 in 1995 are included in accounts payable.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Revenue Recognition

     Revenue is recognized at the time of product shipment. The Company, under specified conditions, permits its customers to return or exchange products. The provision for estimated sales returns is recorded concurrently with the recognition of revenue.

  Vendor Programs

     Funds received from vendors for price protection, product rebates, marketing or training programs are recorded net of direct costs as adjustments to product costs, reduction of selling, general and administrative expenses or revenue according to the nature of the program.

     The Company does not provide warranty coverage of its product sales. However, to maintain customer relations, the Company facilitates domestic vendor warranty policies by accepting for exchange, with the Company's prior approval, most defective products within 90 days of invoicing. Defective products received by the Company are subsequently returned to the vendor for credit or replacement.

     The Company generated approximately 17% of its sales in fiscal 1993, 18% in 1994 and 23% in 1995 from products purchased from two vendors.

  Inventories

     Inventories are stated at the lower of average cost or market.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life:

        Leasehold improvements.......................................       3-12 years
        Distribution equipment.......................................        5-7 years
        Computer equipment...........................................        2-5 years

     Maintenance, repairs and minor renewals are charged to expense as incurred. Additions, major renewals and betterments to property and equipment are capitalized. Realization of carrying value is assessed periodically.

  Goodwill

     Goodwill is amortized on a straight-line basis over periods ranging from five to twenty years. Accumulated amortization was $9,846 at December 31, 1994 and $13,576 at December 30, 1995. The Company evaluates the recoverability of goodwill and reviews the amortization periods on an annual basis. Recoverability is measured on the basis of anticipated undiscounted cash flows from operations. At December 31, 1994 and December 30, 1995, no impairment was indicated.

  Income Taxes

     The temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities are provided in accordance with Statement of Financial Accounting Standards No. 109.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Foreign Currency Translation

     Financial statements of foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for results of foreign operations. Translation adjustments are recorded as a separate component of stockholder's equity when the local currency is the functional currency. Translation adjustments are recorded in income when the U.S. dollar is the functional currency. The U.S. dollar is the functional currency for the Company's subsidiaries in Mexico and Singapore.

  Financial Instruments

     The carrying amounts of cash, accounts receivable, accounts payable and other accrued expenses approximate fair value because of the short maturity of these items.

     The carrying amounts of intercompany payables and debt issued pursuant to bank credit agreements approximate fair value because interest rates on these instruments approximate current market interest rates.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable and derivative financial instruments. Credit risk with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across geographic areas. The Company sells its products primarily in the United States, Europe, Canada and Mexico. The Company performs ongoing credit evaluations of its customers' financial condition, utilizes flooring arrangements with third party financing companies, obtains credit insurance in certain locations and requires collateral in certain circumstances. The Company maintains an allowance for potential credit losses.

  Derivative Financial Instruments

     The Company operates internationally with distribution facilities in various locations around the world. The Company uses derivative financial instruments to reduce its exposure to fluctuations in interest rates and foreign exchange rates by creating offsetting positions through the use of derivative financial instruments. The market risk related to the foreign exchange agreements is offset by changes in the valuation of the underlying items being hedged. The majority of the Company's derivative financial instruments have terms of 90 days or less. The Company currently does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.

     Derivative financial instruments are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related asset or liability being hedged. Gains and losses resulting from effective hedges of existing assets, liabilities or firm commitments are deferred and recognized when the offsetting gain and losses are recognized on the related hedged items. Written foreign currency options are used to mitigate currency risk in conjunction with purchased options. Gains or losses on written foreign currency options are adjusted to market value at the end of each accounting period and have not been material to date.

     The notional amount of forward exchange contracts and options is the amount of foreign currency bought or sold at maturity. The notional amount of currency interest rate swaps is the underlying principal and currency amounts used in determining the interest payments exchanged over the life of the swap. Notional amounts are indicative of the extent of the Company's involvement in the various types and uses of derivative financial instruments and are not a measure of the Company's exposure to credit or market risks through its

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

use of derivatives. The estimated fair value of derivative financial instruments represents the amount required to enter into like off-setting contracts with similar remaining maturities based on quoted market prices.

     Credit exposure is limited to the amounts, if any, by which the counterparties' obligations under the contracts exceed the obligations of the Company to the counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions and other contract provisions.

     Derivative financial instruments comprise the following:

                                                        1994                        1995
                                               -----------------------     -----------------------
                                               NOTIONAL     ESTIMATED      NOTIONAL     ESTIMATED
                                               AMOUNTS      FAIR VALUE     AMOUNTS      FAIR VALUE
                                               --------     ----------     --------     ----------
    Foreign exchange forward contracts.......  $ 44,586       $ (384)      $109,218      $ (1,971)
    Purchased foreign currency options.......    55,979          699         75,928           485
    Written foreign currency options ........    77,298          (25)       121,183          (615)
    Currency interest rate swaps.............     9,823         (543)        25,655        (1,056)

  Employee Benefits

     The Company participates in Ingram Industries' defined contribution plan covering substantially all U.S. employees. The plan permits eligible employees to make contributions up to certain limits and receive employer matching at stipulated percentages. The Company's contributions charged to expense were $716 in fiscal 1993, $764 in 1994 and $1,399 in 1995.

     As a result of the Split-Off described in Note 1, the Company will establish its own employee benefit plans.

  Earnings Per Share


     Historical earnings per share data reflects the Company's capital structure as a result of the formation of the Delaware corporation in preparation for the Split-Off described in Notes 1 and 12. Earnings per share is determined based on the number of shares the Company is expected to have after the Split-Off (107,251,362) in addition to all dilutive common stock and common stock equivalent shares issued within 12 months of the public offering. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, such shares are treated as if they were outstanding for all periods presented using the treasury stock method (14,155,229). The number of common shares used to compute the earnings per share amounts for each of the three fiscal years in the period ended December 30, 1995 and the thirty-nine weeks ended September 30, 1995 and September 28, 1996 was 121,406,591, 121,406,591,
and 121,687,287, respectively.


  Supplementary Earnings Per Share


     Supplementary per share data (unaudited) is presented to give effect to the repayment of certain indebtedness assumed by the Company in satisfaction of amounts due to Ingram Industries. Net income is adjusted by $16,078 and $11,203 for 1995 and the thirty-nine weeks ended September 28, 1996, respectively, to reflect the reduction in interest expense (net of tax) related to the indebtedness assumed by the Company.


     The weighted average shares outstanding used to calculate supplementary pro forma earnings per share are based on weighted average shares outstanding at December 30, 1995 and September 28, 1996, respectively, as adjusted for 20,200,000 shares of Class A Common Stock being sold in the Company's initial public offering to repay certain indebtedness of the Company.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     Unaudited supplementary pro forma earnings per share for the fiscal periods ended December 30, 1995 and September 28, 1996 is $0.70 and $0.62, respectively.


  Interim Financial Information

     The accompanying interim financial statements have been prepared without audit, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures herein are adequate to make information presented not misleading. These statements should be read in conjunction with the Company's financial statements for the year ended December 30, 1995. The results of operations for the thirty-nine week period is not necessarily indicative of results for the full year.

     In the opinion of management, the accompanying interim financial statements contain all adjustments of a normal and recurring nature necessary for a fair presentation of the Company's financial position as of September 28, 1996, its results of operations for the thirty-nine weeks ended September 30, 1995 and September 28, 1996, and its cash flows for the thirty-nine weeks ended September 30, 1995 and September 28, 1996.

NOTE 3 -- ACQUISITIONS

     The Company acquired 70% of the stock of Distribuidora de Computo, S.A. de C.V. ("Dicom"), in January 1993, for $9,327 cash and amounts payable to the sellers of $2,475. Dicom is located in Mexico and is engaged in wholesale distribution. The assets acquired were $32,383 and liabilities assumed were $21,468.

     The Company also acquired four separate wholesale distributors in Germany, the United Kingdom, Belgium and the Netherlands in 1993. The combined consideration for the assets or common stock purchased was $12,120 cash and $2,364 of notes payable to sellers. The acquired companies had assets of $10,810 and liabilities of $80.

     In April and August 1994, the Company acquired two separate wholesale distributors (Keylan S.A. and Datateam Sverige AB) with operations in Spain, Sweden, Denmark and Norway. The combined consideration paid was $15,088 cash and $5,279 of notes payable to the sellers. The acquired companies had assets of $48,748 and liabilities of $35,034.

     The acquisitions described above have been accounted for using the purchase method of accounting. The purchase price has been allocated to the assets purchased and liabilities assumed based on fair values at the date of acquisition. The excess of the purchase price over fair value of net assets acquired in 1993 was $7,916 and in 1994 was $6,653 and was recorded as goodwill.

     The operating results of these acquired businesses have been included in the consolidated statement of income from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant.

NOTE 4 -- ACCOUNTS RECEIVABLE

     Effective February 1993, the Company entered into an arrangement with Ingram Industries whereby the Company sells all of its domestic trade accounts receivable to Ingram Industries on an ongoing basis ($665,325 at December 30, 1995). Ingram Industries transfers certain trade accounts receivable from the Company and other Ingram Industries affiliates to a trust which sells certificates representing undivided interests in the total pool of trade receivables without recourse. Ingram Industries' arrangement with the trust extends to December 31, 1997 and renews biannually under an evergreen provision up to a maximum term of

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

twenty years. At December 31, 1994 and December 30, 1995, the accounts receivable and due to Ingram Industries amounts in the Company's consolidated balance sheet have not been reduced to reflect the sale of such receivables. As a result of the Split-Off described in Note 1, it is anticipated that Ingram Industries' accounts receivable securitization agreement will be assumed by the Company.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         FISCAL PERIOD END
                                                       ---------------------     SEPTEMBER 28,
                                                         1994         1995            1996
                                                       --------     --------     --------------
                                                                                  (UNAUDITED)
    Land.............................................  $  2,274     $  2,359        $ 11,431
    Leasehold improvements...........................    17,448       26,381          47,588
    Distribution equipment...........................    39,814       62,462          76,173
    Computer equipment...............................    40,579       59,161          76,922
                                                        -------      -------         -------
                                                        100,115      150,363         212,114
    Accumulated depreciation.........................   (41,830)     (61,237)        (84,130)
                                                        -------      -------         -------
                                                       $ 58,285     $ 89,126        $127,984
                                                        =======      =======         =======

     Depreciation expense was $10,927 in fiscal 1993, $15,756 in 1994 and $21,785 in 1995.

NOTE 6 -- LONG-TERM DEBT AND DUE TO INGRAM INDUSTRIES

     Ingram Industries manages most treasury activities, including the arrangement of short-term and long-term financing on a centralized, consolidated basis. Using a centralized cash management system, the Company's domestic cash receipts are remitted to Ingram Industries and domestic cash disbursements are funded by Ingram Industries on a daily basis. The Company's historical financial statements reflect funding provided by Ingram Industries to the Company, and net cash used by the Company, as amounts due to Ingram Industries. At December 31, 1994 and December 30, 1995, amounts due to Ingram Industries are classified as long-term due to the terms of the underlying debt at Ingram Industries.

     Ingram Industries charges the Company interest expense on the outstanding intercompany balance based on Ingram Industries' domestic weighted average cost of funds. The average rate was 6.93% in fiscal 1993, 6.99% in 1994 and 7.38% in 1995.

     The Company and other Ingram Industries affiliates participate in Ingram Industries' unsecured revolving credit agreement with a syndicate of banks. Under this agreement, Ingram Industries and its affiliates may borrow in various currencies up to $380,000 at various money market and bid rates. The weighted average borrowing rate was 6.84% at December 31, 1994 and 7.00% at December 30, 1995. The agreement extends to December 31, 1999, and is renewable for an additional two year period during the year prior to expiration. The agreement is guaranteed by certain subsidiaries of the Company and other Ingram Industries affiliates. At December 30, 1995, outstanding aggregate borrowings were $229,716, of which $167,176 is specifically related to amounts drawn by the Company's subsidiaries.

     The Company's subsidiaries outside the United States have lines of credit and short-term overdraft facilities aggregating $93,527 various banks worldwide. Most of these arrangements are reviewed periodically for renewal. At December 30, 1995, the Company had $5,782 outstanding under these facilities.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     In addition to the guarantee described above, the Company has guaranteed certain other borrowings of Ingram Industries totaling $328,572. Included within this amount are (i) amounts outstanding on an unsecured temporary revolving credit facility that provides for borrowings up to $200,000 at specified variable rates and expires on the earlier of December 31, 1996 or five days after the successful completion of an initial public offering and (ii) $192,900 of fixed maturity, privately placed debt with maturities from November 1, 1996 to November 1, 2002. As a result of the Split-Off described in Notes 1 and 12, it is anticipated that certain of the debt facilities guaranteed will be assumed by the Company in satisfaction of the amounts payable to Ingram Industries.

     Under the most restrictive provisions of the loan agreements, Ingram Industries is required to maintain certain levels of stockholders' equity, a certain current ratio and a certain debt to capital ratio and is subject to certain dividend restrictions. During 1994 and 1995, Ingram Industries was in compliance with the provisions of these agreements.

     Long-term debt consists of the following:

                                                         FISCAL PERIOD END
                                                       ---------------------     SEPTEMBER 28,
                                                         1994         1995           1996
                                                       --------     --------     -------------
                                                                                  (UNAUDITED)
    Revolving credit facility........................  $ 61,913     $141,521       $ 100,195
    Overdraft facilities.............................    10,724        5,782          13,184
    Other............................................    30,291       29,453          31,934
                                                       --------     --------        --------
                                                        102,928      176,756         145,313
    Less current maturities of long-term debt........   (10,724)      (6,332)        (16,458)
                                                       --------     --------        --------
                                                       $ 92,204     $170,424       $ 128,855
                                                       ========     ========        ========

     Annual maturities of long-term debt as of December 30, 1995 are as follows:

        1996..............................................................  $  6,332
        1997..............................................................    10,187
        1998..............................................................       388
        1999..............................................................   157,743
        2000 and thereafter...............................................     2,106
                                                                            --------
                                                                            $176,756
                                                                            ========

NOTE 7 -- INCOME TAXES

     The components of income before taxes and minority interest consist of the following:

                                                                     FISCAL YEAR
                                                          ---------------------------------
                                                           1993         1994         1995
                                                          -------     --------     --------
    United States.......................................  $85,044     $ 99,701     $124,277
    Foreign.............................................   (2,189)       1,004       10,339
                                                          -------     --------     --------
              Total.....................................  $82,855     $100,705     $134,616
                                                          =======     ========     ========

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The provision for income taxes consists of the following:

                                                                      FISCAL YEAR
                                                            -------------------------------
                                                             1993        1994        1995
                                                            -------     -------     -------
    Current:
      Federal.............................................  $30,268     $35,989     $44,615
      State...............................................    4,721       4,060       9,544
      Foreign.............................................    2,390       4,223       7,616
                                                            -------     -------     -------
                                                             37,379      44,272      61,775
    Deferred:
      Federal.............................................   (1,929)     (2,472)     (4,082)
      State...............................................     (198)        136        (949)
      Foreign.............................................   (3,592)     (2,332)     (3,601)
                                                            -------     -------     -------
                                                             (5,719)     (4,668)     (8,632)
                                                            -------     -------     -------
    Total income tax provision............................  $31,660     $39,604     $53,143
                                                            =======     =======     =======

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                   FISCAL PERIOD END
                                                            -------------------------------
                                                             1993        1994        1995
                                                            -------     -------     -------
    Deferred tax assets:
      Tax in excess of book basis of foreign operations...  $ 9,837     $13,816     $19,511
      Accruals not currently deductible...................    7,840       9,275      12,734
      Inventories.........................................    2,724       3,538       5,876
      Other...............................................      293         263         492
                                                            -------     -------     -------
              Total.......................................  $20,694     $26,892     $38,613
                                                            =======     =======     =======
    Deferred tax liabilities:
      Depreciation........................................  $ 1,324     $   958     $ 1,564
                                                            =======     =======     =======

     Current deferred tax assets of $15,130 and $19,307 are included in other current assets at December 31, 1994 and December 30, 1995, respectively. Non-current deferred tax assets of $11,762 and $19,306 are included in other assets at December 31, 1994 and December 30, 1995, respectively.

     Reconciliation of the statutory U.S. federal income tax rate to the Company's effective rate is as follows:

                                                                          FISCAL YEAR
                                                                     ----------------------
                                                                     1993     1994     1995
                                                                     ----     ----     ----
    U.S. statutory rate............................................  35.0%    35.0%    35.0%
    State income taxes, net of federal income tax benefit..........   3.3      2.8      3.9
    Other..........................................................   (.1)     1.5       .6
                                                                     ----     ----     ----
                                                                        -        -        -
    Effective tax rate.............................................  38.2%    39.3%    39.5%
                                                                     =====    =====    =====

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company is included in the consolidated federal income tax return filed by Ingram Industries. Taxes related to the Company are determined on a separate entity basis and taxes payable are remitted to Ingram Industries every two months. Taxes payable to Ingram Industries of $4,089 at December 31, 1994 and $14,303 at December 30, 1995 are included in accrued expenses in the consolidated balance sheet.

     At December 30, 1995, the Company had foreign net operating tax loss carryforwards of $49,264 of which approximately one third have no expiration date.

     The Company does not provide for U.S. federal income taxes on undistributed earnings of foreign subsidiaries as such earnings are intended to be permanently reinvested in those operations.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     There are various claims, lawsuits and pending actions against the Company incident to the Company's operations. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

     The Company has arrangements with certain finance companies which provide accounts receivable and inventory financing facilities for its customers. The Company assesses the financial stability of the finance companies and payment terms are within 3 to 30 days of product shipment. In conjunction with certain of these arrangements, the Company has inventory repurchase agreements with the finance companies that would require it to repurchase certain inventory which might be repossessed from the customers by the finance companies. Such repurchases have been insignificant to date.

     The Company leases the majority of its facilities and certain equipment under noncancelable operating leases. Renewal and purchase options at fair values exist for a substantial portion of the leases. Rental expense for the years ended January 1, 1994, December 31, 1994 and December 30, 1995 was $11,939, $16,574 and $28,367, respectively. Future minimum rental commitments on operating leases that have remaining noncancelable lease terms in excess of one year as of December 30, 1995 are as follows:

        1996...............................................................  $21,507
        1997...............................................................   18,614
        1998...............................................................   16,693
        1999...............................................................   14,912
        2000...............................................................    9,912
        Later years........................................................   54,104

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9 -- SEGMENT INFORMATION

     The Company operates predominantly in a single industry segment as a wholesale distributor of microcomputer hardware and software. Geographic areas in which the Company operates include the United States (United States and the majority of the Company's exports), Europe (Belgium, Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom) and Other (Canada, Mexico and Singapore). Transfers between geographic areas primarily represent intercompany sales and are accounted for based on established sales prices between the related companies. Net sales, income (loss) from operations and identifiable assets by geographic area are as follows:

                                                                     FISCAL YEAR
                                                         ------------------------------------
                                                            1993         1994         1995
                                                         ----------   ----------   ----------
    NET SALES:
      United States:
         Sales to unaffiliated customers...............  $3,118,316   $4,122,338   $5,969,749
         Transfers between geographic areas............      60,358       76,696       86,961
      Europe...........................................     485,126    1,078,250    1,849,129
      Other............................................     440,727      629,611      797,989
      Eliminations.....................................     (60,358)     (76,696)     (86,961)
                                                         ----------   ----------   ----------
              Total....................................  $4,044,169   $5,830,199   $8,616,867
                                                         ==========   ==========   ==========
    INCOME (LOSS) FROM OPERATIONS:
      United States....................................  $   98,669   $  123,796   $  156,749
      Europe...........................................      (3,246)       8,079       19,576
      Other............................................       7,605        8,415       10,556
                                                         ----------   ----------   ----------
              Total....................................  $  103,028   $  140,290   $  186,881
                                                         ==========   ==========   ==========
    IDENTIFIABLE ASSETS:
      United States....................................  $  945,699   $1,381,798   $1,996,642
      Europe...........................................     190,892      393,346      669,309
      Other............................................     159,772      199,145      274,947
                                                         ----------   ----------   ----------
              Total....................................  $1,296,363   $1,974,289   $2,940,898
                                                         ==========   ==========   ==========

     No single customer accounts for 10% or more of the Company's net sales.

NOTE 10 -- TRANSACTIONS WITH RELATED PARTIES

     Ingram Industries provides certain corporate, general and administrative services to the Company in addition to treasury activities described in Note 6 (including, but not limited to, legal, tax, employee benefits and electronic data processing services). Charges for these services are based upon utilization and at amounts which management believes are less than the amounts which the Company would incur as a stand-alone entity. Such amounts are reflected as charges allocated from Ingram Industries on the consolidated statement of income.

     Ingram Industries also provides guarantees to certain of the Company's vendors and for certain of the Company's leases; no charges from Ingram Industries have been reflected in the Company's financial statements for such guarantees.

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company leases warehouse and office space from certain stockholders of Ingram Industries. Total rental payments were $729 in fiscal 1993, $784 in 1994 and $1,645 in 1995.

     Other transactions with Ingram Industries affiliates includes sales of $1,664 in fiscal 1993, $3,056 in 1994 and $5,281 in 1995.

NOTE 11 -- STOCK OPTIONS AND INCENTIVE PLANS

     Certain of the Company's employees participate in Ingram Industries' qualified and non-qualified stock option and SAR plans. Ingram Industries' plans provide for the grant of options and SARs at fair value. In conjunction with the Split-Off, Ingram Industries options held by the Company's employees and certain other Ingram Industries options and SARs will be converted to Ingram Micro options ("Rollover Stock Options") to purchase Class A Common Stock. Upon conversion, approximately 11,000,000 Rollover Stock Options will be outstanding. The Rollover Stock Options have exercise prices ranging from $0.66 to $3.32 per share, the majority will be fully vested by the year 2000 and no such options expire later than 10 years from the date of grant. The Company recorded a non-cash compensation charge of approximately $8,859 or $5,404 net of tax, in the first three quarters of 1996 related to the vested portion of certain Rollover Stock Options. This charge was based on the difference between the estimated fair value of such options in the first quarter of 1996 and the exercise price of such options.

     The Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123") in 1996. As permitted by FAS 123, the Company will continue to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, the adoption of FAS 123 will have no impact on the Company's financial condition or results of operations.

     The Company has two Incentive Stock Unit ("ISU") plans available to grant up to 1,575,000 ISUs to certain key employees. Subject to continued employment, these stock appreciation awards vest over five years and actual cash payout is based on the increase in book value from date of award grant. Outstanding ISUs at January 1, 1994, December 31, 1994 and December 30, 1995 were 748,200, 221,000 and 25,100, respectively. The amounts charged to expense related to these incentive stock unit plans totaled $3,354 in fiscal 1993, $2,163 in 1994 and $695 in 1995. There were no grants made under the ISU plans in 1995.

     The Company will establish its separate stock option and incentive plans in conjunction with the Split-Off. Refer to Note 12.

NOTE 12 -- SUBSEQUENT EVENTS

  Formation of Ingram Micro Inc.

     On April 29, 1996, a Delaware corporation, Ingram Micro Inc., was formed to hold all of the outstanding stock of Ingram Micro Holdings Inc. ("Holdings"). It is the Company's plan to merge with and into such Delaware corporation prior to the effective date of a registration statement on Form S-1 filed with the Securities and Exchange Commission. The proposed merger will not impact the Company's financial statements, as the Company's historical financial statements reflect the capital structure described herein.

     Ingram Micro Inc., a Delaware corporation, has two classes of common stock, consisting of 265,000,000 shares of $0.01 par value Class A Common Stock and 135,000,000 shares of $0.01 par value Class B Common Stock, and 1,000,000 shares of $0.01 par value Preferred Stock. Class A stockholders are entitled to one vote on each matter to be voted on by the stockholders whereas the Class B stockholders are entitled to ten votes on each matter to be voted on by the stockholders. The two classes of stock have similar

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

rights in all other respects. Each share of Class B Common Stock may at any time be converted to a share of Class A Common Stock; however, conversion will occur automatically on the earliest to occur of (i) the fifth anniversary of the consummation of the Split-Off pursuant to the Exchange Agreement; (ii) the sale of such share of Class B Common Stock to any person not provided for under the provisions of the Board Representation Agreement; or (iii) the date on which the number of shares of Class B Common Stock then outstanding represents less than 25% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding. The capital structure resulting from the formation of the Delaware corporation was finalized on September 9, 1996 and the Company has 107,251,362 shares of Class B Common Stock outstanding.

  Key Employee Stock Purchase Plan

     As of April 30, 1996, the Company adopted the Key Employee Stock Purchase Plan (the "Plan") which provides for the issuance of up to 4,000,000 shares of Class B Common Stock to certain employees. In June 1996, the Company offered 2,775,000 shares of its Class B Common Stock to certain employees pursuant to the Plan, and subsequently sold 2,510,400 shares with proceeds of approximately $17,573. The shares sold thereby are subject to vesting and certain restrictions on transfer, may be redeemable prior to vesting and are subject to repurchase by the Company upon termination of employment. The Company has repurchased 50,000 of such shares. In addition, the Company granted, pursuant to this Plan, 107,000 restricted shares of Class B Common Stock to certain officers and employees of the Company. These shares are subject to vesting. Prior to vesting, these restricted grant shares are subject to forfeiture to the Company without consideration, upon termination of employment. 5,000 of such shares have been forfeited to the Company.

  1996 Equity Incentive Plan

     As of April 30, 1996, the Company adopted the 1996 Equity Incentive Plan and Ingram Industries approved the grant of options under this plan. In June 1996, the Company issued options at $7.00 per share to purchase an aggregate of approximately 4,800,000 shares of Class B Common Stock under its Equity Incentive Plan to all eligible employees of the Company. These options vest and generally become exercisable over five years from the issue date and expire eight years after the issue date.

  Split-Off, Reorganization and Exchange

     The Company plans to engage in a Split-Off, consisting of a Reorganization and an Exchange, from Ingram Industries and Ingram Entertainment. Pursuant to the Reorganization Agreement it is contemplated that the Company will retain all of the assets and liabilities associated with the Company's business and will indemnify Ingram Industries and Ingram Entertainment for all liabilities related to the Company's business and operations or otherwise assigned to the Company. In addition, the Reorganization Agreement provides for the sharing by the Company of approximately 73% of certain contingent assets and liabilities not allocated to one of the parties. The Company will assume a portion of Ingram Industries' debt in return for the extinguishment of intercompany indebtedness. The debt to be assumed by the Company includes an accounts receivable securitization program which will be transferred to the Company subsequent to the Split-Off. The Company will also enter into a $1 billion Credit Facility.

     In connection with the Reorganization Agreement, the Company is expected to enter into an employee benefits transfer and assumption agreement with Ingram Industries and Ingram Entertainment which will provide for the allocation of employee benefit assets and liabilities on a pro rata basis to each of the parties of the Split-Off. It is also contemplated that the Company will enter into a Tax Sharing Agreement. This Agreement will hold the Company liable for its allocable share of the consolidated federal and state income

                               INGRAM MICRO INC.
             (A WHOLLY-OWNED SUBSIDIARY OF INGRAM INDUSTRIES INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

tax liability for the year that includes the Split-Off and approximately 73% of any adjustment in excess of reserves already established by Ingram Industries for past federal or state tax liabilities of the Company, Ingram Industries or Ingram Entertainment. In addition, the Company will share in any refunds received. The Company will also enter into Transitional Service Agreements related to certain administration services including data processing.

     In conjunction with the Reorganization, the Company will consummate an exchange pursuant to which certain existing stockholders of Ingram Industries may exchange all or a portion of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company of equivalent value. If all stockholders were to exchange all eligible shares, they would receive 107,251,362 shares of Class B Common Stock. Pursuant to a Transfer Restrictions Agreement, the shares of Class B Common Stock received by employees of the Company, Ingram Industries or Ingram Entertainment in the Exchange are expected to be subject to repurchase by the Company upon termination of employment. The repurchase feature lapses upon consummation of an initial public offering. Although there can be no assurance, it is also contemplated that, on or after June 20, 1997, certain remaining stockholders of Ingram Industries will exchange their remaining shares of Ingram Industries common stock for shares of Ingram Entertainment common stock.

                                      LOGO

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (Subject to Completion)

Issued October 30, 1996

                               20,000,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK
                          ---------------------------


OF THE 20,000,000 SHARES OF CLASS A COMMON STOCK (THE "COMMON STOCK") OFFERED HEREBY, 4,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES
 AND CANADA BY THE INTERNATIONAL UNDERWRITERS, AND 16,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS.
  SEE "UNDERWRITERS." UP TO 2,300,000 OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING RESERVED FOR SALE TO CERTAIN INDIVIDUALS AND INGRAM
    INDUSTRIES INC. SEE "EMPLOYEE AND PRIORITY OFFERS." ALL SUCH SHARES ARE BEING OFFERED ON THE SAME TERMS AND CONDITIONS AS THE SHARES BEING
     OFFERED TO THE PUBLIC GENERALLY, AND ANY PURCHASERS OF SUCH SHARES WHO
      ARE AFFILIATES OF THE COMPANY WILL REPRESENT THAT ANY PURCHASES ARE BEING MADE FOR INVESTMENT PURPOSES ONLY. ALL OF THE SHARES OF
       COMMON STOCK OFFERED HEREBY ARE BEING ISSUED AND SOLD BY THE
       COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET
        FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED
        THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $17 AND
       $19 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS
       TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING
         PRICE. THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK,
         THE COMMON STOCK OFFERED HEREBY AND THE CLASS B COMMON STOCK
         (THE "CLASS B COMMON STOCK," AND COLLECTIVELY WITH THE COMMON
         STOCK, THE "COMMON EQUITY"). THE RIGHTS OF HOLDERS OF COMMON
           STOCK AND CLASS B COMMON STOCK ARE IDENTICAL EXCEPT FOR
           VOTING AND CONVERSION RIGHTS AND RESTRICTIONS ON
           TRANSFERABILITY. HOLDERS OF THE COMMON STOCK ARE
             ENTITLED TO ONE VOTE PER SHARE, AND HOLDERS OF THE
             CLASS B COMMON STOCK ARE ENTITLED TO TEN VOTES PER
              SHARE ON MOST MATTERS SUBJECT TO STOCKHOLDER VOTE.
              UPON THE CLOSING OF THIS OFFERING, THE INGRAM FAMILY STOCKHOLDERS (AS DEFINED HEREIN) WILL HAVE
              APPROXIMATELY 80.8% OF THE COMBINED VOTING POWER
                OF THE COMMON EQUITY (80.5% IF THE U.S.
                UNDERWRITERS EXERCISE THEIR OVER-ALLOTMENT
                OPTION IN FULL). THE COMMON STOCK HAS BEEN
                APPROVED FOR LISTING, SUBJECT TO OFFICIAL
                  NOTICE OF ISSUANCE, ON THE NEW YORK STOCK
                  EXCHANGE UNDER THE SYMBOL "IM."


                          ---------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN
                      RISKS ASSOCIATED WITH THIS OFFERING.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

                           PRICE $            A SHARE
                          ---------------------------

                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC           COMMISSIONS(1)         COMPANY(2)
                                            ---------------------------------------------------------------
Per Share..............................               $                    $                    $
Total(3)...............................               $                    $                    $

------------
   (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   (2) Before deducting expenses payable by the Company estimated at $1,400,000.

   (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,000,000 additional Shares at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, and proceeds to
       Company will be $        , $        and $        , respectively. See
       "Underwriters."
                          ---------------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about              ,
1996 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                          ---------------------------

MORGAN STANLEY & CO.
        International
                    THE ROBINSON-HUMPHREY COMPANY, INC.

                                      ALEX. BROWN & SONS
                                           INTERNATIONAL
                                                    HAMBRECHT & QUIST



            , 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL
     THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    [ALTERNATE PAGE FOR COMPANY PROSPECTUS]
PROSPECTUS (Subject to Completion)


Issued October 30, 1996


                                 200,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK

                          ---------------------------

                           OFFERING TO THE COMPANY'S
                          CHIEF EXECUTIVE OFFICER AND
                       CHAIRMAN OF THE BOARD OF DIRECTORS

                          ---------------------------


THE SHARES ARE BEING OFFERED DIRECTLY BY THE COMPANY. COMMON STOCK SOLD PURSUANT TO THIS OFFERING WILL BE ISSUED BY THE COMPANY AND WILL NOT BE UNDERWRITTEN OR
  SUBJECT TO THE ARRANGEMENTS DESCRIBED HEREIN UNDER "UNDERWRITERS."
    ACCORDINGLY, THE INFORMATION IN THE PUBLIC PROSPECTUS ON THE COVER PAGE
     AND IN THE CAPTION "UNDERWRITERS" IS NOT APPLICABLE. ALL PROCEEDS FROM
     THIS OFFERING WILL BE PAYABLE TO THE COMPANY AND WILL BE USED FOR
       GENERAL CORPORATE PURPOSES. THIS OFFERING IS CONDITIONED UPON THE
        COMPLETION OF THE COMPANY'S INITIAL PUBLIC OFFERING AND IS
          EXPECTED TO BE CONSUMMATED CONCURRENTLY WITH SUCH INITIAL
          PUBLIC OFFERING.


                          ---------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN
                      RISKS ASSOCIATED WITH THIS OFFERING.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

                          ---------------------------

                           PRICE $            A SHARE

                          ---------------------------

          , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the issuance and distribution of the securities registered pursuant to this Registration Statement is as follows:

        Securities and Exchange Commission registration fee..............  $ 112,139
        NYSE listing fee.................................................    151,100
        NASD filing fee..................................................     30,500
        Printing and engraving expenses..................................    250,000
        Accounting fees and expenses.....................................    130,000
        Legal fees and expenses..........................................    600,000
        Transfer Agent fees and expenses.................................     20,000
        Blue Sky fees and expenses and legal fees........................     70,000
        Miscellaneous....................................................     36,261
                                                                            --------
                  Total..................................................  $1,400,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Section 102 of the DGCL allows the Company to eliminate or limit the personal liability of a director to the Company or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

     Article Tenth of the Company's Certificate of Incorporation provides that the Company shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware Law. Each such indemnified party shall have the right to be paid by the Company for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Article Tenth of the Company's Certificate of Incorporation also provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     Reference is made to the underwriting agreement filed as an Exhibit hereto, pursuant to which the Underwriters will agree to indemnify officers and directors of the Company against certain liabilities under the Securities Act.

     As permitted by Delaware Law and the Company's Certificate of Incorporation, the Company maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the second quarter of 1996, the Company offered 2,775,000 shares of its Class B Common Stock to certain of its employees, of which 2,510,400 shares were purchased for $17.6 million. The shares were issued without registration under the Securities Act in reliance upon the exemptions from registration afforded by
Section 4(2) of the Securities Act, and Regulation D and Regulation S promulgated under the Securities Act. All such shares were issued pursuant to the Company's Key Employee Stock Purchase Plan and are subject to certain restrictions.

     Reference is made to "Management -- Rollover Plan; Incentive Stock Units" and "The Split-Off and the Reorganization -- The Split-Off " regarding shares, and options exercisable for shares, of the Company's Common Equity, to be issued in connection with the Split-Off, the purchasers thereof and the consideration therefor. Such issuances will occur without registration under the Securities Act in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) LIST OF EXHIBITS.


       1.01  --  Form of Underwriting Agreement
       3.01  --  Form of Certificate of Incorporation of the Registrant
       3.02  --  Form of Bylaws of the Registrant+
       3.03  --  Form of Amended and Restated Bylaws of the Registrant+
       4.01  --  Specimen Certificate for the Class A Common Stock, par value $0.01 per share, of the Registrant+
       5.01  --  Opinion of Davis Polk & Wardwell+
      10.01  --  Ingram Micro Inc. Executive Incentive Bonus Plan+
      10.02  --  Ingram Micro Inc. Management Incentive Bonus Plan+
      10.03  --  Ingram Micro Inc. General Employee Incentive Bonus Plan+
      10.04  --  Agreement dated as of December 21, 1994 between the Company and Jeffrey R.
                 Rodek+
      10.05  --  Agreement dated as of April 25, 1988 between the Company and Sanat K. Dutta+
      10.06  --  Agreement dated as of June 21, 1991 between the Company and
                 John Wm. Winkelhaus, II+
      10.07  --  Ingram Micro Inc. Rollover Stock Option Plan+
      10.08  --  Ingram Micro Inc. Key Employee Stock Purchase Plan+
      10.09  --  Ingram Micro Inc. 1996 Equity Incentive Plan+
      10.10  --  Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan+

      10.11  --  Severance Agreement dated as of June 1, 1996 among the Company, Ingram
                 Industries, Linwood A. Lacy, Jr., and NationsBank, N.A., as trustee of the
                 Linwood A. Lacy, Jr. 1996 Irrevocable Trust dated February 1996+
      10.12  --  Form of Credit Agreement dated as of October   , 1996 among the Company and
                 Ingram European Coordination Center N.V., Ingram Micro Singapore Pte Ltd., and
                 Ingram Micro Inc., as Borrowers and Guarantors, certain financial institutions, as the Lenders, NationsBank of Texas, N.A., as Administrative
                 Agent for the Lenders and The Bank of Nova Scotia as Documentation Agent for
                 the Lenders+
      10.13  --  Form of Amended and Restated Reorganization Agreement dated as of October 17,
                 1996 among the Company, Ingram Industries, and Ingram Entertainment+
      10.14  --  Form of Registration Rights Agreement to be dated as of the closing date of the Split-Off among the Company and the persons listed on the signature pages thereof+
      10.15  --  Form of Board Representation Agreement to be dated as of the closing date of the Split-Off among the Company and the persons listed on the signature pages thereof+
      10.16  --  Form of Thrift Plan Liquidity Agreement to be dated as of the closing date of the Split-Off among the Company and the Ingram Thrift Plan+
      10.17  --  Form of Tax Sharing and Tax Services Agreement to be dated as of the closing date of the Split-Off among the Company, Ingram Industries, and Ingram
                 Entertainment+
      10.18  --  Form of Master Services Agreement, to be dated as of the closing date of the
                 Split-Off between the Company and Ingram Industries+
      10.19  --  Form of Employee Benefits Transfer and Assumption Agreement to be dated as of the closing date of the Split-Off among the Company, Ingram Industries, and
                 Ingram Entertainment+
      10.20  --  Form of Data Center Services Agreement to be dated as of the closing date of the Split-Off among the Company, Ingram Book Company, and Ingram
                 Entertainment+
      10.21  --  Form of Amended and Restated Exchange Agreement dated as of October 17, 1996 among the Company, Ingram Industries, Ingram Entertainment and the other parties thereto+
      10.22  --  Agreement dated as of August 26, 1996 between the Company and Jerre L. Stead+
      10.23  --  Definitions for Ingram Funding Master Trust Agreements+
      10.24  --  Asset Purchase and Sale Agreement dated as of February 10, 1993 between Ingram
                 Industries and Ingram Funding+
      10.25  --  Pooling and Servicing Agreement dated as of February 10, 1993 among Ingram
                 Funding, Ingram Industries and Chemical Bank+
      10.26  --  Amendment No. 1 to the Pooling and Servicing Agreement dated as of February
                 12, 1993, the Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity Agreement dated as of February 12, 1993+
      10.27  --  Certificate Purchase Agreement dated as of July 23, 1993+
      10.28  --  Schedule of Certificate Purchase Agreements+
      10.29  --  Series 1993-1 Supplement to Ingram Funding Master Trust Pooling and Servicing
                 Agreement dated as of July 23, 1993+
      10.30  --  Schedule of Supplements to Ingram Funding Master Trust Pooling and Servicing
                 Agreement dated as of July 23, 1993+
      10.31  --  Letter of Credit Reimbursement Agreement dated as of February 10, 1993+
      10.32  --  Liquidity Agreement dated as of February 10, 1993+
      10.33  --  Amendment No. 2 to the Pooling and Servicing Agreement dated as of February
                 12, 1993, the Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity Agreement dated as of February 12, 1993

      10.34  --  Agreement dated as of October 10, 1996 between the Company and Michael J.
                 Grainger+
      10.35  --  Form of Repurchase Agreement
      21.01  --  Subsidiaries of the Registrant+
      23.01  --  Consent of Price Waterhouse LLP
      23.02  --  Consent of Davis Polk & Wardwell (included in their opinion filed as Exhibit
                 5.01)+
      24.01  --  Powers of Attorney of certain officers and directors of the Registrant+
      24.02  --  Power of Attorney of Jerre L. Stead+
      27.01  --  Financial Data Schedule (EDGAR version only)+
      99.01  --  Consent of J. Phillip Samper+
      99.02  --  Consent of Joe B. Wyatt+
      99.03  --  Consent of Don H. Davis, Jr.


---------------

 + Previously filed.


     (b) FINANCIAL STATEMENT SCHEDULES

     See Schedule II on page S-1. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the information is contained in the Consolidated Financial Statements and related notes and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Ingram Micro Inc. has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 30th day of October, 1996.


                                          INGRAM MICRO INC.

                                          By:   /s/  MICHAEL J. GRAINGER

                                            ------------------------------------
                                            Name:  Michael J. Grainger
                                            Title:   Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                    TITLE                         DATE
------------------------------------------    ------------------------------------  ------------------


*                                             Chief Executive Officer (Principal     October 30, 1996
------------------------------------------    Executive Officer); Chairman of the
Jerre L. Stead                                Board of Directors
/s/  MICHAEL J. GRAINGER                      Executive Vice President;              October 30, 1996
------------------------------------------    Chief Financial Officer
Michael J. Grainger                           (Principal Financial Officer and
                                              Principal Accounting Officer)
*                                             President and Chief Operating          October 30, 1996
------------------------------------------    Officer; Director
Jeffrey R. Rodek
*                                             Vice Chairman; Director                October 30, 1996
------------------------------------------
David R. Dukes
*                                             Director                               October 30, 1996
------------------------------------------
Martha R. Ingram
*                                             Director                               October 30, 1996
------------------------------------------
John R. Ingram
*                                             Director                               October 30, 1996
------------------------------------------
David B. Ingram
*                                             Director                               October 30, 1996
------------------------------------------
Philip M. Pfeffer
* Pursuant to Power of Attorney previously
  filed with the Commission.
/s/  MICHAEL J. GRAINGER                      Attorney-in-Fact                       October 30, 1996
------------------------------------------
Michael J. Grainger

                               INGRAM MICRO INC.

               SCHEDULE II  -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                     BALANCE AT     CHARGED TO                                  BALANCE
                                     BEGINNING      COSTS AND                                  AT END OF
            DESCRIPTION               OF YEAR        EXPENSES      OTHER(*)     DEDUCTIONS       YEAR
-----------------------------------  ----------     ----------     --------     ----------     ---------
Allowance for doubtful accounts
  receivable and sales returns:
  1995.............................   $ 25,668       $ 24,168       $  673       $(19,718)      $ 30,791
  1994.............................     18,594         20,931           (4)       (13,853)        25,668
  1993.............................     12,928         17,492        2,343        (14,169)        18,594
Inventory obsolescence:
  1995.............................   $ 10,706       $ 13,199       $  207       $(11,867)      $ 12,245
  1994.............................      9,431          9,410          257         (8,392)        10,706
  1993.............................      6,076          6,587          121         (3,353)         9,431

---------------
* Other includes recoveries, acquisitions and the effect of fluctuations in foreign currency.

                                 EXHIBIT INDEX



                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
    NUMBER                                                                                PAGE
       1.01   --  Form of Underwriting Agreement....................................
       3.01   --  Form of Certificate of Incorporation of the Registrant............
       3.02   --  Form of Bylaws of the Registrant+.................................
       3.03   --  Form of Amended and Restated Bylaws of the Registrant+............
       4.01   --  Specimen Certificate for the Class A Common Stock, par value $0.01 per share, of the Registrant+.....................................
       5.01   --  Opinion of Davis Polk & Wardwell+.................................
      10.01   --  Ingram Micro Inc. Executive Incentive Bonus Plan+.................
      10.02   --  Ingram Micro Inc. Management Incentive Bonus Plan+................
      10.03   --  Ingram Micro Inc. General Employee Incentive Bonus Plan+..........
      10.04   --  Agreement dated as of December 21, 1994 between the Company and
                  Jeffrey R. Rodek+.................................................
      10.05   --  Agreement dated as of April 25, 1988 between the Company and Sanat
                  K. Dutta+.........................................................
      10.06   --  Agreement dated as of June 21, 1991 between the Company and
                  John Wm. Winkelhaus, II+..........................................
      10.07   --  Ingram Micro Inc. Rollover Stock Option Plan+.....................
      10.08   --  Ingram Micro Inc. Key Employee Stock Purchase Plan+...............
      10.09   --  Ingram Micro Inc. 1996 Equity Incentive Plan+.....................
      10.10   --  Ingram Micro Inc. Amended and Restated 1996 Equity Incentive
                  Plan+.............................................................
      10.11   --  Severance Agreement dated as of June 1, 1996 among the Company,
                  Ingram Industries, Linwood A. Lacy, Jr., and NationsBank, N.A., as
                  trustee of the Linwood A. Lacy, Jr. 1996 Irrevocable Trust dated
                  February 1996+....................................................
      10.12   --  Form of Credit Agreement dated as of October   , 1996 among the
                  Company and Ingram European Coordination Center N.V., Ingram Micro
                  Singapore Pte Ltd., and Ingram Micro Inc., as Borrowers and
                  Guarantors, certain financial institutions, as the Lenders,
                  NationsBank of Texas, N.A., as Administrative Agent for the
                  Lenders and The Bank of Nova Scotia as Documentation Agent for the
                  Lenders+..........................................................
      10.13   --  Form of Amended and Restated Reorganization Agreement dated as of
                  October 17, 1996 among the Company, Ingram Industries, and Ingram
                  Entertainment+....................................................
      10.14   --  Form of Registration Rights Agreement to be dated as of the closing date of the Split-Off among the Company and the persons listed on the signature pages thereof+............................
      10.15   --  Form of Board Representation Agreement to be dated as of the closing date of the Split-Off among the Company and the persons listed on the signature pages thereof+............................
      10.16   --  Form of Thrift Plan Liquidity Agreement to be dated as of the closing date of the Split-Off among the Company and the Ingram
                  Thrift Plan+......................................................
      10.17   --  Form of Tax Sharing and Tax Services Agreement to be dated as of the closing date of the Split-Off among the Company, Ingram
                  Industries, and Ingram Entertainment+.............................
      10.18   --  Form of Master Services Agreement, to be dated as of the closing date of the Split-Off between the Company and Ingram
                  Industries+.......................................................

                                                                                      SEQUENTIALLY
    EXHIBIT                                                                             NUMBERED
    NUMBER                                                                                PAGE
      10.19   --  Form of Employee Benefits Transfer and Assumption Agreement to be
                  dated as of the closing date of the Split-Off among the Company,
                  Ingram Industries, and Ingram Entertainment+......................
      10.20   --  Form of Data Center Services Agreement to be dated as of the closing date of the Split-Off among the Company, Ingram Book
                  Company, and Ingram Entertainment+................................
      10.21   --  Form of Amended and Restated Exchange Agreement dated as of
                  October 17, 1996 among the Company, Ingram Industries, Ingram
                  Entertainment and the other parties thereto+......................
      10.22   --  Agreement dated as of August 26, 1996 between the Company and
                  Jerre L. Stead+...................................................
      10.23   --  Definitions for Ingram Funding Master Trust Agreements+...........
      10.24   --  Asset Purchase and Sale Agreement dated as of February 10, 1993 between Ingram Industries and Ingram Funding+.....................
      10.25   --  Pooling and Servicing Agreement dated as of February 10, 1993 among Ingram Funding, Ingram Industries and Chemical Bank+........
      10.26   --  Amendment No. 1 to the Pooling and Servicing Agreement dated as of
                  February 12, 1993, the Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity Agreement dated as of
                  February 12, 1993+................................................
      10.27   --  Certificate Purchase Agreement dated as of July 23, 1993+.........
      10.28   --  Schedule of Certificate Purchase Agreements+......................
      10.29   --  Series 1993-1 Supplement to Ingram Funding Master Trust Pooling
                  and Servicing Agreement dated as of July 23, 1993+................
      10.30   --  Schedule of Supplements to Ingram Funding Master Trust Pooling and
                  Servicing Agreement dated as of July 23, 1993+....................
      10.31   --  Letter of Credit Reimbursement Agreement dated as of February 10,
                  1993+.............................................................
      10.32   --  Liquidity Agreement dated as of February 10, 1993+................
      10.33   --  Amendment No. 2 to the Pooling and Servicing Agreement dated as of
                  February 12, 1993, the Asset Purchase and Sale Agreement dated as of February 12, 1993, and the Liquidity Agreement dated as of
                  February 12, 1993.................................................
      10.34   --  Agreement dated as of October 10, 1996 between the Company and
                  Michael J. Grainger+..............................................
      10.35   --  Form of Repurchase Agreement......................................
      21.01   --  Subsidiaries of the Registrant+...................................
      23.01   --  Consent of Price Waterhouse LLP...................................
      23.02   --  Consent of Davis Polk & Wardwell (included in their opinion filed as Exhibit 5.01)+.................................................
      24.01   --  Powers of Attorney of certain officers and directors of the
                  Registrant+.......................................................
      24.02   --  Power of Attorney of Jerre L. Stead+..............................
      27.01   --  Financial Data Schedule (EDGAR version only)+.....................
      99.01   --  Consent of J. Phillip Samper+.....................................
      99.02   --  Consent of Joe B. Wyatt+..........................................
      99.03   --  Consent of Don H. Davis, Jr.......................................


---------------

 + Previously filed.